CONFORMED COPY

Mesquite Gold Mine Project
Credit Agreement relating to a US$105,000,000 Term Loan Facility

Dated 30 March 2007

Western Mesquite Mines, Inc.
(as Borrower)

Western Goldfields, Inc.
(as Guarantor)

Investec Bank (UK) Limited
(as Arranger)

Investec Bank (UK) Limited
(as Agent)

Investec Bank (UK) Limited
(as Security Trustee)

The Banks

The Hedging Banks

DentonWildeSapte...
One Fleet Place	T+44 (0)20 7242 1212
London EC4M 7WS	F +44 (0)20 7246 7777
United Kingdom	info@dentonwildesapte.com
www.dentonwildesapte.com

Contents

1	Definitions and interpretation	1

2	Facility	24

3	Conditions precedent	25

4	Drawdown	25

5	Interest	27

6	Repayment of Loan	28

7	Cancellation	30

8	Changes in circumstances	31

9	Payments and deliveries	33

10	Representations and warranties	36

11	Undertakings	42

12	Facility Accounts and Permitted Investments	52

13	Triggers	55

14	Default	59

15	Fees and expenses	61

16	Amendments and waivers	63

17	Set-off	64

18	Pro rata sharing	64

19	The Agent	66

20	Miscellaneous	71

21	Notices	71

22	Assignments, transfers and syndication	73

23	Indemnities	76

24	Confidentiality	77

25	Law and jurisdiction	78

Contents (i)

Contents (ii)

Credit Agreement

Dated 30 March 2007

Between:

(1)	Western Mesquite Mines, Inc., a Nevada corporation, with its principal executive office at 6502 E. Highway 78, Brawley, California 92277 (the Borrower);

(2)	Western Goldfields, Inc., an Idaho corporation, with its principal executive office at 2 Bloor Street West, Suite 2102, Box 110, Toronto, Ontario, Canada M4W 3E2 (the Guarantor);

(3)	Investec Bank (UK) Limited of 2 Gresham Street, London EC2V 7QP, United Kingdom (the Arranger);

(4)	Investec Bank (UK) Limited of 2 Gresham Street, London EC2V 7QP, United Kingdom (the Agent);

(5)	Investec Bank (UK) Limited of 2 Gresham Street, London EC2V 7QP, United Kingdom (the Security Trustee);

(6)	The financial institutions listed in Schedule 1 Part A, as Banks; and

(7)	The financial institutions listed in Schedule 1 Part B, as Hedging Banks.

It is agreed:

1	Definitions and interpretation

1.1	Definitions

In this Agreement:

Account Bank means Bank of America Corporation and its successors in title and each successor Account Bank from time to time appointed by the Borrower with the consent of the Agent (not to be unreasonably withheld or delayed).

Account Control Agreement means the agreement dated on or about the date of this Agreement entered into between the Borrower, the Security Trustee and the Account Bank.

Accounts means, in respect of the Borrower, its unaudited accounts and in respect of the Guarantor, its audited consolidated accounts (in each case including all additional information and notes to the accounts), together with any relevant directors' report and auditors' report.

Additional Cost Rate has the meaning given in Schedule 9.

Additional Drawing Conditions mean each of the following:

(a)	in accordance with the Base Case Model (which shall be consistent with the Development Plan) the:

(i)	Project Life Cover Ratio is greater than 2:0;

(ii)	Loan Life Cover Ratio is greater than 1.7:0;

(iii)	forward looking Debt Service Cover Ratio is greater than 1.5:0; and

(iv)	Reserve Tail is greater than 30 per cent,

in each case as such terms are defined in the Base Case Model;

(b)	appropriate revisions have been agreed and made to the Approved Hedging Programme;

(c)	no Default or Trigger has occurred and is continuing or would occur as a result of making the relevant Advance; and

(d)	the repayment schedule set out in Schedule 6 has been amended to the extent necessary to reflect the amount of the Loan on the basis that the relevant Advance is made.

Advance means an advance made or to be made to the Borrower under the Facility or, as the case may be, the outstanding principal amount of any such advance (including, for the avoidance of doubt, any such Advances as consolidated in accordance with Clause 5.2.6).

Affiliate means, in relation to a person or entity, a Subsidiary or a Holding Company of that person or entity and any other Subsidiary of that Holding Company.

Agency Fees Letter means the letter dated on or about the date of this Agreement from the Agent to the Borrower relating to certain fees payable to the Agent by the Borrower in relation to the Financing Documents, being described on its face as the "Agency Fees Letter".

Agent means Investec Bank (UK) Limited in its capacity as agent for the Banks, its successors in title and each successor appointed in accordance with Clause 19.

Agreed Insurance Programme means the insurance programme entered into by the Borrower and the Agent on or prior to the Effective Date and relating to the insurances to be effected and maintained by the Borrower in relation to the Project throughout the Security Period, such programme to include, without limitation:

(a)	undertakings from the Borrower in relation to the insurances to be effected and maintained;

(b)
details of the insurance policies to be effected and maintained, including details as to the type of cover, the names of the insured parties, details of the property insured, commencement and expiry dates, levels of insurance cover, maximum deductibles, geographical limits and principal extensions and exclusions;

(c)	to the extent not included in the Security Documents, a form of notice of assignment of insurances;

(d)	full wording of the Financing Party endorsements; and

(e)	a form of broker's letter to the Agent,

as the same may be amended from time to time with the consent of the Borrower and the Agent.

Approved Committed Equity means Committed Equity in an amount no greater than the lesser of:

(a)	US$20,000,000; and

(b)	such amount as would ensure that, on the making of the relevant Advance, the ratio of the Loan to Equity is no greater than 80:20.

Approved Fuel Hedging Counterparty means any Qualifying Bank other than a Bank or a Hedging Bank that has been approved in writing by the Agent (acting on the instructions of the Majority Banks, such approval not to be unreasonably withheld or delayed).

Approved Fuel Hedging Derivative Transaction means any Derivative Transaction for the forward purchase of fuel or other options strategies relating to the purchase of fuel by the Borrower that has been approved in writing by the Agent (acting on the instructions of the Majority Banks, such approval not to be unreasonably withheld or delayed).

Approved Fuel Hedging Document means any document relating to an Approved Fuel Hedging Derivative Transaction entered into by the Borrower with an Approved Fuel Hedging Counterparty.

Approved Fuel Hedging Expenses means in respect of a period, all amounts payable during that period in respect of the Borrower's liabilities under any Approved Fuel Hedging Document.

Approved Hedging Programme means the approved hedging programme entered into by the Borrower and the Hedging Banks on or prior to the Effective Date and relating to the Derivative Transactions to be entered into between the Borrower and the Hedging Banks for the Facility and relating to the Project, as the same may be amended from time to time with the consent of the Borrower, the Agent and the Hedging Banks.

Arrangement Fee Letter means the letter dated on or about the date of this Agreement from the Arranger to the Borrower relating to arrangement fees for the Facility, being described on its face as the "Arrangement Fee Letter".

Assets means all such assets and rights to enable the Borrower (or a prudent mining developer and operator) to design, construct, own, operate, manage, maintain and repair a project such as the Project, in accordance with the Transaction Documents, including:

(a)	land and buildings;

(b)	any equipment or other property (whether acquired, leased or held and used or intended for use in connection with the Project);

(c)	books and records (including operating and maintenance manuals, health and safety manuals, design and other technical information);

(d)	spare parts, tools and other assets;

(e)	any contractual rights;

(f)	intellectual property rights,

and including all works and operations in connection with the construction, development, expansion, maintenance and operation of the Mesquite Mine.

Auditors means H.J. and Associates, PriceWaterhouseCoopers or any other firm of chartered accountants of internationally recognised standing that has been appointed as auditors of the Guarantor.

Available Commitment means, in relation to a Bank, its Commitment in the Facility less its Participation in the Loan.

Available Facility means the aggregate of the Available Commitments.

Availability Period means the period starting on the date of this Agreement and ending on:

(a)	in respect of US$ 85,000,000 of the total Commitments, the earlier of the Completion Date and the Longstop Date; and

(b)	in respect of the total Commitments available for refinancing the Approved Committed Equity, the date falling 12 Months after the Completion Date.

Bank Liabilities means all obligations and liabilities (whether present or future, actual or contingent, as principal or surety and whether severally or jointly) of the Security Companies to the Financing Parties under or arising out of or in connection with the Financing Documents.

Banks means the banks and other financial institutions listed as such in Schedule 1, Part A and any Bank transferee pursuant to a Transfer Certificate, together with their respective successors in title, and Bank means any of them, provided that any bank or financial institution which transfers all of its Commitment and Participation (as applicable) in accordance with Clause 22 shall cease to be a Bank.

Banks' Advisers means the Banks' Insurance Adviser, the Independent Technical Consultant, the Banks' Model Auditor, the Banks' Legal Advisers and such other advisers or consultants as the Agent may appoint in connection with the Project or any Transaction Document with the prior approval of the Majority Banks (but to avoid doubt, excluding any such advisers or consultants individually appointed by any Bank (other than the Agent)) and Bank's Adviser means any of them.

Banks' Insurance Adviser means Willis or such other person or entity as the Agent may appoint to perform such role with the prior approval of the Majority Banks.

Banks' Legal Advisers means Denton Wilde Sapte LLP in respect of matters of English law, Holland & Hart LLP in respect of matters of US law or such other person(s) or entity(ies) as the Agent may appoint to perform any such role with the prior approval of the Majority Banks.

Banks' Model Auditor means Duff & Phelps LLC or such other person or entity as the Agent may appoint to perform such role with the prior approval of the Majority Banks.

Base Case Model means the projected production, income and expenditure of the Borrower (in respect of each Monthly period for the period from the date of this Agreement until the Target Completion Date and thereafter in respect of each six Month period) based on the Development Plan, Reserve Statement and on prudent assumptions and agreed by the Borrower and the Agent as the base case model for the purposes of this Agreement and delivered in accordance with Schedule 2, Part 1, paragraph 3(e), including the methodology used for computing such projections.

Break Costs means the amount (if any) by which:

(a)
the interest which a Bank should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period in respect of that Advance or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period, exceeds:

(b)
the amount which that Bank would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York.

Capital Expenditure means any expenditure which will be treated as capital expenditure in accordance with United States GAAP.

Capital Lease means any lease or hire purchase contract which would, in accordance with United States GAAP, be treated as a finance or capital lease.

Certified Copy means, in relation to a document, a copy of that document bearing the endorsement "Certified a true, complete and accurate copy of the original", which has been signed and dated by a duly authorised officer of the relevant company and which complies with that endorsement.

CFADS means, in respect of a period, the cash flow available for Debt Service in respect of that period, and shall be equal to Operating Revenues for that period less Operating Costs for that period.

Commitment means, in relation to a Bank, the amount which that Bank has committed to the Facility. The initial Commitment of each Bank in respect of the Facility is set out opposite its name in Schedule 1, Part A or the amount of Commitment transferred to such bank pursuant to Clause 22 as set out in the relevant Transfer Certificate.

Committed Equity means US$48,400,000 of Equity.

Commitment Fees means the fees payable by the Borrower pursuant to Clause 15.4.

Completion means the satisfaction and completion by the Borrower of the Completion Test as certified by the Independent Technical Consultant (with respect to the technical and performance tests) and as certified by the Agent to the Borrower and the other Financing Parties in accordance with the procedure set out in the Completion Test.

Completion Date means the date on which Completion occurs.

Completion Test means the tests and conditions set out in the document referred to in Schedule 2 Part 1, paragraph 7.

Compliance Certificate means a certificate executed by an authorised officer of the Borrower, in the form set out in Schedule 5.

Consent to Assignment means, for any Material Contract, a written consent to the collateral assignment of such Material Contract to the Secured Parties under the Security Agreement substantially in the form of Schedule 12, together with such amendments or supplements as are reasonably required by the Agent having regard to such Material Contract and the rights and obligations arising thereunder.

Cost Overrun means Capital Expenditure or Operating Costs, not being a Variation, incurred or to be incurred by the Borrower to achieve Completion that have been certified in writing by the Agent (in consultation with the Independent Technical Consultant) as not having been provided for adequately in the Base Case Model and the Initial Development Plan having taken account of:

(a)	any contingency amount or items provided for in the Base Case Model and the Development Plan; and

(b)	other line items in the Base Case Model and the Development Plan that could be applied in respect of such Capital Expenditure or Operating Costs to the extent that those line items have either:

(i)	already been completed and the Capital Expenditure or Operating Costs applied in completing those line items was less than anticipated in the Base Case Model and the Development Plan; or

(ii)
not been completed but the Borrower has demonstrated to the satisfaction of the Agent (in consultation with the Independent Technical Consultant) that the Capital Expenditure or Operating Costs to be applied in completing those line items will be less than is anticipated in the Base Case Model and the Development Plan.

Cost Overrun Account means the account of that name held and maintained by the Borrower pursuant to Clause 12.7.

Costs Certificate means a certificate of the Borrower in the form attached at Schedule 4 certifying that the amounts in respect of which the relevant Advance is to be applied are Permitted Capital Expenditure or Operating Costs and certifying:

(a)	the value of the works completed (not being Cost Overruns or Variations) as at the date of the relevant certificate and the amount which is due to be paid in connection with such completed works;

(b)
all other amounts to be paid as part of such Permitted Capital Expenditure (not being Cost Overruns or Variations) or Operating Costs and, in respect of any such items of Permitted Capital Expenditure with a value of US$250,000 or more, itemizing the same; and

(c)	any Cost Overruns and approved Variations and itemizing any Permitted Capital Expenditures in relation to the same.

Dangerous Materials means any element or substance, whether consisting of gas, liquid, solid or vapour, identified by any applicable Environmental Law to be, to have been, or to be capable of being or becoming, harmful to mankind, human senses or any living organism or ecological system or damaging to the Environment.

Debt means the aggregate of:

(a)	the Bank Liabilities; and

(b)	the Hedging Liabilities (if any).

Debt Service means, in respect of a period, the amount of Financing Costs and Financing Principal payable during that period.

Debt Service Reserve Account means the account held and maintained by the Borrower pursuant to Clause 12.6.

Deed of Trust means the deed of trust dated on or about the date of this Agreement and entered into between the Borrower and the Security Trustee.

Default means an Event of Default or any event or circumstance specified in Clause 14 which would (with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any condition under the Financing Documents or any combination of any of the foregoing) be an Event of Default.

Derivative Transaction means any transaction which is (a) a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, forward commodity transaction, credit derivative transaction, repurchase or reverse repurchase transaction, securities lending transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or (b) any combination of these transactions.

Development Plan means the Initial Development Plan or the latest Development Plan (if any) delivered to and approved by, the Agent in accordance with Clause 11.1 (c).

Disposal means a sale, assignment, transfer or other disposition or disposal (including byway of lease or loan) by a person or entity of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time.

Distribution means any payment, repayment, dividend, redemption, discharge by way of set-off, counterclaim or otherwise or other distribution, whether in cash or in kind, made by or on behalf of the Borrower to the Guarantor or any other Affiliate howsoever the same may arise and whether pursuant to the terms of an agreement or otherwise, provided that the following payments shall not constitute Distributions:

(a)	payments by the Borrower to the Guarantor in accordance with the Management Agreement; and

(b)	payments by the Borrower to the Guarantor to reimburse the Guarantor for costs incurred by it in accordance with the Development Plan and the Base Case Model.

Distributions Account means the account held and maintained by the Borrower pursuant to Clause 12.

Drawdown Date means the date on which an Advance is made, or is proposed to be made, as the case may be.

Drawdown Notice means a notice substantially in the form set out in Schedule 3.

Effective Date has the meaning given to it by Clause 3.1.

Encumbrance means any mortgage, charge, pledge, lien, assignment by way of security, retention of title provision, or other security interest securing any obligation of any person or entity or any other agreement or arrangement in any jurisdiction having a similar effect.

Environment means all or any of the following media: air (including air within buildings or other structures and whether above or below ground); land (including buildings and any other structures or erections in, on or under it and any soil and anything below the surface of land); land covered with water; and water (including sea, ground and surface water).

Environmental Authorisations means all permits, consents, consent decrees, licences and authorisations required pursuant to applicable Environmental Law for any of the development of the Project and operation of the Mining Operations.

Environmental Law means any Law concerning:

(a)	pollution or contamination of the Environment or the removal, abatement, remediation or reclamation thereof or other response thereto;

(b)	harm, whether actual or potential, to mankind and human senses, living organisms and ecological systems;

(c)	the generation, manufacture, processing, management, distribution, use (including abuse), treatment, storage, disposal, transport or handling of Dangerous Materials; or

(d)
the emission, leak, release or discharge into the Environment of any noise, vibration, dust, fumes, gas, odours, smoke, steam, effluvia, heat, light, radiation (of any kind), infection, electricity or any Dangerous Material and any matter or thing capable of constituting a nuisance or an actionable tort of any kind in respect of such matters;

provided that where the Equator Principles would impose a greater obligation or standard than any applicable Environmental Law, those Equator Principles shall be deemed to be an Environmental Law for the purposes of this definition to the extent such Equator Principles are by their terms applicable to the Borrower or the Project and provided further that the Equator Principles will not apply to the Borrower or the Project at any time if such application of, or the Borrower's or the Project's compliance with, the Equator Principles will breach or otherwise result in a non-compliance with any Law applying to the Borrower or the Project at that time.

Equator Principles mean the framework principles entitled the Equator Principles adopted by the World Bank/International Finance Corporation and various other financial institutions in determining, assessing and managing environmental and social risk in project financing as updated by such institutions from time to time.

Equipment Purchase Orders means the following purchase orders made by the Borrower for equipment in connection with the Project:

(a)	No. 2976 to Empire Machinery for the purchase of two O&K hydraulic excavators;

(b)	No. 2977 to Terex Corporation for the purchase of eleven unit rigs model MT3700AC;

(c)	No. 2978 to Empire Machinery for the purchase of two Caterpillar 16M graders;

(d)	No. 2979 to Empire Machinery for the purchase of three Drilltech drill rigs;

(e)	No. 2980 to Empire Machinery for the purchase of Caterpillar 834H wheel dozer;

(f)	No. 2981 to Empire Machinery for the purchase of two Caterpillar D10T tractors;

(g)	No. 2982 to Empire Machinery for the purchase of two 777 off-highway water trucks; (h) No. 2983 to GCR Tire Center for the purchase of truck tires; and

(i)	No. 2974 to LeTourneau Sales & Service for the purchase of one L-1350 Front End Loader Base Machine and related items.

Equity means, at any time, the aggregate of:

(a)	the amount of the fully paid up ordinary share capital in the Borrower subscribed for in cash at that time; and

(b)	Subordinated Debt.

Event of Default any event or circumstance specified as such in Clause 14.

Excess Cashflow means, on any Repayment Date, the amount by which A exceeds B where:

A
is the amount (as estimated by the Borrower on the Business Day falling 2 Business Days before the relevant Repayment Date) that will be standing to the credit of the Proceeds Account on that Repayment Date following the payments or transfers referred to in Clauses 12.5.2(a) to 12.5.2(d) less the amount, if any, actually standing to the credit of the Proceeds Account on the previous Repayment Date following the payments or transfers made on that previous Repayment Date in accordance with Clauses 12.5.2(a) to 12.5.2(d), that was retained in the Proceeds Account; and

B	is US$4,000,000.

Excluded Taxes means:

(a)
Tax assessed on a Financing Party under the Law of the jurisdiction in which that Financing Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Financing Party is treated as resident for tax purposes or under the Law of the jurisdiction in which that Financing Party's Facility Office is located, in respect of amounts received or receivable in that jurisdiction if, in either case, that Tax is imposed or calculated by reference to the net income received or receivable by that Financing Party;

(b)
for any period with respect to which a Financing Party has failed to provide the Borrower with the forms required by Clause 9.7.4, any United States withholding tax imposed by reason of such failure; and

(c)
any Taxes imposed as a direct result of a Financing Party voluntarily effecting a change after the date of this Agreement in its jurisdiction of principal operations (but excluding any change as a result of, or in response to, any Law or change in Law after the date of this Agreement).

Facility means the US Dollar term loan facility granted to the Borrower under this Agreement.

Facility Accounts means each account listed in Clause 12.2.1.

Facility Limit means US$105,000,000 as increased, reduced or cancelled in accordance with the express terms of this Agreement.

Facility Office means the office or offices notified by a Bank to the Agent in writing on or before the date it becomes a Bank (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

Feasibility Study means the study titled "Feasibility Study on the Mesquite Mine Expansion, Imperial County, California", prepared by Micon International Limited and dated 15 August 2006 delivered to the Agent prior to the date of this Agreement, and including any further studies conducted by the Borrower or pursuant to the Bank's due diligence process prior to the Effective Date.

Fees Letters means the Arrangement Fee Letter and the Agency Fees Letter.

Final Hedging Maturity Date means 31 December 2014.

Final Repayment Date means 31 December 2014, or such earlier date as the Loan is repaid in full.

Financial Year means the calendar year ending 31 December of that year.

Financing Costs means, in respect of a period, the aggregate of:

(a)
interest paid or payable in that period under this Agreement (including default interest paid or payable pursuant to Clause 5.4) and any sums paid or payable in respect of Clauses 8.1, 8.2, 8.6 and 9.7; and

(b)	all commitment fees paid or payable under Clause 15.4 and fees paid or payable pursuant to Clause 15.6 and the Agency Fees Letter,

plus net payments, if any, by the Borrower under any Hedging Document in that period or less net payments, if any, to the Borrower under any Hedging Document in that period (as the case may be).

Financing Documents means all or any of:

(a)	this Agreement;

(b)	the Intercreditor Agreement;

(c)	the Hedging Documents;

(d)	the Security Documents;

(e)	the Fees Letters; and

(f)
such other agreements and documents in respect of the Facility and the Project entered into from time to time pursuant to any of the foregoing to which any of the Security Companies or Key Contractual Counterparties are a counterparty with any Financing Party or Hedging Bank and which (i) are in form and substance satisfactory to the Borrower and (ii) the Agent determines shall be a Financing Document.

Financing Parties means the Agent, the Arranger, the Security Trustee and the Banks and Financing Party means any of them.

Financing Principal means, in respect of a period, principal repaid or repayable under this Agreement in that period.

First Repayment Date means 31 December 2008.

Guarantee means the guarantee issued by the Guarantor on or about the date of this Agreement in favour of the Security Trustee guaranteeing the obligations of the Borrower under the Financing Documents.

Hedging Banks means the banks and financial institutions listed as such in Schedule 1, Part B and their respective assignees, transferees or successors in title under the Hedging Documents with respect to transfers or assignments made in accordance with Clause 22.6 and Hedging Bank means any of them, provided that any bank or financial institution which transfers all its rights and obligations under the Hedging Documents shall cease to be a Hedging Bank.

Hedging Documents means:

(a)	the ISDA Master Agreements and schedules thereto between the Borrower and any Hedging Bank;

(b)
each other document entered into by the Borrower and any Hedging Bank from time to time confirming each transaction entered into pursuant to any such ISDA Master Agreement and the schedule thereto; and

(c)	any other agreement entered into by the Borrower with any Hedging Bank pursuant to the Approved Hedging Programme or in respect of Hedging Liabilities.

Hedging Expenses means in respect of a period, all amounts payable during that period in respect of the Borrower's Hedging Liabilities.

Hedging Liabilities means all Indebtedness of the Borrower to the Hedging Banks under any Permitted Hedging Transaction.

Historic DSCR means, as at a Repayment Date and the Completion Date and in respect of the 6 Month period immediately preceding that Repayment Date or, as the case may be, the Completion Date, the ratio of:

(a)	the CFADS of the Borrower for that 6 Month period; to

(b)	the Debt Service of the Borrower for that 6 Month period.

Holding Company means (i) in respect of any corporation, any person or entity which directly or indirectly, owns or controls more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the board of directors or such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) at the time (ii) in respect of any partnership, joint venture, limited liability company or other entity, any person or entity which directly or indirectly, owns or controls more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, limited liability company, joint venture or other entity at the time.

Indebtedness means, any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any form of acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any Capital Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction having the commercial effect of a borrowing;

(g)	any Derivative Transaction;

(h)
the supply of any goods or services on payment terms in excess of 180 days (excluding any terms agreed in the ordinary course of business for scheduled payments against supplies being made over a period in excess of 180 days) or the supply of any goods or services which is more than 180 days past the original due date for payment;

(i)	any counter-indemnity obligation in respect of the guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(j)	any shares which are expressed to be redeemable;

(k)	trade creditors in the ordinary course of business but only if in a total aggregate amount at any time greater than US$5,000,000 (or its equivalent in any other currency); and

(l)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (k) above.

When calculating the value of any such Derivative Transaction for the purpose of the definition of Indebtedness such value shall be as determined by the Agent (acting reasonably) to be the gross marked to market value and shall only be taken into account if such value results in a gross exposure to such person or entity.

Independent Technical Consultant means Chlumsky Armbrust & Meyer LLC or such other independent technical consultant as maybe appointed by the Agent (acting on the instructions of the Majority Banks) and agreed by the Borrower (acting reasonably) from time to time.

Initial Development Plan means the business plans for the Borrower and the Mining Operations respectively describing the nature and extent of, and prospects for, the Borrower's businesses and operations as set out in the Feasibility Study (and which shall incorporate the Reserve Statement, the Base Case Model and Operating Budget), delivered pursuant to Schedule 2, Part 1, paragraph 3(f).

Information Package means:

(a)	the Feasibility Study;

(b)	the Accounts of the Borrower for the 2006 Financial Year;

(c)	the Accounts of the Guarantor for the 2006 Financial Year;

(d)	the unaudited results of the Borrower and the Guarantor for the first 3 Months of 2007;

(e)	copies of the Mineral Lease and Landfill Facilities Lease Agreement, the Equipment Purchase Orders and the Refining Agreement;

(f)	a draft copy of the Management Agreement; and

(g)	the Initial Development Plan (including the Base Case Model).

Insurances means, at any time, the insurances effected and maintained at such time pursuant to the Agreed Insurance Programme.

Insurers means, at any time, the insurers and underwriters of all or any of the risks insured under the Insurances at that time, or any of them as approved by the Agent pursuant to the Agreed Insurance Programme.

Intercreditor Agreement means the intercreditor agreement between the Borrower, the Guarantor, the Agent, the Security Trustee, the Banks and the Hedging Banks dated on or about the date of this Agreement.

Interest Date means the last day of an Interest Period.

Interest Margin means in respect of each Advance:

(a)	2.20 per cent per annum from the date of this Agreement until the Interest Date immediately following the Completion Date; and

(b)	1.75 per cent per annum following the Interest Date immediately following the Completion Date.

Interest Period means, in relation to an Advance, each period determined in accordance with Clause 5.2 and, in relation to an Unpaid Sum, each period determined in accordance with Clause 5.3.

ISDA Master Agreement means the ISDA Master Agreement (Multicurrency-Cross Border) as published in 2002 by the International Swap and Derivatives Association Inc..

ITC Report means the report (including an environmental appraisal) by the Independent Technical Consultant in the agreed form to be prepared every 3 Months from the period commencing as at the date of this Agreement until the Completion Date and from the Completion Date on an annual basis or as may be otherwise requested by the Agent (acting on the instructions of the Majority Banks) from time to time.

Key Contractual Counterparty means:

(a)	the Refiner;

(b)
any other person or entity (other than a Security Party) who, after the date of this Agreement, enters into a Material Contract of the type listed in paragraph (f) of the definition of Material Contract and who the Agent reasonably determines should be a "Key Contractual Counterparty".

Law means any applicable legislation, any common or customary law, constitution, decree, judgment, order, ordinance, treaty, regulation or other legislative measure in any jurisdiction having legal or judicial effect whether of a civil or criminal nature.

Leach Pad Construction Contract means the contract entered or to be entered into by the Borrower and a contractor relating to the leach pad construction work contemplated in the Initial Development Plan and Base Case Model, in a form and substance satisfactory to the Agent (acting reasonably).

LIBOR means, in relation to any Advance:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for US Dollars for the Interest Period of that Advance) the arithmetic mean (rounded upwards to four decimal places) of the rates as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 am on the Quotation Day for the offering of deposits in US Dollars and for a period comparable to the Interest Period for that Advance.

Loan means, from time to time, the aggregate of all Advances outstanding at such time.

Longstop Date means the date falling 6 Months after the Target Completion Date.

Majority Banks means:

(a)	whilst no Event of Default is continuing:

(i)	a Bank or Banks whose Participations; and

(ii)	Hedging Bank or Hedging Banks whose Hedging Liabilities,

together exceed 66 2/3 per cent. of the aggregate of the Loan and the Hedging Liabilities or, at any time when no Advance is outstanding, a Bank or Banks whose Commitments and Hedging Bank or Hedging Banks whose Hedging Liabilities together exceed 66 2/3 per cent. of the aggregate of the total Commitments and the Hedging Liabilities,

PROVIDED THAT, for purposes of making the required calculations of the aggregate of the Loan and the Hedging Liabilities in order to determine whether "Majority Banks" exist, the Hedging Liabilities shall not at any time exceed 75% of the Loan; and

(b)	whilst an Event of Default is continuing:

(i)	a Bank or Banks whose Participations; and

(ii)	Hedging Bank or Hedging Banks whose Hedging Liabilities,

together exceed 66 2/3 per cent. of the aggregate of the Loan and the Hedging Liabilities or, at any time when no Advance is outstanding, a Bank or Banks whose Commitments and Hedging Bank or Hedging Banks whose Hedging Liabilities together exceed 66 2/3 per cent. of the aggregate of the total Commitments and the Hedging Liabilities.

For the purposes of these calculations:

(A)
the Hedging Liabilities shall be determined by the Agent based on information received from the relevant Hedging Bank (acting in a commercially reasonable manner) on such date as the Agent shall reasonably specify on a marked to market valuation and, for the avoidance of doubt, in the event that a particular Hedging Transaction shall be out of the money from the relevant Hedging Bank's perspective, for the purpose of determining the Majority Banks the corresponding Hedging Liability shall be treated as zero; and

(B)
if, in accordance with paragraph (a) above, the Hedging Liabilities for the purposes of determining whether "Majority Banks" exist are reduced to 75% of the Loan, the Hedging Liability for each of the Hedging Banks shall be reduced on a pro rata basis to the extent necessary so that the aggregate of the Hedging Liabilities following such reduction is equal to 75% of the Loan.

Management Agreement means the agreement dated on or about the date of this Agreement entered into between the Borrower and the Guarantor.

Mandatory Cost means the percentage rate per annum calculated by the Agent in accordance with Schedule 9.

Material Adverse Effect means a material adverse effect on:

(a)	the ability of any Security Company to comply with its obligations under the Transaction Documents to which it is a party;

(b)	the business, financial condition or assets of any Project Party to the extent that the same affects its ability to comply with its obligations under the Transaction Documents to which it is a party;

(c)	the validity or enforceability of any Transaction Document; or

(d)	the Project (as a whole) or any material part thereof, or its implementation or operation.

Material Contract means:

(a)	the Refining Contract;

(b)	the Mineral Lease and Landfill Facilities Lease Agreement;

(c)	the Management Agreement;

(d)	the Leach Pad Construction Contract;

(e)	the Equipment Purchase Orders; and

(f)	any contract or agreement entered into by the Borrower that requires the consent of the Agent in accordance with Clause 11.4(m)(ii)(aa) and (cc).

Mesquite Mine means the deposit, the mine, processing plant and land relating thereto required to exploit the Mining Claims, Mining Rights, complete and conduct the Mining Operations and otherwise develop the Project; such plant, mine, deposit and land being more particularly described in the Feasibility Study and the Development Plan.

Mineral Lease and Landfill Facilities Lease Agreement means the agreement dated 11 June 1993 between Hanson Natural Resources Company, Hospah Coal Company and Santa Fe Pacific Minerals Corporation.

Mining Claims means all fee property, all patented mining and millsite claims, all unpatented mining, millsite and lode claims, all leaseholds relating to real property, all easements and rights-of-way owned or held, all water rights, and all other rights, titles and interests in and to real property, all as described in Schedule 2, Part 2 and Mining Claim shall mean any of them.

Mining Operations means the plant and Mining Rights and land relating thereto acquired or to be acquired by the Borrower for the purposes of the Project, at the Mesquite Mine and such other plant and Mining Rights and land as is agreed by the Agent (acting on the instructions of the Majority Banks) to be acquired and/or developed in accordance with the Development Plan.

Mining Right means any right to investigate the presence of, explore for, develop, extract, process or sell any metal or mineral (and any by-product thereof), including the carrying out of any geological survey or scientific experiment by the Borrower and Mining Rights means all of them.

Moody's means Moody's Investors Service, Inc.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one or, if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules (a) to (c) will only apply to the last Month of any period.

Monthly Report means, in relation to the Borrower, a report showing, in respect of the previous Month:

(a)	Capital Expenditure incurred by it or on its behalf compared against budgeted forecast;

(b)	production, costs and revenue details and environmental performance compared against budgeted forecast;

(c)	a summary of trade creditors as of the date of the report;

(d)	full details of any new claim under the Insurance where such claim exceeds US$25,000 or its equivalent or the aggregate amount of claims during such period exceeds US$250,000;

(e)	Monthly management accounts of the Borrower; and

(f)	copies of all statements produced by the Account Bank of all transactions (whether debits or credits) and showing opening and closing balances in respect of each of the Facility Accounts.

Operating Budget means, in relation to the Borrower, a report in the agreed form and consistent with the Development Plan, reflecting forecast production, Operating Revenue, Financing Principal, Financing Costs and Operating Costs for each Month during the twelve Month period to which the Operating Budget relates and which has been delivered and approved by the Agent pursuant to Clause 11.1 (c).

Operating Costs means, in respect of a period, the aggregate amounts paid or to be paid by the Borrower during that period in connection with the Project, including:

(a)	Taxes;

(b)	sums payable pursuant to the Transaction Documents (other than Financing Costs and Financing Principal);

(c)	Royalty Expenses;

(d)	premiums on Insurances;

(e)	Permitted Capital Expenditure;

(f)	Hedging Expenses and Approved Fuel Hedging Expenses;

(g)	general corporate and administrative expenses provided for in the Operating Budget including those covered in the Management Agreement;

(h)	scheduled amounts payable under the Reclamation Bonds and any other surety bonds contemplated in the Development Plan;

(i)	amounts payable under Permitted Capital Leases;

(j)	trade payables in the ordinary course of business provided for in the Operating Budget; and

(k)	all other costs and expenses set out in the most recent Operating Budget, calculated in accordance with United States GAAP.

Operating Revenues means, in respect of a period, all moneys received by the Borrower during that period of a revenue or income nature (in each case determined on a receipts basis, actual or, as the case may be, forecast and only to the extent that the same are not potentially refundable or repayable) including (but without double counting between any such moneys):

(a)	revenue derived from the sale of gold;

(b)	pursuant to the terms of any Transaction Document;

(c)	interest accrued on the Facility Accounts;

(d)	refunds of Tax; and

(e)	proceeds of business interruption insurance.

Participation means, in relation to a Bank and an Advance, the part of that Advance made available or to be made available by that Bank and thereafter the part of that Advance owing to that Bank from time to time.

Party means a party to this Agreement.

Permit means each permit listed in Schedule 10.

Permitted Capital Expenditure means any Capital Expenditure but only to the extent such Capital Expenditure is included in the Development Plan or the Operating Budget and is incorporated in the Base Case Model.

Permitted Capital Lease means any Capital Lease or Capital Leases entered into by the Borrower in relation to the Project where the total aggregate amount of the Indebtedness under such Capital Lease or Capital Leases does not, at any time, exceed US$5,000,000.

Permitted Encumbrance means:

(a)	any Encumbrance created, subsisting or permitted under or in connection with any Financing Document;

(b)
any right of set-off or lien, in each case arising or imposed by operation of Law , including, any Encumbrance such as materialmen's, mechanic's, carrier's, workmen's and repairmen's Encumbrances and any other Encumbrance arising in the ordinary course of business;

(c)
any Encumbrance arising out of title retention provisions in a contractor's, sub contractor's or other supplier's standard conditions of supply of goods, property or equipment or any purchase money security interest, in respect of goods, property or equipment acquired or held by the Borrower for the purposes of the Project and in the ordinary course of its business;

(d)
any Encumbrance created, subsisting or permitted under or in connection with any Permitted Capital Lease provided that the asset secured by such Encumbrance is the asset that is the subject of the Permitted Capital Lease and no other asset of the Borrower;

(e)
any Encumbrance created, subsisting or permitted under or in connection with any Reclamation Bond provided that the asset secured by such Encumbrance is a cash deposit and no other asset of the Borrower;

(f)	any Encumbrance created, subsisting or permitted over the Distributions Account;

(g)	Encumbrances reflected in the Accounts of the Guarantor;

(h)
any Encumbrance created, subsisting or permitted in the ordinary course of business and on standard terms and conditions as a result of the Borrower making deposits or similar arrangements with utility providers pursuant to Clause 11.4(d)(iii) provided that the asset secured by such Encumbrance is a cash deposit and no other asset of the Borrower and provided further that such Encumbrances shall only constitute Permitted Encumbrances if the total value of the Borrower's liabilities at any time relating to or arising under or in respect of all such Encumbrances is less than US$500,000 in aggregate at that time;

(i)
any Encumbrance arising or imposed by operation of Law in respect of an unpaid or undischarged Taxes, assessments and governmental charges or levies that are being contested by the Borrower in accordance with, and subject to, Clause 11.3(a);

(j)
any Encumbrance arising or imposed in the ordinary course of business and by operation of Law to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations applicable to the Borrower and the Mining Operations provided that the liabilities giving rise to such Encumbrances are at all times insured by the Borrower on standard commercial terms for such liabilities;

(k)
any Encumbrance arising or imposed to secure the performance of bids, trade contracts and leases, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with the Development Plan provided that the asset secured by such Encumbrance is a cash deposit and no other asset of the Borrower;

(l)
Encumbrances securing judgments (or the payment of money not constituting a Trigger Event under Section 13.1(e)) or securing appeal or other surety bonds related to such judgments provided that such Encumbrances shall only constitute Permitted Encumbrances if the total value of the Borrower's liabilities at any time relating to or arising under or in respect of such Encumbrances is less than US$750,000 in aggregate at that time; and

(m)	any replacement, extension or renewal of the Encumbrances listed in paragraphs (a) to (l) upon, over or in the same asset that is subject to such Encumbrance and on the same terms.

Permitted Hedging Transaction means:

(a)
each and any Derivative Transaction entered into or to be entered into between the Borrower and the Hedging Banks in relation to the Project pursuant to the Hedging Documents and in accordance with the Approved Hedging Programme; and

(b)	each and any Approved Fuel Hedging Derivative Transaction.

Permitted Indebtedness means:

(a)	Indebtedness outstanding under any Financing Document;

(b)	Subordinated Debt;

(c)	Indebtedness outstanding under any Permitted Capital Lease; or

(d)	Indebtedness outstanding under any Approved Fuel Hedging Document.

Permitted Investments means:

(a)	U.S. Government Obligations, in each case having a final maturity of 90 days or less from the date of purchase thereof;

(b)
direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of Canada or of any Canadian province (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of Canada or of such Canadian province), in each case maturing within one year from the date of acquisition thereof;

(c)
certificates of deposit issued by, or bankers' acceptances of, or time deposits with, any bank, trust company or national banking association incorporated or doing business under the Laws of the United States of America or one of the states thereof having combined capital and surplus and retained earnings as of its last report of condition of at least $500,000,000 and having a short-term deposit debt rating of A1 by S&P or P1 by Moody's (or, if neither such organisation shall rate such short-term deposits at any time, a rating equal to the highest ratings the highest ratings assigned by any nationally recognized rating organisation in the United States of America) and having a final maturity of one year or less from date of purchase thereof;

(d)
commercial paper of any holding company of a bank, trust company or national banking association described in sub-clause (c) above and commercial paper of any corporation or finance company incorporated or doing business under the Laws of the United States of America or any state thereof having a rating assigned to such commercial paper of A1 by S&P or P1 by Moody's (or, if neither such organisation shall rate such commercial paper at any time, a rating equal to the highest ratings assigned by any nationally recognised rating organisation in the United States of America) and having a final maturity of 180 days or less from the date of purchase thereof; and

(e)
investments in certificates of deposit, banker's acceptances, commercial paper and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office or any commercial bank organised under the Laws of Canada or of any Canadian province having, at such date of acquisition, a credit rating on its long-term unsecured debt of at least "A-" by S&P.

If none of the above investments is available, the entire amount to be invested may be used to purchase U.S. federal funds overnight from an entity described in sub-clause (c) above;

provided that in all cases, the same remain subject to the Security and transferable to the Security Trustee on an enforcement of the Security.

Pledge Agreement means the pledge agreement dated on or about the date of this Agreement entered into between the Guarantor and the Security Trustee.

Proceeds Account means the account held and maintained by the Borrower pursuant to Clause 12.5.

Project means the design, development, expansion, engineering, construction, equipment, testing, commissioning, management, operation, maintenance and repair of the Mesquite Mine and the extraction, production, recovery, sale, transportation, storage, processing and delivery of gold doré in all respects in accordance with the Transaction Documents and the Development Plan.

Project Parties means:

(a)	each Security Company; and

(b)	each Key Contractual Counterparty, and Project Party means any of them.

Project Team means the professional team appointed or to be appointed by the Borrower to manage the Project during either the design, the construction and commissioning phase and/or the operation and maintenance phase (as applicable).

Qualifying Bank means a bank or financial institution, or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, the long-term senior unsecured credit of which is rated at least BB+ by Fitch or the equivalent rating from any other internationally recognised rating agency.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the London interbank market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

Reclamation Bonds means the reclamation and reimbursement bonds listed in Schedule 11 or as approved by the Agent from time to time.

Reference Banks means the principal London offices of The Royal Bank of Scotland plc, Barclays PLC and HSBC Bank plc or such other banks as may be selected by the Agent with the consent of the Borrower.

Refiner means Johnson Matthey, Inc. and any replacement thereof approved by the Agent (acting on the instructions of the Majority Banks).

Refining Contract means the agreement entered or to be entered into between the Borrower and the Refiner for the refining of the gold dore mined at the Mesquite Mine.

Repayment Date means 30 June and 31 December in each year commencing on the First Repayment Date until the Final Repayment Date.

Repayment Schedule means the Schedule of dates and amounts as set out in Schedule 6.

Repeating Representations means each of the representations set out in Clause 10.1 (a) to 10.1 (f) (inclusive).

Replacement Key Contractual Counterparty means a person or entity who fulfils the criteria set out in paragraphs (a) to (d) below and is approved by the Agent (such approval not to be unreasonably withheld or delayed):

(a)
the legal capacity, power and authority of such proposed Replacement Key Contractual Counterparty to become a party to and perform obligations equivalent to those of the original Key Contractual Counterparty under the relevant Material Contracts, including all relevant consents;

(b)
the financial standing of such proposed Replacement Key Contractual Counterparty, whether by way of initial capitalisation cash collateral or by a letter of credit or guarantee or other credit support acceptable to the Banks, is sufficient;

(c)
the technical competence or the technical resources available to such proposed Replacement Key Contractual Counterparty (whether directly or by way of contractual arrangements) to perform obligations equivalent to those of the original Key Contractual Counterparty under the relevant Material Contracts; and

(d)
where required by the Agent, such proposed Replacement Key Contractual Counterparty has irrevocably undertaken to the Agent to enter into a direct agreement or other contractual arrangement with the Secured Parties or Security Trustee on terms similar to the direct agreement or other contractual arrangements executed by the original Key Contractual Counterparty.

Reserve Statement means a statement prepared by the Borrower and confirmed by the Independent Technical Consultant relating to the Mining Operations in form and substance satisfactory to the Agent (acting reasonably), showing a number of ounces of proven and probable reserves as defined under National Instrument 43-101 issued by the Canadian Institute of Mining, Metallurgy and Petroleum, as updated by the Borrower in accordance with Clause 11.1 (g) from time to time.

Royalty Expenses means any royalties or overriding royalties, production payments, net profit interests, net smelter return interests, other rights or interests in ore bodies or production or revenues therefrom or rental payments, in each case payable by the Borrower under the Mining Claims, any Material Contract or otherwise in connection with the Mesquite Mine.

Screen Rate means the British Bankers' Association Interest Settlement Rate for dollars for the relevant period for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Banks.

Secured Collateral means all rights, properties (real and personal), interests and other assets (of every form, kind and nature) of each Security Company that are subject to the Security.

Secured Obligations means the obligations and liabilities of the Security Companies under the Financing Documents, all of which are secured by the Security.

Secured Parties means the Financing Parties and the Hedging Banks from time to time and Secured Party means any of them.

Security means the Encumbrances created by the Security Documents.

Security Agreement means the security agreement dated on or about the date of this Agreement entered into between the Borrower and the Security Trustee.

Security Companies means:

(a)	the Borrower;

(b)	if applicable, any Subsidiary of the Borrower from time to time; and

(c)	the Guarantor.

Security Documents means:

(a)	the Guarantee;

(b)	the Pledge Agreement;

(c)	the Security Agreement;

(d)	the Deed of Trust;

(e)	the Account Control Agreement;

(f)	any Consent to Assignment; and

(g)	any other guarantee or document creating, evidencing or acknowledging security in respect of any of the obligations and liabilities of the Security Companies under any Financing Document.

Security Period means the period starting on the date of this Agreement and ending on the date on which the liabilities of the Security Companies under each Financing Document are irrevocably discharged in full and no Financing Party has any commitment or liability, whether present or future, actual or contingent, in relation to the Facility and no Hedging Bank has any commitment or liability, whether present or future, actual or contingent, in relation to any Permitted Hedging Transaction.

Security Trustee means Investec Bank (UK) Limited in its capacity as trustee for the Secured Parties, its successors in title and each successor appointed from time to time under and in accordance with the provisions of the Intercreditor Agreement.

Standard & Poor's or S&P means Standard & Poor's Rating Services, currently a division of The McGraw-Hill Companies, Inc.

Subordinated Debt means Indebtedness incurred by the Borrower to the Guarantor pursuant to the Subordinated Loan Agreement or any other Affiliate of the Borrower or the Guarantor and which is subordinated to the Facility under the terms of the Intercreditor Agreement.

Subordinated Loan Agreement means the loan agreement entered or to be entered into between the Borrower and the Guarantor.

Subsidiary means in respect of any corporation or limited liability company or other entity:

(a)
any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such corporation, limited liability company or entity and one or more of its other Subsidiaries or by one or more of the Subsidiaries of such corporation, limited liability company or entity; or

(b)
any partnership, joint venture, limited liability company or other entity of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, limited liability company, joint venture or other entity is at the time directly or indirectly owned and controlled by such corporation, limited liability company or entity and one or more to the other Subsidiaries or by one or more of the other Subsidiaries of such corporation, limited liability company or entity.

Sunk Equity means any Equity invested in the Borrower certified by the Agent (in consultation with the Independent Technical Consultant) as having been applied towards Project costs provided for in the Development Plan and Base Case Model.

Syndication means the syndication of the Facility including byway of primary syndication, sub-participation or other transfer.

Target Completion Date means 30 June 2008.

Taxes includes all present and future taxes, charges, imposts, duties, levies, deductions or withholdings of any kind whatsoever, or any amount payable on account of or as security for any of the foregoing, by whomsoever on whomsoever and wherever imposed, levied, collected, withheld or assessed, together with any penalties, additions, fines, surcharges or interest relating thereto and Tax and Taxation shall be construed accordingly.

Transaction Documents means the Financing Documents, the Mining Claims, the Permits and the Material Contracts.

Transfer Certificate means a certificate in the form set out in Schedule 7.

Treasury Obligations means U.S. Treasury securities (including STRIPS) maintained in the commercial book entry system entitled Treasury/Reserve Automated Debt Entry System ("Trades") pursuant to the Treasury Regulations or any successor commercial book entry system for U.S. Treasury securities maintained by Federal Reserve Banks.

Treasury Regulations means 31 CFR Part 357, as amended from time to time.

Trigger means a Trigger Event or any event or omission which with the expiry of a grace period, the giving of notice, the making of any determination or the satisfaction of any condition under the Financing Documents or any combination of any of the foregoing, would be a Trigger Event.

Trigger Event means any event or circumstance specified as such in Clause 13.

United States GAAP means general accounting principles in the United States of America and concepts, bases and policies consistently applied and adopted and accepted in the United States of America.

Unpaid Sum means any sum due and payable but unpaid by the Borrower under the Financing Documents.

US Dollars and US$ means the lawful currency for the time being of the United States of America.

US Government Obligations means (a) Treasury Obligations, (b) direct obligations of the United States of America and (c) obligations guaranteed by, or otherwise carrying the full faith and credit of, the United States of America.

Variation means any Capital Expenditure which is not, as at the date of this Agreement, included within the Base Case Model or the Development Plan, provided such additional Capital Expenditure is included within a change to the Development Plan agreed in accordance with Clause 11.1 (c) and the Base Case Model, and the Independent Technical Consultant confirms that the same has been or is to be properly and reasonably incurred in connection with the Project.

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

Waste means, as to any person or entity, any act(s) or circumstance (other than a Disposal) that result(s), individually or collectively, in the abandonment, conversion, seizure, waste, depletion, removal or loss of identity of any asset of such person or entity, or results in any such asset being characterized as a fixture or accession to goods of another person or entity.

1.2	Headings

The headings in this Agreement are for convenience only and shall be ignored in construing this Agreement.

1.3	Interpretation

1.3.1	In this Agreement (unless otherwise provided):

(a)	words importing the singular shall include the plural and vice versa;

(b)	references to Clauses and Schedules are to be construed as references to the clauses of, and schedules to, this Agreement;

(c)
references to any Transaction Document or any other document shall be construed as references to that Transaction Document or that other document, as amended, varied, novated or supplemented in accordance with the terms thereof and, if applicable, in accordance with this Agreement;

(d)
references to any statute or statutory provision include any statute or statutory provision which amends, extends, consolidates or replaces the same, or which has been amended, extended, consolidated or replaced by the same, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(e)
references to a document being in the agreed form means that document the form and content of which has been approved by the Agent and the Borrower and which has been initialled by or on behalf of the Agent and the Borrower;

(f)
references to assets shall include revenues and property and the right to revenues and property and rights of every kind, present, future and contingent and whether tangible or intangible (including uncalled share capital);

(g)
indebtedness includes any obligation, whether incurred as principal or as surety, for the payment or repayment of money, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(h)
liabilities includes any obligation whether incurred as principal or as surety, whether or not in respect of indebtedness, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity

(i)
the words including and in particular shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any foregoing words;

(j)	the words other and otherwise shall not be construed to restrict the interpretation of any foregoing words to those of the same nature or category where a wider construction is possible;

(k)
references to a person or entity shall be construed so as to include that person's or entity's assigns, transferees or successors in title and shall be construed as including references to an individual, firm, partnership, joint venture, company, corporation, body corporate, unincorporated body of persons or any state or any agency of a state;

(l)	material shall be construed as a reference to material to, or in the context of, the interests of the Financing Parties (or any of them) under the Financing Documents (or any of them);

(m)
where there is a reference in this Agreement to any amount, limit or threshold specified in US Dollars, in ascertaining whether or not that amount, limit or threshold has been attained, broken or achieved, as the case may be, a non-US Dollar amount shall be calculated on the basis of the equivalent in US Dollars of that amount using the Agent's relevant spot rate of exchange;

(n)	accounting terms shall be construed so as to be consistent with United States GAAP; and

(o)	references to time are to London time.

1.3.2
A Default or Trigger (other than an Event of Default or Trigger Event) is continuing if it has not been remedied or waived in writing and an Event of Default or Trigger Event is continuing if it has not been waived in writing.

1.4	Third party rights

1.4.1
Unless expressly provided to the contrary in this Agreement a person or entity who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

1.4.2
Notwithstanding any term of any Financing Document, the Parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement without the consent of any person or entity who is not a Party.

2	Facility

2.1	Facility

Subject to the terms of this Agreement the Banks have agreed to make available to the Borrower the Facility up to a maximum principal amount of US$105,000,000.

2.2	Limitation

Notwithstanding any other term of this Agreement, no Bank shall be obliged to lend more than its Commitment.

2.3	Obligations several

The obligations of each Financing Party under the Financing Documents are several. Failure by a Financing Party to perform its obligations under the Financing Documents does not affect the obligations of any other Financing Party under the Financing Documents. No Financing Party is responsible for the obligations of any other Financing Party under the Financing Documents.

2.4	Rights separate

2.4.1
The rights of each Financing Party under or in connection with the Financing Documents are separate and independent rights and any debt arising under the Financing Documents to a Financing Party from a Security Company shall be a separate and independent debt.

2.4.2	A Financing Party may, except as otherwise stated in the Financing Documents, separately enforce its rights under the Financing Documents.

2.5	Purpose

The Borrower shall apply amounts borrowed by it under the Facility towards:

(a)	Permitted Capital Expenditures,

(b)	Financing Costs in respect of capitalised interest and commitment fees;

(c)	Operating Costs; and

(d)	refinancing Approved Committed Equity.

in each case, arising during the Availability Period and as provided for in the Development Plan and the Base Case Model.

2.6	No monitoring

No Financing Party shall be obliged to investigate or monitor the use or application of drawings under the Facility or the proceeds of the Advances.

3	Conditions precedent

3.1	Conditions precedent

Notwithstanding any other term of this Agreement, none of the Financing Parties shall be under any obligation to make the Facility available to the Borrower unless the Agent has notified the Borrower that all the conditions set out in Schedule 2, Part 1 have been satisfied or waived (the date of such notice being the Effective Date).

3.2	Confirmation of satisfaction

The Agent shall only be required to certify whether or not the conditions set out in Schedule 2, Part 1 have been satisfied or, as the case may be, waived once it is satisfied that all such conditions have been satisfied or waived.

4	Drawdown

4.1	Drawdown of the Facility

4.1.1
Subject to the remaining provisions of this Agreement, Advances shall be made to the Borrower at any time during the Availability Period when requested by means of a Drawdown Notice issued in accordance with Clause 4.4.

4.1.2	At the close of business on the last Business Day of the Availability Period the undrawn amount of each Bank's Commitment shall be automatically cancelled and no longer available for drawing.

4.2	Conditions to Advances

The obligation of each Bank to make available its Participation in any Advance is subject to Clause 4.3 and to the conditions that, on the date on which the relevant Drawdown Notice is given and on the Drawdown Date:

(a)	the Effective Date has occurred;

(b)	the Drawdown Date falls during the Availability Period;

(c)	the Repeating Representations are true in all material respects;

(d)	no Default or Trigger has occurred and is continuing or would occur on the making of the Advance;

(e)
in respect of the first Advance only, the Agent is satisfied that all amounts in respect of Committed Equity have been applied towards Permitted Capital Expenditures and Operating Costs in accordance with the Development Plan; and

(f)
in respect of any Advance to be made for the purpose of refinancing Approved Committed Equity, the Agent has notified the Borrower and the Banks that all of Additional Drawing Conditions have been satisfied or waived.

4.3	Limitations and authorisation on Advances

The following limitations shall apply to Advances:

(a)	the Drawdown Date of an Advance shall be a Business Day;

(b)	the principal amount of any Advance shall be a minimum amount of US$1,000,000;

(c)	no Advance shall be made if the making of that Advance would result in the Loan exceeding the Facility Limit; and

(d)	there shall be no more than 10 Advances outstanding at any time.

4.4 Drawdown Notice

Whenever the Borrower wishes to drawdown an Advance under the Facility, the Borrower shall deliver to the Agent:

(a)	a duly completed Drawdown Notice;

(b)	a Costs Certificate; and

(c)	copies of any individual invoices against which such Advance is to be applied where the value of such invoice exceeds US$250,000,

in each case, to be received not later than 11.00 a.m. on the third Business Day before the relevant Drawdown Date.

4.5	A Drawdown Notice shall be irrevocable and the Borrower shall be obliged to borrow in accordance with its terms.

4.6	Notification to Banks

The Agent shall promptly notify each Bank of the details of each Drawdown Notice received by it.

4.7	Participations

Subject to the terms of this Agreement, each Bank acting through its Facility Office shall make available to the Agent on the Drawdown Date for an Advance an amount equal to its Participation in that Advance. A Bank shall participate in an Advance in the proportion borne by its Available Commitment to the Available Facility on the Drawdown Date of that Advance.

5	Interest

5.1	Interest rate for Advances

Interest shall accrue on each Advance from and including the relevant Drawdown Date to, but excluding, the date the Advance is repaid at the rate per annum which is the aggregate of:

(a)	the applicable Interest Margin for such Advance;

(b)	LIBOR;

(c)	Mandatory Costs, if any; and

(d)	any additional amounts incurred pursuant to Clause 13.2.1 (c).

5.2	Interest Periods for Advances

5.2.1
Interest payable on each Advance prior to the Completion Date shall be calculated by reference to successive Interest Periods of 1, 2, 3 or 6 Months duration (or, in each case, such other interest periods as the Agent may allow) subject to the remaining provisions of this Clause 5.2.

5.2.2
The first Interest Period for each Advance shall begin on the Drawdown Date of that Advance. Each succeeding Interest Period for that Advance shall begin on the Interest Date of the previous Interest Period. The Borrower shall specify in the relevant Drawdown Notice the duration of the first Interest Period for the each Advance. In relation to subsequent Interest Periods for each Advance, the Borrower shall notify the Agent in writing 2 Business Days before the end of the then current Interest Period of the duration of the next Interest Period. If the Borrower fails to provide such notice within the required time, the duration for the next Interest Period shall be one Month.

5.2.3
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall instead end on the next Business Day in the same calendar Month (if there is one) or the preceding Business Day (if there is not).

5.2.4
If an Interest Period begins on the last Business Day in a calendar Month or a Business Day for which there is no numerically corresponding day in the calendar Month in which that Interest Period is to end, such Interest Period shall end on the last Business Day of such later calendar Month.

5.2.5	If an Interest Period for an Advance would otherwise extend beyond a Repayment Date, it shall be shortened so that it ends on such Repayment Date.

5.2.6
If an Interest Period relating to a new Advance begins at the same time as any other Interest Period relating to any Advance, the Interest Period for such new Advance shall end at the same time as the other Interest Period. If two or more Interest Periods for Advances end on the same date, such Advances shall be consolidated into, and be treated as, as a single Advance on the last day of such Interest Period.

5.3	Calculation and payment of interest

5.3.1	At the beginning of each Interest Period, the Agent shall notify to the Borrower and the Banks the rate and the amount of interest payable for such Interest Period.

5.3.2	Interest due from the Borrower under this Agreement shall:

(a)	accrue from day to day at the rate calculated under this Clause 5;

(b)	except as otherwise provided in this Agreement, be paid by the Borrower to the Agent in arrears on the last date of the relevant Interest Period, as well as on the relevant Final Repayment Date;

(c)	be calculated on the basis of the actual number of days elapsed and a 360 day year; and

(d)	be payable both before and after judgement.

5.3.3
Provided always that no Default has occurred which is subsisting, the Borrower shall (subject to complying with Clause 4 and this Clause 5.3.3) be entitled to capitalise interest and Commitment Fees accrued at the end of any Interest Period falling within the period from the date of this Agreement until the last Interest Date falling prior to the First Repayment Date (unless the Borrower notifies the Agent to the contrary by at least 5 Business Days' Notice) and such capitalised interest and Commitment Fees shall automatically be deemed a new Advance provided only that such Advance when aggregated with all other Advances made or to be made shall not exceed the Facility Limit. After such capitalisation, interest will accrue on such interest so capitalised at the interest rate in accordance with Clause 5.1 (or if not paid on the due date or otherwise capitalised, under Clause 5.4).

5.4	Default interest

5.4.1
If the Borrower fails to pay any amount payable under any Financing Document on the due date, it shall pay default interest on the overdue amount from the due date to the date of actual payment calculated by reference to successive Interest Periods of one Month at the rate per annum being the aggregate of (a) 1 per cent. per annum, (b) the applicable Interest Margin (if any) and (c) LIBOR.

5.4.2
So long as the overdue amount remains unpaid, the default interest rate shall be recalculated in accordance with the provisions of this Clause 5.4 on the last day of each such Interest Period of one Month and any unpaid interest shall be compounded at the end of each Interest Period.

6	Repayment of Loan

6.1	Repayment

6.1.1
The Borrower shall repay the Loan by payment to the Agent (for the account of the Banks) in consecutive semi-annual instalments (each a Repayment Instalment) on each of the Repayment Dates. The first Repayment Instalment shall be paid on the First Repayment Date and the final Repayment Instalment shall be paid on the Final Repayment Date.

6.1.2	The amount of the Repayment Instalment due on each Repayment Date set out in Column 1 of Schedule 6 shall be the amount set opposite that Repayment Date in Column 2 of Schedule 6.

6.1.3
In the event that the Facility is not fully drawn during the Availability Period, the Repayment Instalments shall be reduced on a pro rata basis by an amount equal to the undrawn amount at the end of the Availability Period and Schedule 6 shall be amended by the Agent accordingly.

6.1.4	In the event of any prepayment of the Loan in accordance with Clauses 6.2, 6.3, 6.4 or 6.5 below, the Agent shall amend Schedule 6 accordingly.

6.2	Optional prepayment

6.2.1	The Borrower may, by giving the Agent not less than 10 Business Days' prior notice, prepay the whole or part of the Facility at any time during an Interest Period.

6.2.2
Any amounts prepaid pursuant to Clause 6.2.1 shall be applied in prepayment of Repayment Instalments of the Loan in inverse order of maturity and pro rata between the Banks in respect of their Participations in the Loan.

6.3	Mandatory prepayment

Notwithstanding the other provisions of this Agreement, on each Repayment Date the Borrower shall apply an amount equal to 50% of Excess Cashflow in prepayment of Repayment Instalments of the Loan in inverse order of maturity and pro rata between the Banks in respect of their Participations in the Loan.

6.4	Right of repayment and cancellation in relation to a single Bank

6.4.1	If:

(a)	any sum payable to any Bank is required to be increased under Clause 9.7;

(b)	any Bank claims indemnification from the Borrower under Clause 9.7 or Clause 8.2; or

(c)	any Bank claims its Mandatory Costs from the Borrower,

the Borrower may, whilst the circumstance giving rise to the requirement, indemnification or claim continues, give the Agent not less than seven Business Days' (or such shorter period as the Majority Banks may agree) prior notice of cancellation of the Commitment of that Bank and its intention to either (a) procure the repayment of that Bank's Participation in the Loan or (b) procure a Qualifying Bank to purchase such Bank's Participation in the Loan for an amount equal to the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon as of the date of such purchase and otherwise on terms satisfactory to the Bank (acting reasonably).

6.4.2	On receipt of a notice referred to in Clause 6.4.1, the Commitment of that Bank shall immediately be reduced to zero.

6.4.3
On the last day of each Interest Period which ends after the Borrower has given notice under Clause 6.4.1 (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall prepay that Bank's Participation in the Loan.

6.5	Prepayment and Hedging

6.5.1	In the event of a prepayment of the whole of the Loan by the Borrower:

(a)	the Borrower shall be entitled to terminate the Permitted Hedging Transactions in whole or in part on the date of such prepayment of the whole of the Loan;

(b)
in the event that a termination of all of the Permitted Hedging Transactions on the date of such repayment of the whole of the Loan would result in the Hedging Banks incurring a liability to the Borrower, the Hedging Banks shall be entitled to terminate the Permitted Hedging Transactions; and

(c)
in the event that a termination of all of the Permitted Hedging Transactions on the date of such repayment of the whole of the Loan would result in the Borrower incurring an aggregate liability to the Hedging Banks not exceeding US$1,000,000, the Hedging Banks shall be entitled to terminate the Permitted Hedging Transactions.

6.5.2
In the event of any prepayment of part of the Loan by the Borrower the Borrower shall be entitled to terminate any Permitted Hedging Transactions effected in respect of any period during which the Loan is not forecast to be outstanding following the changes to the Repayment Instalments resulting from such prepayment and the revisions to Schedule 6 pursuant to Clause 6.1.4.

6.6	Restrictions

6.6.1
Any notice of prepayment given by the Borrower under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

6.6.2	Any prepayment under this Agreement:

(a)
if in part, shall be in a minimum amount of US$1,000,000 and the Agent acting reasonably must be satisfied that the Borrower will have sufficient funds available from time to time to enable it to implement the Development Plan;

(b)	shall be made together with accrued interest on the amount prepaid and any Break Costs but otherwise without premium or penalty; and

(c)	will not be permitted during the Availability Period save for a prepayment made under Clause 6.4.1.

6.6.3	The Borrower may not repay or prepay all or any part of the Advances except as expressly provided in this Agreement.

6.7	No re-borrowing

Any amount of the Facility repaid or prepaid may not be re-borrowed and the Facility Limit shall be reduced accordingly by the sum so repaid or prepaid in accordance with this Clause 6 and the Commitment of each Bank shall be reduced rateably in accordance with the amount of such repayment or prepayment.

7	Cancellation

7.1	The Borrower may, on not less than 10 Business Days' prior written notice to the Agent, cancel all or part of the Available Facility, provided that:

(a)
the Borrower may not cancel, save for a cancellation made under Clause 6.4.1, any part of the Facility if the Agent notifies the Borrower that the Majority Banks are not satisfied (acting reasonably) that the Borrower will have sufficient funds available from time to time to enable it to implement the Development Plan and such notice is issued to the Borrower within 10 days of making such determination; and

(b)	in the event of cancellation of all of the Facility, the Borrower has paid all outstanding fees, costs and expenses payable to the Financing Parties under the Financing Documents.

7.2	The Agent shall promptly notify the Banks of receipt of any notice delivered pursuant to Clause 7.1.

7.3	Any notice of cancellation shall be irrevocable and shall specify the date on which the cancellation shall take effect and the amount of the cancellation.

7.4	The Borrower may not utilise any part of the Facility which has been cancelled.

7.5	Any cancellation shall reduce each Bank's Commitment rateably save for a cancellation under Clause 6.4.1.

8	Changes in circumstances

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its Participation in any Advance:

(a)	that Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Bank will be immediately cancelled; and

(c)
the Borrower shall repay that Bank's Participation in the Loan on the last day of the Interest Period for each Advance occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by Law).

8.2	Increased Costs

8.2.1
Subject to Clause 8.4, the Borrower shall, within 10 Business Days of a demand by the Agent, pay for the account of a Financing Party the amount of any Increased Costs incurred by that Financing Party or any of its Affiliates as a result of (i) the introduction of or any change after the date of this Agreement in (or in the interpretation, administration or application of) any Law or regulation, (ii) compliance with any Law or regulation made after the date of this Agreement or (iii) compliance with any Law or regulation relating to capital adequacy, made after the date of this Agreement.

8.2.2	In this Agreement Increased Costs means:

(a)	a reduction in the rate of return from the Facility or on a Financing Party's (or its Affiliate's) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Financing Document,

which is incurred or suffered by a Financing Party or any of its Affiliates to the extent that it is attributable to that Financing Party having entered into its Commitment or funding or performing its obligations under any Financing Document.

8.3	Increased cost claims

8.3.1	A Financing Party intending to make a claim pursuant to Clause 8.2 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

8.3.2	Each Financing Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

8.4	Exceptions

Clause 8.2 does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax deduction required by Law to be made by the Borrower;

(b)	compensated for by Clause 9.7 (or would have been compensated for under Clause 9.7 but was not so compensated solely because any of the exclusions in sub- clause 9.7.2 of Clause 9.7 applied);

(c)	compensated for by the payment of the Mandatory Cost;

(d)	attributable to the wilful breach by the relevant Financing Party or its Affiliates of any Law or regulation; or

(e)	not notified in writing to the Borrower within 90 days of the Financing Party becoming aware of such Increased Cost.

8.5	Absence of quotations

Subject to Clause 8.6, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00am on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

8.6	Market disruption

8.6.1
If a Market Disruption Event occurs in relation to an Advance for any Interest Period, then the rate of interest on each Bank's Participation in that Advance for the Interest Period shall be the percentage rate per annum which is the sum of:

(a)	the Interest Margin;

(b)
the rate notified to the Agent by that Bank as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Bank of funding its participation in that Loan from whatever source it may reasonably select; and

(c)	the Mandatory Cost, if any, applicable to that Bank's Participation in the Advance.

8.6.2	In this Agreement Market Disruption Event means:

(a)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period; or

(b)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Bank or Banks (whose participations in a Loan exceed 33 per cent of that Loan) that the cost to it or them of obtaining matching deposits in the London Interbank Market would be in excess of LIBOR.

8.7	Alternative basis of interest or funding

8.7.1
If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

8.7.2	Any alternative basis agreed pursuant to Clause 8.7.1 shall, with the prior consent of all the Banks and the Borrower, be binding on all Parties.

8.8	Break Costs

8.8.1
The Borrower shall, within three Business Days of demand by a Financing Party, pay to that Financing Party its Break Costs attributable to all or any part of an Advance or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Advance or Unpaid Sum.

8.8.2	Each Bank shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

8.9	Mitigation

8.9.1
Each Financing Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clauses 8.1, 8.2, 9.7 or Schedule 9 including (but not limited to) transferring its rights and obligations under the Financing Documents to another Affiliate or Facility Office.

8.9.2	Sub-clause 8.9.1 above does not in any way limit the obligations of any Security Company under the Financing Documents.

8.10	Limitation of liability

8.10.1	The Borrower shall indemnify each Financing Party for all costs and expenses reasonably incurred by that Financing Party as a result of steps taken by it under Clause 8.9.

8.10.2	A Financing Party is not obliged to take any steps under Clause 8.9 if, in the opinion of that Financing Party (acting reasonably), to do so might be prejudicial to it.

9	Payments and deliveries

9.1	Payments

9.1.1
Each payment by the Borrower or a Bank shall be made to the Agent to such account as the Agent shall have notified to the Borrower or the Banks for such purpose. If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under this Agreement, the Agent shall apply that payment towards the obligations of the Borrower under this Agreement in the following order (which order shall override any appropriation made by the Borrower):

(a)	first, in or towards payment of any unpaid fees, costs and expenses of the Agent, the Arranger, the Security Trustee and the Account Bank under any Financing Document;

(b)	second, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement in respect of the Loan;

(c)	third, in or towards payment pro rata of any principal due but unpaid under this Agreement in respect of the Loan; and

(d)	fourth, in or towards payment pro rata of any other sum due but unpaid under this Agreement.

9.1.2	The Agent shall, if so directed by all the Banks, vary the order set out in Clauses 9.1.1 (a) to 9.1.1 (d).

9.2	Change of account

The Agent may change its receiving account by not less than 5 Business Days' notice to the Borrower.

9.3	Currency

9.3.1
All payments under this Agreement relating to costs, losses, expenses or Taxes shall be made in the currency in which the relative costs, losses, expenses or taxes were incurred to the extent permitted by Law. Any other amount payable under this Agreement shall, except as otherwise specified in this Agreement, be made in US Dollars.

9.3.2
All payments to the Agent under this Agreement shall be made for value on the due date in freely transferable and readily available funds. Payments in US Dollars shall be made in funds for same day settlement in the New York Clearing House Interbank Payments System (or such other funds as the Agent may specify as being customary for the settlement in New York City of international banking transactions in US Dollars).

9.4	Distribution

9.4.1
The Agent may apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under this Agreement or in or towards the purchase of any amount of any currency to be so applied.

9.4.2
Where a sum is to be paid to the Agent under this Agreement for another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with this Agreement, and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall immediately on demand by the Agent refund the corresponding amount together with interest on that amount from the date of payment to the date of receipt, calculated at a rate determined by the Agent to reflect its cost of funds.

9.5	No set-off by Borrower

All payments to be made by the Borrower under the Financing Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim, save to the extent that the Borrower and the Hedging Banks are expressly permitted to exercise set off and netting rights in any Hedging Document.

9.6	Business Days

9.6.1
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar Month (if there is one) or the preceding Business Day (if there is not).

9.6.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement, interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

9.7	Grossing-up

9.7.1
Subject to Clause 9.7.2, all sums payable to any Financing Party pursuant to or in connection with any Financing Document shall be paid in full free and clear of all deductions or withholdings whatsoever (excluding Excluded Taxes) and except only as may be required by Law.

9.7.2	If any deduction or withholding is required by Law in respect of any payment due from the Borrower to any Financing Party pursuant to or in connection with any Financing Document, the Borrower shall:

(a)	ensure or procure that the deduction or withholding is made and that it does not exceed the minimum legal requirement therefor;

(b)	pay, or procure the payment of, the full amount deducted or withheld to the relevant Taxation or other authority in accordance with the applicable Law;

(c)
except with respect to Excluded Taxes, increase the payment in respect of which the deduction or withholding is required so that the net amount received by that Financing Party after the deduction or withholding (and after taking account of any further deduction or withholding which is required to be made as a consequence of the increase) shall be equal to the amount which the payee would have been entitled to receive in the absence of any requirement to make any deduction or withholding; and

(d)	promptly deliver or procure the delivery to the relative payee of receipts evidencing each deduction or withholding which has been made.

9.7.3
If the Agent is obliged to make any deduction or withholding from any payment to any Bank (an Agency Payment) which represents an amount or amounts received by the Agent from the Borrower under any Financing Document, then, except with respect to Excluded Taxes, the Borrower shall pay directly to that Bank such sum (an Agency Compensating Sum) as shall, after taking into account any deduction or withholding which the Borrower is obliged to make from the Agency Compensating Sum, enable that Bank to receive, on the due date for payment of the Agency Payment, an amount equal to the Agency Payment which that Bank would have received in the absence of any obligation to make any deduction or withholding.

9.7.4
Each Financing Party organized under the Laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Existing Bank or on or prior to the date of the assignment pursuant to which a New Bank becomes a Financing Party, provide each of the Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Financing Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Financing Document. In addition, each such Financing Party agrees to update such forms upon their expiration date or upon the reasonable written request of the Borrower where such forms require updating or amending pursuant to Law, unless such Financing Party is unable to do so due to a change in the applicable Law, or in the interpretation or application thereof, occurring after the date on which the Financing Party was originally required to provide such form, certificate or other document.

9.7.5
If the Borrower is required to make an increased payment for the account of a Bank under Clause 9.7.2, then, without prejudice to that obligation and so long as such requirement exists the Borrower may prepay all, but not part, of that Bank's Participation in accordance with Clause 6.4.

9.7.6
If any Bank determines that it has received, realised, utilised and retained a Tax benefit by reason of any deduction or withholding in respect of which the Borrower has made an increased payment under this Clause 9.7, that Bank shall, provided that it has received all amounts which are then due and payable by the Borrower under any Financing Document, pay to the Borrower (to the extent that the Bank can do so without prejudicing the amount of the benefit or repayment and the right of that Bank to obtain any other benefit, relief or allowance which may be available to it) such amount, if any, as that Bank, in its absolute discretion shall determine, will leave that Bank in no worse position than it would have been in if the deduction or withholding had not been required, provided that:

(a)
each Bank shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilises any Tax benefit and shall not be obliged to arrange its business or its Tax affairs in any particular way in order to be eligible for any credit or refund or similar benefit;

(b)	no Bank shall be obliged to disclose any information regarding its business, Tax affairs or Tax computations;

(c)
if any Bank has made a payment to the Borrower pursuant to this Clause 9.7.6 on account of any Tax benefit and it subsequently transpires that that Bank did not receive that Tax benefit, or received a lesser Tax benefit, the Borrower shall, on demand, pay to that Bank such sum as that Bank may determine as being necessary to restore its after-tax position to that which it would have been had no adjustment under this Clause 9.7.6 been made.

9.7.7
If a Financing Party, in its sole discretion, determines that it has received a refund of any taxes or with respect to which the Borrower has paid additional amounts pursuant to this Clause 9.7, it shall pay to the Borrower an amount equal to such refund (but only to the extent of the taxes or additional amounts paid by the Borrower under this Clause 9.7 with respect to the taxes giving rise to such refund); provided that the Borrower, upon the request of the Financing Party, agrees to repay the amount paid over to the Borrower to the Financing Party if the Financing Party is required to repay such refund to such taxing authority.

9.7.8
No Bank shall be obliged to make any payment under Clause 9.7 if, by doing so, it would contravene the terms of any applicable Law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of Law).

10	Representations and warranties

10.1	Borrower representations and warranties

Each Financing Party and Hedging Bank has entered into this Agreement in reliance on the representations of the Borrower and the Guarantor set out in this Clause 10, and each of the Borrower and the Guarantor warrants to each Financing Party and each Hedging Bank on the date of this Agreement as set out in this Clause 10.

(a)
Status: Each Security Company is a company duly incorporated and existing under the Laws of the jurisdiction of its incorporation, and it possesses the capacity to sue and be sued in its own name and has the power to carry on its business and to own its property and other assets.

(b)
Powers and authority: Each Security Company has power to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to carry out the transactions contemplated by those documents and to grant and create the Security and all necessary corporate, shareholder and other action has been or will be taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow or the Guarantor to guarantee will be exceeded as a result of borrowings under this Agreement.

(c)	Binding obligations, security and Secured Collateral:

(i)
Each of the Security Parties' obligations under the Transaction Documents to which it is a party constitute its legal, valid, binding and enforceable obligations (subject to the reservations and qualifications in respect of such matters in the opinions delivered pursuant to Schedule 2, Part 1, paragraph 5(i)).

(ii)
Each Encumbrance expressed to be created under each Security Document (when entered into) is and will remain a first priority legal, valid and binding and (subject to the reservations and qualifications in respect of such matters in the opinions delivered pursuant to Schedule 2, Part 1, paragraph 5(i)) enforceable and perfected Encumbrance over the Secured Collateral, subject only to Permitted Encumbrances (including with respect to priority).

(iii)
All surface and mining leases constituting Secured Collateral are valid and subsisting in all material respects, and to the best knowledge of the Borrower, all mining leases are superior and paramount to all other leases or other Mining Rights respecting the Mesquite Mine.

(iv)	Except as expressly described in the Base Case Model, the Borrower has not assigned, sold or created in any other person or entity any right or interest which would give rise to a Royalty Expense.

(d)	Contraventions: The execution, delivery and performance by each Security Company of the Financing Documents and Material Contracts to which it is a party does not:

(i)	contravene any applicable Law or regulation or any order of any governmental or other official authority, body or agency or any judgment, order or decree of any court having jurisdiction over it;

(ii)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any of the Permits or Mining Claims;

(iii)
conflict with, or result in any material breach of any of the terms of, or constitute a material default under, any agreement or other instrument to which it is a party or any licence or other authorisation to which it is subject or by which it or any of its property is bound; or

(iv)	contravene or conflict with its constitutional documents or by-laws or any resolution of its board of directors.

(e)
Insolvency: Each Security Company is able to pay its debts (including trade debts) as the same become due. None of the Security Companies has taken any action nor have any steps been taken, petition presented or resolution passed or legal proceedings been started or threatened against it in respect of any bankruptcy proceeding or for the winding-up, dissolution, liquidation or re-organisation of it or any of its assets, the enforcement of any Encumbrance over its assets or for the appointment of a receiver, administrative receiver, or administrator, trustee or similar officer of it or of any of its assets.

(f)	No default or trigger:

(i)	no Default or Trigger has occurred or will occur as a result of making any Advance; and

(ii)
no Security Company is (nor would be with any of the giving of notice, the lapse of time, the determination of materiality, or the satisfaction of any other condition) in breach of or in default under:

(aa)	any Material Contract to which it is a party or any Permit or Mining Claim;

(bb)	any other agreement to which it is a party or which is binding on it or any of its assets which could reasonably be expected to have a Material Adverse Effect.

(g)
Litigation: Other than as set out in the letter dated 28 March 2007 from the Borrower to the Agent, no action, litigation, arbitration or administrative proceeding has been commenced, or is pending or, to the knowledge of the Borrower, threatened, against any Security Company which, if decided adversely, could reasonably be expected to have a Material Adverse Effect, nor, to the knowledge of the Borrower, is there subsisting any unsatisfied judgments or awards given against it by any court, arbitrator or other body for amounts exceeding US$250,000 in aggregate in respect of any Security Company.

(h)
Accounting Principles: Each of the latest Accounts and other financing statements prepared by the Guarantor and delivered by the Borrower to the Agent under this Agreement have been prepared consistently with United States GAAP.

(i)	Encumbrances: No Encumbrance other than Permitted Encumbrances exists over all or any part of the assets of the Borrower or the Guarantor.

(j)
No Encumbrances created: The execution by each of the Security Companies of the Financing Documents to which it is or is to be a party and the exercise of its rights and the performance of its obligations under the Financing Documents does not and will not result in the creation of, or any obligation to create, any Encumbrance over or in respect of its assets other than in favour of the Secured Parties pursuant to the Financing Documents.

(k)	Authorisations:

(i)	All Permits listed in Schedule 10, Part A and other consents, licences, permits, approvals and authorisations required by Law and which are necessary:

(aa)	to carry out the Project;

(bb)	for the ownership of the Secured Collateral and the conduct of the Borrower's business and (where relevant) to implement the Initial Development Plan;

(cc)	for the performance and discharge of its obligations under the Transaction Documents to which it is a party; and

(dd)	in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Transaction Documents to which it is a party,

(in each case, other than those other consents, licenses, permits, approvals and authorisations referred to in sub-clause (k)(ii) below) have been validly issued and obtained and are valid and in full force and effect and there is not (nor has there been) a breach or default of their terms and conditions (other than a breach or default that has been remedied in full by the Borrower and in respect of which there is no outstanding liability), in all cases, other than in the case of the Permits, which could reasonably be expected to have a Material Adverse Effect and:

(AA)	no notice has been served or delivered by any person to revoke, suspend or vary any such Permits or such other consents, licences, permits, approvals and authorisations; and

(BB)	to the knowledge of the Borrower, no steps have been taken to revoke, suspend or vary any such Permits or such other consents, licences, permits, approvals and authorisations.

(ii)
In respect of any Permit listed in Schedule 10, Part B or other consent, licence, permit, approval and authorisations which are required by Law at any given time after the date of this Agreement and which are necessary to do the following at such time:

(aa)	to carry out of the Project;

(bb)	for the ownership of the Secured Collateral and the conduct of the Borrower's business and (where relevant) to implement the Initial Development Plan;

(cc)	for the performance and discharge of its obligations under the Transaction Documents to which it is a party; and

(dd)	in connection with the execution, delivery, validity, enforceability or admissibility in evidence of the Transaction Documents to which it is a party,

the Borrower has no reason to believe that such Permit, consent, licence, permit, approval or authorisation will not be obtained when the same becomes required by Law for the purposes specified above.

(iii)
No statement made by any Security Company for the purpose of any grant of any consent, licence, permit, approval or authorisation necessary for the carrying out of the Project was false or misleading in any material respect or was recklessly made.

(l)
Taxes: Each Security Company has complied with all Taxation Laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes except for Taxes or assessments in relation to the ordinary course of its business or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest Accounts or other information delivered to the Agent under this Agreement.

(m)	Information Package:

(i)	The factual information contained in the Information Package was, at the date of the relevant report or document, true and accurate and not misleading in any material respect;

(ii)
there are no other facts the omission of which would make any fact or statement in the Information Package misleading in any material respect and nothing has occurred which would render any fact or statement in the Information Package untrue or misleading in any material respect;

(iii)
all estimates, forecasts and projections contained or referred to in the Information Package and all assumptions and presumptions upon the basis of which the same were made, were, in the opinion of the Borrower and the Guarantor acting reasonably, fair and reasonable at the time they were made, and, to the knowledge of the Borrower and the Guarantor, nothing has occurred since the date the same were made which would necessitate a materially adverse revision to any of those estimates, forecasts or projections in order for them to be fair and reasonable; and

(iv)
there are no facts, transactions, events or occurrences (other than general political or economic facts, transactions, events or occurrences) which could easonably be expected to materially adversely affect the business, assets, liabilities or financial condition of any Security Company and which have not been disclosed to the Agent.

(n)	Accounting reference date: The accounting reference date of the Borrower is 31 December.

(o)	Environmental:

(i)
Each Security Company has at all times since 7 November 2003 complied (and continues to do so) with all relevant applicable Environmental Laws and Environmental Authorisations in connection with the conduct of its business and the ownership, use, exploitation or occupation of its assets and there has been no default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the same and to the best of its information, knowledge and belief, no circumstances have arisen:

(aa)	which would entitle any person or entity to revoke, suspend, amend, vary, withdraw or refuse to amend any Environmental Authorisation; or

(bb)	which might give rise to a claim against it.

(ii)
Since 7 November 2003 no circumstances have arisen relating to the treatment, storage, manufacture, generation, refining or use of Dangerous Materials from, in, upon, or under any real property owned or occupied by any Security Company which might reasonably be expected to have an adverse effect on the Environment.

(iii)	To the best of its information, knowledge and belief, prior to 7 November 2003:

(aa)
there was no material default in the observance of the conditions and restrictions (if any) imposed in, or in connection with, any of the relevant applicable Environmental Laws and Environmental Authorisations in connection with the conduct of the business of the Mesquite Mine and the ownership, use, exploitation or occupation of the Mesquite Mine assets;

(bb)	no circumstances arose which might give rise to a claim against any Security Company that could reasonably be expected to have a Material Adverse Effect; and

(cc)
no circumstances arose relating to the treatment, storage, manufacture, generation, refining or use of Dangerous Materials from, in, upon, or under any real property of the Mesquite Mine which could reasonably be expected to have a material adverse effect on the Environment.

(p)
Capital Expenditure: The Borrower has (taking into account the Commitments of the Banks hereunder) sufficient committed funds available to it to enable it to make the Permitted Capital Expenditures anticipated in the Initial Development Plan.

(q)	No material adverse change, etc.:

(i)
since the date of the latest Accounts delivered to the Agent, no event has occurred which has had or could be reasonably expected to have a Material Adverse Effect and which has not been taken into account in the Development Plan;

(ii)
since 7 November 2003, the Borrower (aa) has not undertaken any trading activity other than the operation and development of the Mesquite Mine or as contemplated by the Development Plan, the Mining Claims, the Permits or the Material Contracts or other contracts or agreements in respect of the Project and (bb) has not acquired any assets or liabilities except for assets and liabilities which may arise pursuant to the Mining Claims, the Permits and the Material Contracts or other contracts or agreements in respect of the Project and liabilities which are included in the Development Plan; and

(iii)	the Borrower does not carry on any trade or business other than the Project.

(r)	Title: The Borrower has good, marketable and indefeasible title to, and is the beneficial owner of, all Secured Collateral, free and clear of any Encumbrance other than any Permitted Encumbrance.

(s)	Hedging: the Borrower has not entered into any Derivative Transaction other than the Permitted Hedging Transactions.

(t)	Transaction Documents and Consents:

(i)
The copies of the Transaction Documents and authorisations, approvals, licences and consents which are delivered to the Agent by the Borrower from time to time are true and complete copies of such documents as at the date on which they are delivered, and include copies of all side letters relating thereto (if any).

(ii)
None of the documents referred to in Clause 10.1 (t)(i) has been materially varied or supplemented in any way since the relevant copies were delivered to the Agent except by means of a document, a Certified Copy of which has been given to the Agent.

(iii)
There are no other material agreements or arrangements to which any Security Company is a party on the date of this Agreement relating to the Project, Certified Copies of which have not been delivered to the Agent prior to the date of this Agreement.

(u)	Insurances:

(i)
All Insurances required pursuant to the Agreed Insurance Programme and by Law to be in place have been placed, are in full force and effect and no event or circumstance has occurred nor has there been any omission to disclose a fact which in any such case could entitle any Insurer to avoid or otherwise reduce its liability under or in respect of any such insurances to less than the amount provided in the relevant policy.

(ii)	There are no insurances in effect under which the Borrower is insured or has any rights except for the Insurances.

(v)	Development Plan and Operating Budget:

(i)
The most recent Development Plan and Operating Budget required to be delivered to the Agent under this Agreement and the assumptions on which such documents were based were arrived at by the Borrower and its directors in good faith, with due care and proper consideration.

(ii)
It is not aware of any fact, event or circumstances which makes the most recent Development Plan and/or Operating Budget inaccurate or misleading in a manner that could reasonably be expected to have a Material Adverse Effect.

(iii)	As at the date of this Agreement the Base Case Model takes due account of:

(aa)	all provisions of the Transaction Documents and other authorisations, approvals, licences and consents;

(bb)	all applicable Laws as they apply (including those relating to Taxes); and

(cc)	all other relevant facts and circumstances affecting the Project that are known to the Security Companies.

10.2	Repetition

The representations set out in this Clause 10 shall survive the execution of this Agreement and the Repeating Representations are deemed to be repeated by the Borrower and, until the Completion Date, by the Guarantor by reference to the facts and circumstances then existing on each Drawdown Date, the first date of each Interest Period, the Completion Date and, for the benefit of the Hedging Banks only, on the date each ISDA Master Agreement is entered into and the date on which each Transaction (as defined in the relevant ISDA Master Agreement) is entered into.

11	Undertakings

11.1	Information undertakings

The undertakings in this Clause 11.1 are made by the Borrower to each Financing Party and each Hedging Bank and shall remain in force during the Security Period, unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees.

(a)
Annual Accounts: As soon as the same become available (and in any event within 120 days after the end of each of its Financial Years), the Borrower shall deliver to the Agent in sufficient copies for all the Banks its Accounts and the Accounts of the Guarantor for each Financial Year which shall, in the case of the Guarantor's Accounts, have been audited by the Auditors.

(b)
Interim Accounts: As soon as the same become available (and in any event within 45 days after the end of each of the first three quarter periods of each of its Financial Years), the Borrower shall deliver to the Agent in sufficient copies for all the Banks its management accounts and the unaudited interim consolidated accounts of the Guarantor for each such quarter period.

(c)	Development Plan and Operating Budgets:

The Borrower shall:

(i)
provide to the Agent (with sufficient copies for the Banks and the Independent Technical Consultant) for the Agent's approval any proposed material alterations to the Development Plan to reflect any change to the Project or any Variation. The Agent may commission the undertaking of an independent study to evaluate such proposed alteration, such independent study to be at the Borrower's expense. Until the Agent has approved such alterations (acting on the instructions of the Majority Banks) the previously approved Development Plan will continue in effect;

(ii)	provide to the Agent for the Agent's approval (such approval to be given in accordance with the instructions of the Majority Banks):

(aa)	not less than 45 days prior to the first Repayment Date following the Completion Date and thereafter no later than 30 days prior to the end of each Financial Year; and

(bb)	at the same time as any alteration to the Development Plan is proposed in accordance with sub-clause (i) above following the Completion Date,

an Operating Budget for the twelve Month period following such Repayment Date or alteration to the Development Plan. Each such Operating Budget shall be consistent with the Development Plan, (except where any alteration to the Development Plan is being proposed, in which case it shall be consistent with the proposed Development Plan) or in the event that it is not so consistent, the Borrower shall simultaneously propose an alteration to the Development Plan (in accordance with sub-clause (i) above) and explain the reason for any such alteration thereto. Until the Agent has approved such Operating Budget (acting on the instructions of the Majority Banks) the Borrower shall be obliged to comply with the most recently approved Operating Budget which will continue in effect; and

(iii)
on a request of the Agent or, if the Borrower shall determine that any of the estimates, forecasts, assumptions (whether technical or economic) or other projections contained within the Development Plan and/or the Operating Budget are materially incorrect and/or should be materially different from those set out in the then current Development Plan or Operating Budget (as the case may be), then immediately following such request or determination, provide to the Agent revised estimates forecasts, assumptions or other projections and revise the Development Plan and the Operating Budget accordingly provided that in the event of any dispute as to whether such estimates, forecasts, assumptions or projections are materially incorrect, the Agent (acting reasonably) shall determine the applicable estimates, forecasts assumptions and projections which shall apply on the basis of that which it considers to be prudent at the time (but in the case of technical issues, after consultation with the Independent Technical Consultant).

(d)	Monthly Reports: The Borrower shall deliver to the Agent (in sufficient copies for all the Banks and the Independent Technical Consultant):

(i)	a Monthly Report; and

(ii)	a Monthly summary of management information regarding the Guarantor and its Subsidiaries,

in each case, not more than 30 days after the end of each calendar Month.

(e)
Information on request: The Borrower shall promptly following the Agent's request, and at the Borrower's expense, provide or procure the provision to the Agent of such other information, estimates, forecasts or projections in relation to any Security Company and any of the businesses, assets, financial condition, ownership or prospects of any Security Company as the Agent may reasonably require.

(f)	Compliance certificates: On each Repayment Date, the Borrower shall provide to the Agent a Compliance Certificate.

(g)	Reserve Statements: The Borrower shall provide the Agent with all revised Reserve Statements which have been prepared pursuant to changes to the Development Plan or as required by Law.

(h)	ITC Report: The Borrower shall co-operate with, and provide all reasonable assistance to, the Independent Technical Consultant including access during normal working hours to financial and technical information and data and relevant directors and other personnel to enable the ITC Report being made available (at the expense of the Borrower) no later than 30 days after the relevant date, which shall be:

(i)	prior to the Completion Date, the last day of each three Month period after the date of this Agreement;

(ii)	the Completion Date; and

(iii)	following the occurrence of the Completion Date, each anniversary thereof, if required by the Agent (acting on the instructions of the Majority Banks, acting reasonably).

(i)
Accounting Principles: The Borrower shall ensure that all Accounts and other financial statements submitted to the Agent and the Banks under this Agreement are prepared in accordance with United States GAAP.

(j)
Default, litigation, etc.: The Borrower shall, promptly upon becoming aware of the same and, in any event, within 5 Business Days of becoming aware of the same, notify the Agent and provide details of:

(i)	the occurrence of a Default or Trigger;

(ii)
any litigation, arbitration or administrative proceeding (including any notification from any governmental or administrative authority in respect of any alleged breach of Environmental Law) commenced against any Security Company or the Secured Collateral (or any part thereof) either involving a potential liability in excess of US$250,000 or which could reasonably be expected to have a Material Adverse Effect;

(iii)
any notice, order, direction, requisition, permission or other like matter whatsoever issued by any competent person or entity or government authority or department to the any Security Company relating to such company, or any of its respective undertaking, rights or assets the effect of which could reasonably be expected to have a Material Adverse Effect;

(iv)
any occurrence (including the occurrence of any event beyond the reasonable control of the Borrower (other than general political or economic events of occurrence) or any third party claim or liability) which could reasonably be expected to have a Material Adverse Effect;

(v)	any occurrence which causes the unscheduled cessation or disruption to construction or operation of the Mining Operations or refining operations for a period of three or more days; and

(vi)
any proposal (whether formal or informal) for the material amendment, cancellation, waiver, surrender, abandonment, termination or other similar action in relation to any Mining Claim, Permit, Mining Right or Material Contract other than any such proposal in relation to any Mining Claim, Permit, Mining Right or Material Contract that is not, at the time of such proposal required in the Development Plan.

(k)
Insurances: The Borrower shall notify the Agent promptly on the happening of any event which could reasonably be expected to affect, render void, voidable, unenforceable, suspend, impair or defeat any of the Insurances in a material manner; or of any fact, event or circumstance which has caused or may cause the Borrower to be in breach of any material requirement in relation to the Insurances.

(l)	Contracts: The Borrower shall provide to the Agent Certified Copies of any contract, or agreement entered into by the Borrower after the date of this Agreement in accordance with Clause 11.4(m)(ii).

11.2	Guarantor undertakings

11.2.1	The Guarantor undertakes to each Financing Party and each Hedging Bank that prior to the Completion Date, it shall unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees:

(a)	maintain a consolidated net worth equal to or greater than US$25,000,000, computed in accordance with United States GAAP;

(b)	maintain Current Assets in excess of Current Liabilities (as such terms are defined in its latest Accounts) by 1.1:1;

(c)	not incur any additional Indebtedness after the date of this Agreement in excess of US$5,000,000 outstanding at anytime;

(d)	own, directly or indirectly, 100% of the voting rights in the Borrower; and

(e)
provide to the Borrower such non-monetary support and assistance using its reasonable commercial efforts as is necessary for Completion to be achieved by the Target Completion Date provided that such support and assistance does not constitute a payment or performance guarantee and provided further that the Guarantor shall not be liable for any losses, costs, expenses, damages or other amounts arising from the failure to achieve Completion by the Target Completion Date, other than to the extent set out in the Guarantee.

11.2.2
The Guarantor undertakes to each Financing Party and each Hedging Bank that following the Completion Date and until expiry of the Security Period, it shall, unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees own at least 50.1% of the voting rights in the Borrower and provide to the Borrower such non-monetary support and assistance using its reasonable commercial efforts as is necessary for the Mining Operations to be conducted in a manner that would be expected of a professional, prudent operator of a mine of the size, location and characteristics comparable to the Project and in the manner and with the skill and care of a reasonable business man, provided that such support and assistance does not constitute a payment or performance guarantee and provided further that the Guarantor shall not be liable for any losses, costs, expenses, damages or other amounts arising from the failure of the Mining Operations to be so conducted.

11.2.3
The Parties acknowledge that the Guarantor intends to enter into certain transactions as contemplated in the "Agreement and Plan of Merger between Western Goldfields, Inc, Western Goldfields US Inc and Western Goldfieds Inc" (for the purpose of this Clause, the Merger Agreement) appended to the United States Securities and Exchange Commission Form S - 4 dated 26 March 2007 (for the purpose of this Clause, the Restructure).

If the Restructure is approved by the stockholders of the Guarantor and the Guarantor proceeds with the implementation of the Restructure, the Guarantor shall procure, prior to completion of the Restructure and to the satisfaction of the Agent (acting on the instructions of the Majority Banks):

(a)
that if the Restructure occurs prior to the Completion Date, the ultimate Holding Company of the Guarantor (for the purpose of this Clause, the Parent) issues in favour of the Financing Parties and the Hedging Banks a guarantee on the terms of the Guarantee;

(b)	that the Parent accede to this Agreement on the same terms as the Guarantor;

(c)	that the immediate Holding Company of the Borrower (for the purpose of this Clause, the HoldCo) enters into a stock pledge agreement or agreements on the terms of the Pledge Agreement;

(d)	that the HoldCo accedes to this Agreement in order to give the covenants set out in Clauses 11.2.1 (d) and 11.2.2; and

(e)
in relation to the Parent and the HoldCo and the transactions contemplated in (a) to (d) above, the provision of such legal opinions, corporate resolutions and such other documentation (including know your customer documentation) as the Agent may reasonably request.

11.2.4
If, at any time after the date of this Agreement and during the Security Period, the Guarantor proposes to make or effect, or submits any filings to make or effect, any material changes to the Restructure, it shall no later than 10 Business Days prior to such material amendments being made or effected or such filings being submitted:

(a)	notify the Agent in writing of such proposals to be made or effected, or filings to be submitted; and

(b)
consult with the Agent in respect of such proposals to be made or effected, or filings to be submitted and the affect the same would have on the interests of the Financing Parties and Hedging Banks under the Financing Documents.

If, in the Agent's opinion (acting reasonably and on the instructions of the Majority Banks and in consultation with the Banks' Legal Advisers) such material changes:

(i)	could be expected to have a Material Adverse Effect;

(ii)	could be expected to render any or all of the undertakings and conditions referred to in Clause 11.2.3 above inapplicable or unenforceable; or

(iii)	result in a different:

(AA)	final corporate group structure (including the additional of interim holding companies); or

(BB)
management team and board of directors, in each case, to that contemplated in the Merger Agreement and the Restructure and which could reasonably be expected to have an adverse effect on the Financing Parties and Hedging Banks' interests under the Financing Documents, the Guarantor shall not make or effect, or submit any filings to make or effect, such material changes until the Parties have agreed, to the satisfaction of the Agent (acting on the instructions of the Majority Banks), such changes to the undertakings and conditions referred to in Clause 11.2.3 above as are appropriate and necessary with regard to the Financing Parties and Hedging Banks' interests under the Financing Documents.

11.2.5
On satisfaction of the conditions set out in Clauses 11.2.3 and 11.2.4 above, the Guarantee and the Pledge Agreement shall terminate and the Guarantor shall have no further liabilities under those documents or this Agreement save for any liabilities that arose prior to the satisfaction of such conditions and which remain outstanding at such time.

11.2.6	Any information received by the Agent pursuant to Clause 11.2.4 shall be treated as "Confidential Information" for the purposes of Clause 24.2.

11.3	Positive undertakings

The undertakings in this Clause 11.3 are made by the Borrower to each Financing Party and each Hedging Bank and shall remain in force during the Security Period, unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees.

(a)
Pay Taxes: The Borrower shall pay and discharge all Taxes and governmental charges payable by or assessed upon it prior to the date on which the same become overdue unless, and only to the extent that, such Taxes and charges shall be contested in good faith by appropriate proceedings, pending determination of which payment may lawfully be withheld, and there shall (if the Auditors so advise) be set aside adequate reserves with respect to any such Taxes or charges so contested in accordance with United States GAAP.

(b)	Insurances: The Borrower shall comply with all its obligations set out in the Agreed Insurance Programme.

(c)	Authorisations: The Borrower shall obtain, maintain and comply with the terms of any:

(i)	Permit; and

(ii)	any other permit, authorisation, approval, licence, consent, exemption, clearance, filing or registration necessary:

(aa)	for the conduct of its business in accordance with the Development Plan; and

(bb)
to enable it to perform its obligations under, or for the validity, enforceability or admissibility in evidence of, any Transaction Document, other than where the absence of such permit, authorisation, approval, licence, consent, exemption, clearance, filing or registration could not reasonably be expected to have a Material Adverse Effect.

(d)
Access: For the purpose of monitoring the performance of the Borrower's obligations under the Transaction Documents the Borrower shall permit the Agent or the Banks and any person or entity (being an accountant, auditor, solicitor, valuer or other professional adviser of the Agent or the Banks and including the Independent Technical Consultant) authorised by the Agent, at all reasonable times during normal business hours and on reasonable notice, to have access to its property, premises and accounting books and records and to its officers, but in no event more than once in any 12 Month period other than (i) when a Trigger Event or an Event of Default has occurred and is continuing and then as often as the Agent deems necessary or advisable and (ii) in respect of the Agent and the Independent Technical Consultant who together shall be entitled to have such access to its property, premises and accounting books and records and to its officers four times during any 12 Month period from the date of this Agreement until the Completion Date.

(e)
Mining Operations: The Borrower shall develop, maintain and operate the Mining Operations in accordance with the Development Plan in all material respects and procure that the same and other assets of the Borrower are maintained and diligently operated for the extraction, production, transportation, storage, processing and delivery of gold in a good and workmanlike manner and in accordance with (a) prudent industry practices, (b) the Transaction Documents and (c) in all material respects, all applicable Laws, rules and regulations, and procure that appropriate action is taken according to practices of prudent operators in the industry to maintain and manage the Mining Operations and all operations on such sites and procure that all machinery, equipment and facilities of any kind now or hereafter forming part of the same or on such sites as necessary for the extraction, production, transportation, storage, processing, delivery or marketing of gold are provided and are kept in all material respects in good and efficient operating condition (taking into account reasonable wear and tear).

(f)	Maintenance of Secured Collateral:

The Borrower shall:

(i)	maintain all tangible Secured Collateral in good condition and repair (ordinary wear and tear accepted);

(ii)	defend the Secured Collateral against all claims by persons or entities other than the Agent; and

(iii)
take all commercially reasonable steps necessary to release or discharge any Encumbrance (other than a Permitted Encumbrance) on the Secured Collateral in favour of any third party, including by paying any amounts owed in respect thereof in compliance with the Financing Documents, unless the Borrower is contesting such Encumbrance in good faith by proper legal proceedings; provided that in the event the Borrower fails to release, discharge or contest any such Encumbrance promptly, the Agent may (but shall not be obligated to) satisfy or contest such Encumbrance, and the Borrower shall reimburse the Agent for all sums expended to so satisfy or contest on demand.

(g)	Mining Rights and Material Contracts:

The Borrower shall:

(i)	carry out its business including the operations which are the subject of the Mining Rights in a manner consistent with prudent industry practice;

(ii)
pay when due all claims, maintenance fees, rents, Royalty Expenses and other royalties and other sums and make all filings with government agencies as are required to maintain the Mining Rights and the Mining Claims in good standing; and

(iii)	comply with the terms of each of the Material Contracts except to the extent that non-compliance could not reasonably be expected to have a Material Adverse Effect.

(h)
Ranking of obligations: The Borrower shall ensure that its obligations under the FinancingDocuments to which it is a party insofar as the same are not secured under any of the Security Documents, shall at all times rank at least pari passu with all its other present and future Indebtedness except for any obligations which are mandatorily preferred by Law and not by contract.

(i)
Priority of Security: The Borrower shall ensure that its payment obligations to the Banks and the Hedging Banks under the Financing Documents to the extent that they are secured under the Security Documents, shall at all times rank in all respect in priority to all its other Indebtedness other than such Indebtedness as would be preferred by applicable Law.

(j)
Further documents: The Borrower shall at the request of the Agent, do or procure the doing of all such things and execute or procure the execution of all such documents as are, in the opinion of the Agent acting reasonably, required to ensure that the Secured Parties obtain all the rights and benefits intended to be conferred on them under the Security Documents.

(k)
Compliance with Laws (other than Environmental Laws): The Borrower shall maintain all Secured Collateral in compliance with and otherwise comply in all respects with the Law, excluding Environmental Laws, except to the extent any non-compliance could not reasonably be expected to have a Material Adverse Effect.

(l)	Compliance with Environmental Laws: The Borrower shall comply in all respects with Environmental Law.

(m)
Dangerous Materials: The Borrower shall ensure that all Dangerous Materials treated, kept and stored, produced, manufactured, generated, refined or used from, in, upon, or under any of the property owned or occupied by it are held and kept upon such property in compliance with applicable Law and in such a manner consistent with prudent industry practice.

(n)	Consent to Assignment: At the request of the Agent, the Borrower shall deliver to the Agent a Consent to Assignment in respect of any Material Contract described under Clause 11.4(m)(ii)(cc).

(o)
Maintenance of Existence: The Borrower shall do all things necessary to preserve and keep in full force and effect its existence, franchises, rights and privileges under the Laws of the State of Nevada.

11.4	Negative undertakings

Theundertakings in this Clause 11.4 are made by the Borrower to each Financing Party and each Hedging Bank and shall remain in force during the Security Period, unless the Agent (acting on the instructions of the Majority Banks) otherwise agrees.

(a)	Negative Pledge: The Borrower shall not create or permit to subsist any Encumbrance over any of its assets other than Permitted Encumbrances;

(b)	Disposal of assets: The Borrower shall not make a Disposal other than:

(i)	Disposals of mineral production in the ordinary course of its operating or trading activities at arm's length and on commercial terms and not inconsistent with the Development Plan;

(ii)
Disposals in respect of which the book value of any single asset disposed of by the Borrower does not exceed US$250,000 (or the equivalent thereof) or in respect of which all assets disposed of by the Borrower in any 12 Month period does not exceed US$500,000 (or the equivalent thereof), provided that such Disposal:

(aa)	is not inconsistent with the Development Plan; or

(bb)	does not adversely affect the Borrower's ability to implement the Development Plan;

(iii)	a Disposal at arm's length and on commercial terms of obsolete assets or of assets which are promptly replaced by other assets of equivalent or greater utility;

(iv)	a Disposal of any Permitted Investment held in an account subject to the Account Control Agreement;

(v)	the grant of any option or other right to purchase any asset in a transaction that would be permitted under this Clause 11.4(b); or

(vi)	Disposals of any assets, including without limitation any Permitted Investment, held in the Distribution Account.

For the purposes of this paragraph, the value of any asset shall be the greater of its book value and the consideration received for it.

(c)	Mergers: The Borrower shall not enter into any amalgamation, demerger, merger or reconstruction.

(d)	Loans: The Borrower shall not make any loans or grant any credit to or for the benefit of any person or entity, other than:

(i)	amounts of credit allowed in the ordinary course of its trading activities;

(ii)	loans and advances to employees in the ordinary course of the business of the Borrower as presently conducted in an aggregate principal amount not to exceed $500,000 at any time outstanding; and

(iii)
deposits or similar arrangements with utility providers made in the usual course of dealings with such utility providers provided that reasonable details of any such deposits or similar arrangements made after the date of this Agreement have been provided in writing to the Agent.

(e)
Issue of shares: The Borrower shall not issue any further shares (other than to the Guarantor and provided that such shares are subject to the Pledge Agreement) or alter any rights attaching to its issued shares in existence at the date of this Agreement.

(f)	Indebtedness: The Borrower shall not incur or permit to subsist any Indebtedness other than Permitted Indebtedness.

(g)	Restriction on expenditure: The Borrower shall not incur:

(i)	Capital Expenditure during any period other than the Permitted Capital Expenditure for the relevant period;

(ii)	Cost Overruns in excess of the amount standing to the credit of the Cost Overrun Account; and

(iii)	Operating Costs during any period other than in accordance with the Operating Budget for the relevant period or otherwise as required by Law,

provided that the Borrower may incur emergency expenditures during any period that are not included in the Operating Budget for the relevant period provided that the Borrower (acting reasonably) has certified to the Agent and the Independent Technical Consultant within 5 Business Days of incurring such emergency expenditures that (i) such emergency expenditures were necessary in order to avoid, remedy or mitigate any breach or default or any potential breach or default of or in connection with any Transaction Document or any Law (including any Environmental Law) and (ii) the circumstances giving rise to such emergency expenditures were not reasonably foreseeable.

(h)	Hedging: The Borrower shall not enter into any Derivative Transaction other than a Permitted Hedging Transaction.

(i)	Distributions: The Borrower shall not make any transfer into the Distribution Account, except in accordance with Clause 12.5.2(f), and only subject to the following conditions being satisfied:

(i)	the Repayment Date falling after the Completion Date has passed;

(ii)	no Default or Trigger has occurred and is continuing;

(iii)	the Historic DSCR is greater than 1.25:1;

(iv)	the mandatory prepayment obligations set out in Clause 6.3 have been complied with in full;

(v)	the transfer is made within 30 days following a Repayment Date; and

(vi)	no Default or Trigger would occur, and the ratio in Clause 11.4(i)(iii) would not fail to be achieved at the level referred to herein, as a result of such transfer.

(j)	Change of business, deviation from Development Plan: The Borrower shall not make any material change to the nature or scope of its business from that agreed in the Development Plan.

(k)	Development Plan: The Borrower shall not make any material change, variation, amendment or supplement to the Development Plan other than as permitted under the Financing Documents.

(l)
Mining Claims, Permits, Mining Rights: The Borrower shall not amend, vary, release, terminate, cancel, surrender, abandon or concur in the same, or do or omit to do or suffer anything which renders terminable or cause to be frustrated or waive any rights available to it under (or agree to any of the same) any of the Mining Claims, Permits or Mining Rights:

(i)	that are required in the implementation of the Development Plan; or

(ii)	where such amendment, variation, release, termination, cancellation, surrender, abandonment, frustration or waiver could reasonably be expected to have a Material Adverse Effect.

(m)	Material Contracts: The Borrower shall not:

(i)	amend, vary or terminate any Material Contract where such amendment, variation or termination could reasonably be expected to have a Material Adverse Effect; or

(ii)	enter into any other contract or agreement in respect of the Project other than:

(aa)
a replacement or substitute contract for a Material Contract that has expired or been terminated provided that the Agent has approved in writing that replacement or substitute contract prior to the Borrower entering into the same (such approval not to be unreasonably withheld or delayed);

(bb)	the contracts and agreements described in Schedule 13; or

(cc)
any contract or agreement in respect of the Project (other than those referred to in (aa) and (bb) above) provided that the Agent has approved in writing that contract or agreement prior to the Borrower entering into the same (such approval not to be unreasonably withheld or delayed) if, in respect of that contract or agreement:

(AA)	the term is greater than 12 Months;

(BB)	the annual value is greater than US$1,000,000; or

(CC)	is inconsistent with the Development Plan.

(n)
Abandonment of mine: The Borrower shall not abandon, or give notice of its intention to, or do anything, or suffer anything, which evidences its intention to abandon conduct of all or a substantial part of the Mining Operations other than in accordance with the Development Plan.

(o)
Waste: The Borrower shall not cause, permit or suffer, directly or indirectly, any Waste in respect of the Secured Collateral other than any portion thereof with respect to which Waste thereof could not reasonably be expected to have a Material Adverse Effect.

11.5	The Base Case Model

11.5.1	The Borrower shall not make any revision to the Base Case Model except in accordance with this Clause 11.5,

11.5.2
By notice to the Borrower, the Agent may at any time make, or require the Borrower in the manner directed by the Agent to make, in each case, with the consent of the Borrower (acting reasonably), such revisions to the Base Case Model as may be required for the purpose of:

(a)	correcting any deficiency in the form or structure of the Base Case Model; or

(b)	incorporating any additional or revised assumptions required to reflect any changes to the Development Plan made in accordance with this Agreement.

11.5.3
If the Agent and the Borrower are unable to agree such revisions to the Base Case Model as may be required within 10 Business Days of the Agent giving notice to the Borrower pursuant to Clause 11.5.2, the Independent Technical Consultant shall determine such revisions. In this case, the Independent Technical Consultant's determination of the revisions that are required shall (in the absence of fraud or manifest error) be final and conclusive. During the period in which any determination is being made by Independent Technical Consultant in accordance with this Clause, the Base Case Model shall remain in its form prior to the Agent giving notice to the Borrower pursuant to Clause 11.5.2.

11.5.4	If the Base Case Model is revised, the Agent shall promptly notify each Bank and Hedging Bank of the revision.

12	Facility Accounts and Permitted Investments

12.1	Account Bank

12.1.1	The Borrower represents and warrants that it has appointed the Account Bank to open, maintain and operate the Facility Accounts in accordance with the provisions of the Financing Documents.

12.1.2	The Agent and the Borrower may agree to change the branch at which the Facility Accounts are maintained from time to time, such agreement to be in writing.

12.2	Facility Accounts

12.2.1	During the Security Period the Borrower shall maintain the following bank accounts denominated in US$ in its name at the relevant branch of the Account Bank (unless otherwise specified):

(a)	a Proceeds Account;

(b)	a Debt Service Reserve Account;

(c)	a Cost-Overrun Account; and

(d)	a payroll account.

12.2.2	The Borrower shall not open or maintain any bank, deposit, savings or other account except for the Facility Accounts other than:

(a)	the Distributions Account;

(b)	a physical gold account with the Refiner; and

(c)	the AIG commutation account.

12.2.3
Each Facility Account shall be a separate account at the Account Bank. The Proceeds Account, the Debt Service Reserve Account and the Cost-Overrun Account shall be subject to the Account Control Agreement.

12.2.4
If the Borrower receives any moneys for crediting to a Facility Account in a currency other than US Dollars it shall within a commercially reasonable period of time (unless otherwise agreed with the Agent) convert or, as the case may be, request the Account Bank promptly to convert these moneys into US Dollars and transfer the same to the Proceeds Account.

12.2.5
None of the restrictions on the withdrawal of funds from Facility Accounts contained in this Clause 12 shall affect the obligations of the Borrower to make all payments of any amount required to be made by it to the Agent, or the Banks, on the due date for payment thereof in accordance with the Financing Documents.

12.2.6
The Facility Accounts shall be subject to, and pledged by the Borrower on, the terms and conditions of the Pledge Agreement and the Account Control Agreement. The Agent agrees that it will send a Notice (as defined the Account Control Agreement) only upon the occurrence and during the continuance of an Event of Default or a Trigger Event. Upon the cessation of an Event of Default or a Trigger Event, the Agent shall send a notice to the Bank under the Account Control Agreement stating that the Activation Period (as defined therein) has ceased.

12.3	Withdrawals

12.3.1	No payments to, or withdrawals from, any Facility Account shall be made except as expressly permitted by this Clause 12 and in accordance with the Account Control Agreement.

12.3.2	The Borrower may not make any withdrawal from any Facility Account:

(a)	if an Event of Default or a Trigger Event has occurred and is continuing or would result from that withdrawal; and

(b)	the Security Trustee has given notice to the Account Bank pursuant to the Account Control Agreement on the occurrence of that Event of Default or Trigger Event.

12.4	Access to books and records

12.4.1
The Borrower irrevocably grants the Agent or any of its appointed representatives access to review the books and records of its Facility Accounts and agrees to deliver to the Agent copies of statements and other information relevant to the Facility Accounts as may be requested by the Agent from time to time. Subject to Clause 24, the Borrower irrevocably waives any right of confidentiality that may exist in respect of such books, records, statements and other information. The Borrower irrevocably authorises the Account Bank to give the Agent, Security Trustee and each Bank unrestricted access on reasonable prior notice to review such books, records, statements and other information held by the Account Bank, and to provide by fax, mail or telephone such additional information or records as the Banks or the Agent shall request and the Borrower shall take all such further steps or actions necessary to confirm or continue such authorisation.

12.4.2
Nothing in this Clause 12.4 shall require the Account Bank to disclose to any person or entity any books, records or other information which the Account Bank would not be required to disclose to the Borrower.

12.5	Proceeds Account

12.5.1	The Borrower shall pay into the Proceeds Account:

(a)	the proceeds of all Advances;

(b)	all amounts received in respect of Committed Equity;

(c)	any net proceeds received pursuant to the Hedging Documents;

(d)
all other receipts of the Borrower (including, without limitation, pursuant to any Disposals); and shall procure that all its Operating Revenues and other sums owing to it are paid directly into the Proceeds Account.

12.5.2	The Borrower may only withdraw sums from the Proceeds Account for the following purposes and in the following order of priority:

(a)
first, for paying Operating Costs (including transfers to the pay roll account) and, prior to the Completion Date, Permitted Capital Expenditure, in each case consistent with those costs and expenditures projected in the most recent Development Plan and Operating Budget;

(b)	second, to meet unpaid fees, costs and expenses of the Agent, the Security Trustee, the Arranger and the Account Bank incurred under the Financing Documents;

(c)	third, to meet its Debt Service liabilities under this Agreement and any Hedging Liabilities pursuant to any Permitted Hedging Transaction;

(d)	fourth, on any Repayment Date, to transfer amounts to its Debt Service Reserve Account in accordance with Clause 12.6;

(e)	fifth, on any Repayment Date, to make any mandatory prepayments in accordance with Clause 6.3; and

(f)	sixth, to make transfers into the Distributions Account provided that the conditions in Clause 11.4(i) have been satisfied in full.

12.5.3	Amounts standing to the credit of the Proceeds Account may be invested by the Borrower in Permitted Investments in accordance with the Account Control Agreement.

12.6	Debt Service Reserve Account

12.6.1
Having satisfied its obligations under Clause 12.5.2(a) to 12.5.2(c), the Borrower shall on or prior to the Completion Date transfer from its Proceeds Account directly to the Debt Service Reserve Account such amounts (if any and if available) as is required to ensure that the amount standing to the credit of its Debt Service Reserve Account at the Completion Date is equal to the Required Level for the Debt Service Reserve Account and shall thereafter maintain the Required Level pursuant to this Clause by transferring out of monies available for transfer under Clause 12.5.2(d).

12.6.2	The Required Level for the Debt Service Reserve Account is, at any time, the Debt Service which will become payable on the next Repayment Date.

12.6.3
The Borrower may only withdraw sums from the Debt Service Reserve Account with the prior written approval of the Agent which shall be produced to the Account Bank by the Borrower, prior to any such withdrawal and for the following purposes:

(a)
to pay Debt Service payable to the Banks, to the Agent as and when it falls due to the extent (but only to the extent) that the amount standing to the credit of the Proceeds Account when the relevant Debt Service falls due is insufficient to pay it in full; or

(b)
to the extent that the amount standing to the credit of the Debt Service Reserve Account at any time exceeds the Required Level for the Debt Service Reserve Account at that time and the amount withdrawn is transferred directly to the Proceeds Account, with respect to which the approval of the Agent shall only be required if an Event of Default or Trigger Event shall have occurred and is continuing.

12.6.4
The Borrower may satisfy its obligations to maintain at all times the Required Level for the Debt Service Reserve Account pursuant to this Clause by procuring the issue in favour of the Agent of a letter of credit in an amount no less than the Required Level for the Debt Service Reserve Account provided that such letter of credit is at all times:

(a)	in a form, and on terms, acceptable to the Agent (acting reasonably); and

(b)
issued by a bank or other financial institution acceptable to the Agent and who has, to the satisfaction of the Agent (acting reasonably), no recourse whatsoever to the Borrower, the Assets or the Project in respect of any liability or indebtedness arising as a result of the issue of, or payment under, such letter of credit.

12.6.5	Amounts standing to the credit of the Debt Service Reserve Account may be invested by the Borrower in Permitted Investments in accordance with the Account Control Agreement.

12.7	Cost Overrun Account

12.7.1	The Borrower shall deposit US$7,500,000 into the Cost Overrun Account prior to the first Advance.

12.7.2	The Borrower may withdraw sums from the Cost Overrun Account:

(a)
prior to the Completion Date, for the purpose of financing any Cost Overrun provided that in the case of any such Cost Overrun, the Development Plan and the Base Case Model have been updated to reflect the additional Capital Expenditure and the Agent (in consultation with the Independent Technical Consultant) has confirmed that such Capital Expenditure has been or is to be properly and reasonably incurred in connection with the Project and is a Cost Overrun;

(b)
upon the Completion Date, to transfer the amount (if any) standing to the Cost Overrun Account to the Debt Service Reserve Account to the extent required to satisfy the requirements of Clause 12.6 and thereafter to transfer any balance to an account nominated by the Borrower.

12.7.3	Amounts standing to the credit of the Cost Overrun Account may be invested by the Borrower in Permitted Investments in accordance with the Account Control Agreement.

12.8	Distributions Account

12.8.1
Having satisfied its obligations under Clause 12.5.2(a) to (e), the Borrower may, subject to Clause 11.4(i), transfer amounts (if any) standing to the credit of the Proceeds Account directly to the Distribution Account.

12.8.2	The Borrower shall be entitled to withdraw, at anytime, all and any amounts transferred pursuant to this Agreement into the Distribution Account.

13	Triggers

13.1	Trigger Event

Each of the following events shall be a Trigger Event:

(a)
Breach of Undertakings: Any Security Company breaches any one or more of its obligations (other than: (i) a payment obligation (which shall be an Event of Default under and in accordance with Clause 14.1 (a) and (ii) in the case of the Guarantor only, (A) its obligations in respect of its ownership in the voting shares of the Borrower under each of Clause 11.2.1 (d) and Clause 11.2.2 (which shall be an Event of Default under and in accordance with Clause 14.1 (j)(i)) and (B) any of its other obligations under Clause 11.2 (which shall be a Trigger Event under and in accordance with Clause 13.1 (b)) under any Financing Document, or any condition attached to any waiver or consent given under any Financing Document is not fulfilled on the due date provided that a Trigger Event shall not occur under this Clause 13.1 (a) in respect of a breach by the Borrower of any one or more of its obligations under Clause 11.3(l) or Clause 11.3(m) if, in either case,:

(i)	such breach is capable of being remedied by the Borrower;

(ii)	the amounts spent or to be spent by the Borrower to remedy such breach are equal to or less than US$50,000; and

(iii)	such breach is remedied by the Borrower within 10 days after the earlier of (i) notice of that breach being given by the Agent to the Borrower and (ii) the Borrower becoming aware of such breach.

(b)
Other defaults: Any Security Company breaches any of its obligations under any Transaction Document to which it is a party (other than obligations or conditions referred to in Clause 13.1(a) or 14.1(a)) and such breach could reasonably be expected to have a Material Adverse Effect and if it is capable of remedy, it is not remedied within 10 Business Days after the earlier of (i) notice of that breach being given by the Agent to the Borrower and (ii) the relevant Security Party becoming aware of such breach.

(c)
Breach of representation or warranty: Any representation, warranty or written statement made or deemed to be repeated by any Security Company under any Financing Document or in any document delivered by or on behalf of the Borrower under or in connection with any Financing Document is incorrect or inaccurate when made or deemed to have been made unless the circumstances giving rise to the representation, warranty or statement being incorrect or inaccurate:

(i)	are capable of cure or remedy; and

(ii)	are remedied within 15 Business Days such that if the representation, warranty or statement were repeated it would not be incorrect or misleading.

(d)	Cross-default: Any Indebtedness of the Borrower in excess of, in aggregate, US$250,000 or its equivalent, or any Indebtedness of the Guarantor in excess of, in aggregate, US$500,000 or its equivalent:

(i)	is not paid on its due date for payment (taking into account any relevant grace period);

(ii)	is declared to be or otherwise becomes due and payable prior to its specified maturity, or

(iii)	any creditor of any of the same becomes entitled to declare any such Indebtedness due and payable prior to its specified maturity.

(e)
Attachment or distress: A creditor or encumbrancer attaches or takes possession of, or a distress, execution, sequestration, foreclosure, action or notice to reduce a claim to judgement or other process is instituted, levied or enforced upon or sued out against, any of the assets of any Security Company (in respect of an amount of at least US$250,000 in aggregate or its equivalent); or

(f)	Project production: In any consecutive three Month period:

(i)	the ore-grade into the Mesquite Mine;

(ii)	the amount of ore placed on the leach pads;

(iii)	the processing recovery; or

(iv)
the aggregate actual production of gold recovered from the Mining Operations, is less than 90 per cent of that projected for such period in the most recent Operating Budget provided however that no Trigger Event shall occur under this Clause if any of the items in (i) to (iii) above are less than 90% of that projected for such period, but item (iv) is equal to or more than 90% of that projected for such period and no Trigger Event shall have occurred under Clause 13.1 (g) below.

(g)
Project Margin: in any consecutive three Month period the operating margin (being the weighted average revenue per ounce of production sold during such period less Capital Expenditure and Operating Costs per ounce of production sold during such period) is less than US$ 150 per ounce of gold.

(h)
Mining Claims, Permits and Mining Rights: any steps are taken or proposals made for the amendment, cancellation or termination in relation to any of the terms and conditions of the Mining Claims, Permits, Mining Rights or any condition thereto is not met in full by the date specified for the meeting of the same in each case to the extent required in the Development Plan.

(i)
Reserves: at any time, and as stated in the latest Reserve Statement at that time, the proven and probable reserves of gold that are forecast to remain at the Mesquite Mine beyond the later of the Final Repayment Date and the Final Hedging Maturity Date are less than 30% of the proven and probable reserves of gold that are forecast to remain at the Mesquite Mine in the Reserve Statement as at the date of this Agreement.

(j)	Completion: the Completion Date has not occurred by the Longstop Date, (k) Material Contracts:

(i)
Any Key Contractual Counterparty breaches any of its material obligations under any Material Contract to which it is a party and if that breach or failure is capable of remedy, it is not remedied within a period of 20 Business Days following the date of such breach, provided that such a breach will not constitute a Trigger Event if a Replacement Key Contractual Counterparty has been found to assume the obligation of such Key Contractual Counterparty under the relevant Transaction Documents within 20 Business Days of the date of occurrence of such event, and such Replacement Key Contractual Counterparty enters into such agreement within 30 Business Days of the date of occurrence of such event.

(ii)
Any Material Contract is not renewed, replaced or substituted with a counterparty and on terms substantially similar to the Material Contract being replaced or substituted for within 30 Business Days of the termination or expiry of any such Material Contract where the renewal of such Material Contract was contemplated in the Development Plan.

(l)
Key Contractual Counterparty: There occurs, in relation to any Key Contractual Counterparty, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which in that country or territory corresponds with, or has an effect equivalent or similar to any of those events referred to in Clause 13.1 (d), Clause 14.1 (c), Clause 14.1 (d), Clause 14.1(e), 14.1 (f), 14.1(g), 14.1(h), 14.1 (i) (Provided that in the case of Clause 13.1 (d) or Clause 14.1(e) the relevant amounts referred to therein shall be deemed to be US$1,000,000 (or its equivalent)); and in these circumstances a Replacement Key Contractual Counterparty has not been found to assume the obligation of such Key Contractual Counterparty under the relevant Transaction Documents within 20 Business Days of the date of occurrence of such event, and such Replacement Key Contractual Counterparty has not entered into such agreement within 30 Business Days of the date of occurrence of such event.

(m)	Security: There occurs (in the opinion of the Agent, acting reasonably) any event or circumstance which adversely affects the Security or the Security Documents.

(n)
Permitted Encumbrance: A beneficiary of a Permitted Encumbrance (other than of the type referred to in paragraph (a) of the definition for Permitted Encumbrance) commences any formal action or exercises any rights in connection with that Permitted Encumbrance against the Borrower, the Mesquite Mine or any of the other assets of the Borrower and, in each case:

(i)
the amount of the Indebtedness secured by that Permitted Encumbrance is greater than US$250,000 (unless the Agent is satisfied that such formal action or exercise of rights is frivolous or vexatious following submission to the Agent of all relevant documentation relating to the same by the Borrower within 5 Business Days of it becoming aware of the same); or

(ii)	the commencement of such formal action or the exercise of such rights could reasonably be expected to have a Material Adverse Effect.

13.1.2
The Trigger Events listed in Clause 13.1 in respect of the Guarantor shall only constitute a Trigger Event if any of them occur prior to the Completion Date (other than a Trigger Event arising under Clause 13.1 (b) in relation to the Guarantor as a result of a breach of its obligations under Clause 11.2.2 (other than its obligations in respect of its ownership in the voting shares of the Borrower), 11.2.3(c), (d) or (e) or 11.2.4).

13.2	Exercise of rights

13.2.1
If a Trigger Event occurs and remains unremedied and unwaived, the Agent may if instructed by the Majority Banks, and shall if so instructed by the Majority Banks, by notice to the Borrower and subject to Clause 13.2.2 in the case of a Trigger Event under Clauses 13.1 (a), 13.1 (d), 13.1(e)or13.1(h)only:

(a)	enforce its rights to exercise the Guarantor's voting rights attached to the shares in the Borrower in accordance with the Pledge Agreement;

(b)	exercise any or all of its rights under Clause 14.3.1;

(c)	charge an additional one per cent on the Interest Margin applicable to the Loan; and/or

(d)	require that all technical information relating to Mining Operations be audited and certified by the Independent Technical Consultant.

13.2.2	The Agent may exercise the rights set out in Clause 13.2.1 if instructed by the Majority Banks if a Trigger Event has occurred under:

(a)
Clause 13.1 (a), after a period of 10 Business Days from the earlier of (i) notice of such non performance or non compliance being given by the Agent to the Borrower and (ii) the relevant Security Party becoming aware of such non performance or non compliance;

(b)
Clause 13.1 (d), after a period of 10 Business Days from the earlier of (i) notice of such cross default event being given by the Agent to the Borrower and (ii) the Borrower or the Guarantor becoming aware of such cross default event;

(c)
Clause 13.1 (e), after a period of 30 Business Days from the earlier of (i) notice of such action being given by the Agent to the Borrower and (ii) the relevant Security Party becoming aware of such action; or

(d)
Clause 13.1 (h), after a period of 10 Business Days from the earlier of (i) notice of such steps or proposals being given by the Agent to the Borrower and (ii) the Borrower or the Guarantor becoming aware of such steps or proposals.

14	Default

14.1	Default

Each of the following events shall be an Event of Default:

(a)
Non-payment: Any Security Company does not pay on or within 2 Business Days following the due date any amount payable by it under the Financing Documents at the place at and in the currency and funds in which it is expressed to be payable.

(b)	Unlawfulness or repudiation: It is unlawful for any Security Company to perform or comply with, or any Security Company repudiates:

(i)	any of its obligations under any Financing Document or any such obligation is not legally binding and enforceable; or

(ii)	any of its material obligations under any Transaction Documents (other than the Financing Documents) or any such obligation is not legally binding and enforceable.

(c)
Cross-default: Any Indebtedness of the Borrower in excess of, in aggregate, US$1,000,000 or its equivalent, or any Indebtedness of the Guarantor in excess of, in aggregate, US$2,500,000 or its equivalent:

(i)	is not paid on its due date for payment (taking into account any relevant grace period);

(ii)	is declared to be or otherwise becomes due and payable prior to its specified maturity, or

(iii)	any creditor of any of the same becomes entitled to declare any such Indebtedness due and payable prior to its specified maturity.

(d)
Enforcement of security: A beneficiary of an Encumbrance (other than a Permitted Encumbrance) over any of the assets of any Security Company commences any formal action or exercises any rights in connection with that Permitted Encumbrance against that Security Company, the Mesquite Mine or any of the other assets of that Security Company (unless the Agent is satisfied that such formal action or exercise of rights is frivolous or vexatious following submission to the Agent of all relevant documentation relating to the same by the relevant Security Company within 5 Business Days of it becoming aware of the same).

(e)	Inability to pay debts: Any Security Company:

(i)	suspends payment of its debts or is unable or admits its inability to pay its debts as they fall due; or

(ii)
begins negotiations with its creditors as a whole with a view to the readjustment, rescheduling or forgiveness of all or a substantial part of its Indebtedness which it may otherwise be unable to pay; or

(iii)	proposes or enters into any composition or other arrangement for the benefit of its creditors generally or any class of creditors in respect of Indebtedness which it may otherwise be unable to pay.

(f)
Insolvency proceedings: Any person or entity takes any action or any legal proceedings are started or other steps taken (including the presentation of a petition unless the Agent is satisfied that the same is frivolous or vexatious following submission to the Agent of all relevant documentation relating to the same by the relevant Security Company within 5 Business Days of it becoming aware of the same) for:

(i)	any Security Company to be adjudicated a bankrupt or found insolvent;

(ii)	the winding up, dissolution or liquidation of any Security Company;

(iii)
the reorganisation, readjustment, arrangement, winding up, dissolution or liquidation of any Security Company other than in connection with a solvent reconstruction, the terms of which in respect of a Security Company have been previously approved in writing by the Agent (acting on the instructions of the Majority Banks); or

(iv)
the appointment of a trustee, receiver, administrator, administrative receiver, trustee in bankruptcy, examiner or similar officer in respect of any Security Company, liquidator or any of their respective assets.

(g)	Adjudication or appointment: Any adjudication, order or appointment is made under or in relation to any of the proceedings referred to in Clause 14.1 (f).

(h)
Analogous proceedings: Any event occurs or proceeding is taken with respect to any Security Company as applicable in any jurisdiction to which it is subject which has an effect equivalent or similar to any of the events mentioned in Clause 13.1 (e), 14.1(e), 14.1 (f) or 14.1 (g) taking into account any qualifications thereto or grace periods.

(i)
Cessation of business: Any Security Company suspends, ceases or threatens to suspend or cease to carry on all or a substantial part of its business and, in relation to the Guarantor only, such event or circumstances could reasonably be expected to have a Material Adverse Effect;

(j)	Change of control: At any time:

(i)	the Guarantor transfers any interest in the shares of the Borrower (other than as permitted pursuant to Clause 11.2); or

(ii)	the ultimate parent company of the Borrower ceases to have its ordinary shares listed on a recognised investment exchange.

(k)	Material adverse change: Any event or series of events occur which could reasonably be expected to have a Material Adverse Effect.

(l)	Trigger Event: A Trigger Event is occurring on the date falling four Months after the occurrence of the same.

14.1.2	The Events of Default listed in Clause 14.1 in respect of the Guarantor (other than under Clause 14.1 (j)) shall only constitute Events of Default if any of them occur prior to the Completion Date.

14.2	Acceleration

14.2.1
If an Event of Default occurs and remains unremedied and unwaived, the Agent may, acting upon the instructions of the Majority Banks, and shall if so instructed by the Majority Banks, by notice to the Borrower:

(a)	cancel the Facility (to the extent there are outstandings under such Facility);

(b)	declare the Facility (to the extent there are outstandings under such Facility) due and payable; and

(c)	require the Borrower immediately to repay all or any of the Loan together with accrued interest and all other sums payable under each such Facility.

14.2.2	Upon the service of any such notice the Banks' obligations under this Agreement shall be terminated, the Facility shall be cancelled and the Facility Limit (as applicable) shall be reduced to zero.

14.3	Facility Accounts

14.3.1
The Agent shall, if so instructed by the Majority Banks, at anytime and without the consent of the Borrower (a) whilst an Event of Default or Trigger Event is continuing and for the purpose of curing such Event of Default or Trigger Event (b) following service of a notice by the Agent under Clause 14.2.1:

(a)	give notice to the Account Bank that it is to be the sole signatory on any or all of the Facility Accounts; and/or

(b)	give notice to the Account Bank that no withdrawal may be made from any or all of the Facility Accounts except with the prior consent of the Agent; and/or

(c)	apply all amounts in the Facility Accounts in or towards payment of Financing Principal, Financing Costs, Hedging Expenses and such other amounts as the Majority Banks may agree; and

(d)
appropriate the amounts to be applied under Clause 14.3.1 (c) against the obligations against which they are to be applied in such order as the Agent thinks fit (but subject, as between the Financing Parties and without conferring any rights on the Borrower, to Clause 12.1).

14.3.2
No amount shall be payable to the Borrower, or may be withdrawn by the Borrower, from or in respect of any Facility Account at any time after the Agent gives a notice of the kind described in Clause 14.3.1.

15	Fees and expenses

15.1	Transaction expenses

15.1.1	The Borrower shall promptly on demand pay the Arranger, the Agent, the Security Trustee and the Account Bank:

(a)
the amount of all costs and expenses (including legal fees and the fees of the Banks' Advisers) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of the Financing Documents (including the ITC Report);

(b)
the amount of all costs and expenses in making any site visits and in meeting the fees and expenses of the Independent Technical Consultants in respect of the ITC reports and site visits or otherwise or any legal, insurance or other consultants' fees to the extent that the same are reasonably and properly incurred; and

(c)	the cost and expenses incurred by them in respect of the services of the Banks' Advisers to be performed after the date of this Agreement.

15.1.2	The Borrower shall be provided with reasonably detailed accounts and invoices for such costs and expenses as described in Clause 15.1.1.

15.2	Amendment costs

If a Security Company requests an amendment, waiver or consent the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement costs

The Borrower shall, within 10 Business Days of demand, pay to each Financing Party the amount of all costs and expenses (including legal fees) incurred by that Financing Party in connection with the enforcement of, or the preservation of any rights under, any Financing Document.

15.4	Commitment fee

15.4.1	The Borrower shall pay to the Agent (for the account of each Bank) a fee computed at the rate of 0.75 per cent. per annum on that Bank's Available Commitment for the Availability Period.

15.4.2
Subject to Clause 5.3.3, the accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Bank's Commitment at the time the cancellation is effective.

15.5	Arrangement fee

The Borrower shall pay to the Arranger an arrangement fee in the amount and at the times agreed in the Arrangement Fee Letter.

15.6	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in the Agency Fees Letter.

15.7	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Financing Party against any cost, loss or liability that Financing Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Financing Document.

15.8	VAT

15.8.1
All amounts set out, or expressed to be payable under a Financing Document by any Party to a Financing Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph 15.8.2 below, if VAT is chargeable on any supply made by any Financing Party to any Party under a Financing Document, that Party shall pay to the Financing Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Financing Party shall promptly provide an appropriate VAT invoice to such Party).

15.8.2
If VAT is chargeable on any supply made by any Financing Party (the "Supplier") to any other Financing Party (the "Recipient") under a Financing Document, and any Party (the "Relevant Party") is required by the terms of any Financing Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

15.8.3
Where a Financing Document requires any Party to reimburse a Financing Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Financing Party against all VAT incurred by the Financing Party in respect of the costs or expenses to the extent that the Financing Party reasonably determines that neither it nor any other member of the group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

15.9	Indemnity payments

Where in any Financing Document the Borrower has an obligation to indemnify or reimburse any Financing Party in respect of any loss or payment, the calculation of the amount payable by way of indemnity or reimbursement shall take account of the likely Tax treatment in the hands of that Financing Party (as conclusively determined by that Financing Party acting in good faith and in the absence of any manifest error) of the amount payable by way of indemnity or reimbursement and of the loss or payment in respect of which that amount is payable.

16	Amendments and waivers

16.1	Required consents

16.1.1
Subject to Clause 16.2 any term of the Financing Documents may be amended or waived only with the consent of the Majority Banks and the Security Companies and any such amendment or waiver will be binding on all Parties.

16.1.2	The Agent may effect, on behalf of any Financing Party, any amendment or waiver permitted by this Clause.

16.2	Exceptions

16.2.1	An amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of Majority Banks in Clause 1.1;

(b)	an extension to the date of payment of any amount under the Financing Documents;

(c)	a reduction in the Interest Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	an increase in or an extension of any Commitment;

(e)	an extension of the Availability Period;

(f)	a change to the Security Companies;

(g)	any provision which expressly requires the consent of all the Banks;

(h)	Clauses 2.2, 2.3, 22 or this Clause 16;

(i)	a change in the currency of any payment under any Financing Document;

(j)	any change to Clauses 5, 6, 7, 15.4 or 18; or

(k)	a release or partial release of any Encumbrance created, evidenced or granted under the Financing Documents,

shall not be made without the prior consent of all the Banks and in the case of (a), (f), (j) and (k) all the Banks and the Hedging Banks.

16.2.2
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Trustee or the Arranger may not be effected without the consent of the Agent, the Security Trustee or the Arranger.

16.3	Consents

Any consent or approval by the Agent, Security Trustee, any Bank or Hedging Bank, the Majority Banks, the Account Bank or the Borrower under any provision of the Financing Documents must be in writing. Any waiver or consent may be given subject to any conditions thought fit by the person or entity giving it and will be effective only in the instance and for the purpose for which it is given.

16.4	Majority Banks procedure

16.4.1
Where any consent, approval, determination, waiver or other decision is required to be given, made or taken by the Majority Banks under this Agreement, the Agent shall by notice to the Banks specify the period of time (not being less than 5 Business Days (except in the case of an emergency) nor more than 15 Business Days) within which replies are required and whether the procedure in Clause 16.4.2 shall apply.

16.4.2
Each Bank or Hedging Bank shall be entitled to one vote per US Dollar (in the case of a Bank) of its relative Participation (or if no Advances are outstanding, its Commitments) or (in the case of a Hedging Bank) its Hedging Liabilities (in accordance with the definition of Majority Banks herein) provided that each Bank or Hedging Bank shall be entitled to exercise its votes in its absolute discretion and need not exercise its votes consistently.

16.4.3
Unless as otherwise provided for in any Financing Document, if any Bank or Hedging Bank does not vote within the period specified by the Agent, the amount of its Participation or its Commitment or the Hedging Liability outstanding to it (as the case may require) shall, if the Agent has in the notice specified that this Clause 16.4.2 shall apply, be disregarded in the denominator for the purpose of determining whether or not the requisite percentage vote has been achieved.

16.5	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Financing Party, any right or remedy under the Financing Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

17	Set-off

Subject to the provisions of the Intercreditor Agreement, a Financing Party may set off any matured obligation due from the Borrower under the Financing Documents (to the extent beneficially owned by that Financing Party) against any matured obligation owed by that Financing Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Financing Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

18	Pro rata sharing

18.1	Payments to Financing Parties

If a Financing Party (a Recovering Financing Party) receives or recovers any amount from the Borrower or any other person or entity other than in accordance with Clause 9 and applies that amount to a payment due under the Financing Documents then:

(a)	the Recovering Financing Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Financing Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 9, without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Financing Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Financing Party as its share of any payment to be made, in accordance with Clause 9.

18.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Financing Parties (other than the Recovering Finance Party) in accordance with Clause 9.1.

18.3	Recovering Financing Party's rights

18.3.1	On a distribution by the Agent under Clause 18.2, the Recovering Financing Party will be subrogated to the rights of the Financing Parties which have shared in the redistribution.

18.3.2
If and to the extent that the Recovering Financing Party is not able to rely on its rights under Clause 18.3.1, the Borrower shall be liable to the Recovering Financing Party for a debt equal to the Sharing Payment which is immediately due and payable.

18.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Financing Party which has received a share of the relevant Sharing Payment pursuant to Clause 18.2 shall, upon request of the Agent, pay to the Agent for account of that Recovering Financing Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Financing Party for its proportion of any interest on the Sharing Payment which that Recovering Financing Party is required to pay); and

(b)
that Recovering Financing Party's rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Financing Party for the amount so reimbursed.

18.5	Exceptions

18.5.1	This Clause 18 shall not apply to the extent that the Recovering Financing Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

18.5.2
A Recovering Financing Party is not obliged to share with any other Financing Party any amount which the Recovering Financing Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Financing Party of the legal or arbitration proceedings; and

(b)
that other Financing Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

18.5.3
no Hedging Bank shall be obliged to share any amount set off pursuant to any provision of any Hedging Document provided that this Clause 18.5.3 shall not apply to any such amount set off pursuant to section 6(f) of a document which is a Hedging Document within sub-paragraph (a) of the definition thereof.

19	The Agent

19.1	Appointment of Agent

Each Bank and Hedging Bank hereby appoints the Agent to act as its agent in connection with each of the Financing Documents and authorises the Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Agent by the Financing Documents together with all such rights, powers, authorities and discretions as are reasonably incidental thereto.

19.2	Agent's rights

The Agent may:

(a)	assume that:

(i)	any representation made by any Project Party in connection with any Transaction Document is true;

(ii)	no Default has occurred;

(iii)	no Project Party is in breach of or default under its obligations under any Transaction Document; and

(iv)	any right, power, authority or discretion vested herein upon the Majority Banks, the Banks or any other person or entity or group of persons or entities has not been exercised,

unless it has, in its capacity as Agent, received notice to the contrary from any other party to a Transaction Document;

(b)
assume that the Facility Office of each Bank and Hedging Bank is that identified in Schedule 1, the relevant Transfer Certificate or other such document that evidences the transfer of a Bank or Hedging Bank's rights and interests until it has received from such Bank or Hedging Bank a notice designating some other office to replace its Facility Office and act upon any such notice until the same is superseded by a further such notice;

(c)
engage and pay for the advice or services of any lawyers, accountants, surveyors or other professional or technical experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(d)
appoint any agent or delegate to any person or entity reasonably determined by the Agent to be suitable qualified and experienced all or any of the rights, powers and authorisations vested in it by the Financing Documents and the Agent shall not be bound to supervise or be in anyway liable for any loss incurred by any such person or entity by reason of any misconduct or default on the part of any such agent or delegate;

(e)	rely as to any matters of fact which might reasonably be expected to be within the knowledge of a Project Party upon a certificate signed by or on behalf of that Project Party;

(f)	rely upon any communication or document believed by it to be genuine;

(g)
refrain from exercising any right, power or discretion vested in it as Agent under this Agreement unless and until instructed by the Majority Banks as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

(h)
refrain from acting in accordance with any instructions of the Majority Banks to begin any legal action or proceeding arising out of or in connection with this Agreement until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including, without limitation, legal fees) and liabilities together with any VAT or any other similar tax thereon which it may incur in complying with those instructions.

19.3	Agent's obligations

The Agent shall:

(a)	promptly inform each Bank and Hedging Bank of the contents of any notice or document received by it in its capacity as Agent from the Borrower under any Financing Document;

(b)
promptly notify each Bank and Hedging Bank of the occurrence of any Default or any default by the Borrower in the due performance of or compliance with its obligations under any Financing Document of which the Agent has notice from any other Party;

(c)
except as otherwise provided in this Agreement, act as agent under the Financing Documents in accordance with any instructions given to it by the Majority Banks, which instructions shall be binding on all the Banks and Hedging Banks; and

(d)	promptly respond to and consider any and all documents sent by Borrower to the Agent with respect of Completion, including providing confirmation as required under the Completion Test; and

(e)	if so instructed by the Majority Banks, refrain from exercising any right, power or discretion vested in it as Agent under any Financing Document.

19.4	Agent's protections

Notwithstanding anything to the contrary in this Agreement, the Agent shall not:

(a)	be bound to enquire as to:

(i)	whether or not any representation made by any Project Party in connection with any Transaction Document is true;

(ii)	the occurrence or otherwise of any Default;

(iii)	the performance by any Project Party of its obligations under any Transaction Document; or

(iv)	any breach of or default by any Project Party of its obligations under any Transaction Document;

(b)	be bound to account to any Bank or Hedging Bank for any sum or the profit element of any sum received by it for its own account;

(c)
be bound to disclose to any other person or entity any information relating to any Project Party if such disclosure would or might in its opinion constitute a breach of any Law or regulation or be otherwise actionable at the suit of any person or entity;

(d)
be liable to any Bank or Hedging Bank or any other party in respect of any waiver or confirmation or agreement given under this Agreement at the request of the Borrower and in accordance with the instructions of the Majority Banks; or

(e)	be under any obligations other than those for which express provision is made in this Agreement.

19.5	Indemnity

Each Bank and Hedging Bank shall indemnify the Agent on demand (to the extent not reimbursed by the Borrower) rateably according to that Bank's Participation in the Facility (or, if no Advance shall then be outstanding, its Commitment in respect of the Facility) or that Hedging Bank's Hedging Liabilities from and against all liabilities, losses and expenses of any kind or nature whatsoever (except in respect of any fee due to the Agent) which may be incurred by the Agent in relation to the Financing Documents or any action taken or omitted in enforcing or preserving the rights of the Banks and Hedging Banks under the Financing Documents, provided that no Bank or Hedging Bank shall be liable for any such liabilities, losses or expenses resulting from the gross negligence or wilful misconduct of the Agent.

19.6	Responsibility

No Financing Party or Hedging Bank accepts any responsibility for the accuracy or completeness of any information supplied by the Borrower in connection with the Project or for the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document and the Agent shall not be under any liability as a result of taking or omitting to take any action in relation to any Transaction Document, except in the case of gross negligence or wilful misconduct.

19.7	Agent's directors, officers and employees

Each Bank and Hedging Bank agrees that it will not assert or seek to assert against any director, officer or employee of the Agent from time to time any claim it might have against any of them in respect of the matters referred to in Clause 19.6.

19.8	Agent's business

The Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Project Party.

19.9	Resignation and removal of Agent

19.9.1
The Agent may resign or transfer to a related company within the same group its appointment under this Agreement at any time without assigning any reason therefor by giving not less than 30 days' prior written notice to that effect to each of the other Parties, and the Majority Banks may remove the Agent from its appointment under this Agreement without assigning any reason therefor by giving not less than 30 days' prior notice to that effect to the Agent and each of the other Parties, provided that no such resignation, transfer or removal shall be effective until:

(a)
a successor Agent has accepted its appointment as such for the purposes of the Financing Documents in accordance with Clause 19.10 and has agreed to be bound by and comply with the obligations and to enjoy the rights of the retiring Agent thereunder as if the successor Agent had been a party thereto in place of the retiring Agent; and

(b)	without prejudice to paragraph (a), the successor Agent has executed and delivered all deeds and documents required under the terms of any Financing Document in relation to its appointment,

whereupon:

(i)
the retiring Agent shall cease to be a party to the Financing Documents in its capacity as such and shall have no further rights and be discharged from any further obligation thereunder (but without prejudice to any liabilities accrued thereunder but unperformed by the retiring Agent) but shall remain entitled to the benefit of this Clause 19; and

(ii)
the successor Agent and each other party to the Financing Documents shall have the same rights and obligations amongst themselves as they would have had if the successor Agent had been a party thereto in place of the retiring Agent, and the Borrower shall execute and deliver all deeds and documents and do all acts and things as the retiring Agent or the successor Agent may reasonably require in relation to the appointment of the successor Agent. The retiring Agent shall make available to the successor Agent all records and documents held by it as Agent, and shall co-operate with the successor Agent in order to ensure an orderly transition.

19.9.2
In the event that the successor Agent is not a Bank or an Affiliate of a Bank, the Banks shall, other than where an Event of Default has occurred and is continuing, obtain the consent of the Borrower (not to be unreasonably delayed or withheld) prior to the appointment of a successor Agent.

19.9.3	The successor Agent shall promptly notify the other Parties of its appointment.

19.9.4	Subject to the express provisions of this Agreement to the contrary, each party shall bear its own costs or expenses incurred in connection with the resignation or removal of the Agent.

19.10	Successor Agent

If the Agent gives notice of its resignation or if the Majority Banks give the Agent notice of removal pursuant to Clause 19.9, then the Majority Banks may, with the consent of the Borrower (not to be unreasonably delayed or withheld) and other than where an Event of Default has occurred and is continuing, appoint as a successor to the Agent (after consultation with the Borrower) any reputable and experienced bank or other financial institution but, if no such successor is so appointed before the fifth Business Day prior to the expiry of the period of such notice, the Agent may, with the consent of the Borrower (not to be unreasonably delayed or withheld) and other than where an Event of Default has occurred and is continuing, appoint such a successor itself.

19.11	Credit decisions

Each Bank and Hedging Bank agrees that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of each Project Party and of the Project and, accordingly, each Bank and Hedging Bank represents and warrants to each Financing Party, the Agent and to the Arranger that it has not relied on and will not hereafter rely on it:

(a)
to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided by any Project Party or any other person or entity in connection with any Transaction Document or the transactions contemplated in the Transaction Documents (whether or not such information has been or is after the date of this Agreement circulated to such Bank by the Agent); or

(b)	to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Project Party or of the Project.

19.12	Agent's agency division

Each division or department of the Agent (including, for so long as Investec Bank (UK) Limited is the Agent, the Commodities and Resource Financing Department) of Investec Bank (UK) Limited shall be treated as a separate entity from any other division or department of the Agent. If any of the Agent's divisions or departments should act for any Project Party in any capacity (whether as bankers or otherwise) in relation to any other matter, any information given by that Project Party to any such division or department may be treated as confidential and the Agent shall, as between itself and the Banks and the Hedging Banks, not be obliged to disclose the same to any Bank or Hedging Bank or any other person or entity.

19.13	Banks'Advisers

The Agent shall take such steps as are reasonable and appropriate in the circumstances to procure so far as it is able so to do that the Banks' Advisers punctually perform such functions as are expressed to be performed by them as contemplated in this Agreement or in the terms of their appointment, provided that the Agent shall not be held responsible for any failure by a Banks' Adviser to perform any such function. If a Banks' Adviser shall cease to be such, whether by reason of removal, replacement, resignation or otherwise, the Agent shall appoint another Banks' Adviser as soon as reasonably practicable in order to ensure that those functions to be performed by the Banks' Adviser, as contemplated by this Agreement or in the terms of the appointment of the Banks' Adviser, are performed punctually.

19.14	Arranger

Other than as specifically provided in the Financing Documents, the Arranger shall have no obligations or responsibilities under, or in respect of, the Transaction Documents or the Project.

19.15	Information and fees

19.15.1
The Agent shall provide the Banks and Hedging Banks with all information and copies of all notices which are given to it and which by the terms of this Agreement are to be provided or given to the Banks and Hedging Banks. The Agent may retain for its own use and benefit (and shall not be liable to account to any Bank for all or any part of) any sums received by it by way of agency or management or arrangement fees or by way of reimbursement of expenses incurred by it.

19.15.2
Each Bank and Hedging Bank confirms in favour of the Agent that, unless it notifies the Agent to the contrary, it will be the beneficial owner of any interest paid to it under this Agreement and it will be within the charge to United Kingdom corporation tax as respects that interest.

19.16	Change of office

The Agent may at any time in its sole discretion by notice to the Borrower and each Bank and Hedging Bank designate a different office from which its duties under this Agreement will be performed.

19.17	Execution of Financing Documents

Each Bank and Hedging Bank irrevocably authorises the Agent to sign or execute and deliver, as the case may be, the following Financing Documents:

(a)	the Intercreditor Agreement; and

(b)	theSecurity Documents (except where entered into by the Security Trustee on behalf of the Secured Parties), on its behalf.

20	Miscellaneous

20.1	Partial invalidity

If, at any time, any provision of the Financing Documents is or becomes illegal, invalid or unenforceable in any respect under any Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Law of any other jurisdiction will in any way be affected or impaired.

20.2	Counterparts

Each Financing Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Financing Document.

21	Notices

21.1	Communications in writing

Any communication to be made under or in connection with the Financing Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

21.2	Delivery

21.2.1	Any communication or document made or delivered by one person or entity to another under or in connection with the Financing Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 21.3, if addressed to that department or officer.

21.2.2
Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

21.2.3	All notices from or to the Borrower shall be sent through the Agent.

21.2.4	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

21.3	Addresses

21.3.1
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Financing Documents is as identified below or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice:

 (a)   the Borrower:

         2 Bloor Street West Suite 2102

Box 110
Toronto, Ontario Canada M4 W 3E2

Attention: Chief Financial Officer
Fax: (416)324-9494

 (b) the Guarantor:

2 Bloor Street West
Suite 2102
Box 110
Toronto, Ontario
Canada M4 W 3E2

Attention: Chief Financial Officer
Fax: (416)324-9494

 (c) the Agent:

2 Gresham Street
London
EC2V 7QP
United Kingdom

Attention: Loans Administration
Fax: +44 20 7597 4913

With copies of legal notices to:

Attention: Documentation and Counterparty Management
Fax: +44 20 7597 4975

 (d) the Security Trustee:

2 Gresham Street
London
EC2V 7QP
United Kingdom

Attention: Loans Administration
Fax: +44 20 7597 4913

With copies of legal notices to:

Attention: Documentation and Counterparty Management
Fax: +44 20 7597 4975

21.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 21.3 or changing its own address or fax number, the Agent shall notify the other Parties.

21.5	Electronic communication

21.5.1
Any communication to be made between the Agent and a Bank under or in connection with the Financing Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Bank:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

21.5.2
Any electronic communication made between the Agent and a Bank will be effective only when actually received in readable form and in the case of any electronic communication made by a Bank to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

22	Assignments, transfers and syndication

22.1	Assignments and transfers by the Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Financing Documents.

22.2	Assignments and transfers by Banks

22.2.1
Subject to this Clause 22, a Bank (the Existing Bank) may transfer by novation any of its rights and obligations under the Financing Documents listed in Schedule 7 to a Qualifying Bank, an Affiliate or another Bank (the New Bank) provided that if an Event of Default has occurred and is continuing the Existing Bank may transfer to any bank or financial institution, or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets.

22.2.2	A transfer will only be effective if the procedure set out in Clause 22.4 is complied with.

22.2.3	If:

(a)	a Bank transfers any of its rights or obligations under the Finance Documents in accordance with Clause 22.2.1 or changes its Facility Office; and

(b)
as a result of circumstances existing at the date transfer or change occurs, the Borrower would be obliged to make a payment or an increased payment to the New Bank or Bank acting through its new Facility Office under Clause 9,7 or Clause 8.2, then the New Bank or Bank acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer or change had not occurred.

22.2.4	The New Bank shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a fee of $1,000.

22.3	Limitation of responsibility of Existing Banks

22.3.1	Unless expressly agreed to the contrary, an Existing Bank makes no representation or warranty and assumes no responsibility to a New Bank for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Financing Documents or any other documents;

(b)	the financial condition of the Borrower;

(c)	the performance and observance by the Borrower of its obligations under the Financing Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection withany Financing Document or any other document, and any representations or warranties implied by Law are excluded.

22.3.2	Each New Bank confirms to the Existing Bank and the other Financing Parties that it:

(a)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its relate dentities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Financing Document; and

(b)
will continue to make its own independent appraisal of the creditworthiness of each Borrower and its related entities whilst any amount is or may be outstanding under the Financing Documents or any Commitment is in force.

22.3.3	Nothing in any Financing Document obliges an Existing Bank to:

(a)	accept a re-transfer from a New Bank of any of the rights and obligations assigned or transferred under this Clause 22; or

(b)	support any losses directly or indirectly incurred by the New Bank by reason of the non-performance by the Borrower of its obligations under the Financing Documents or otherwise.

22.4	Procedure for transfer

22.4.1
Subject to the conditions set out in Clauses 22.1 and 22.2 a transfer is effected in accordance with sub-clause 22.4.3 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Bank and the New Bank. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

22.4.2
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Bank and the New Bank once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable Laws and regulations in relation to the transfer to such New Bank.

22.4.3	On the Transfer Date:

(a)
to the extent that in the Transfer Certificate the Existing Bank seeks to transfer by novation its rights and obligations under the Financing Documents the Borrower and the Existing Bank shall be released from further obligations towards one another underthe Financing Documents and their respective rights against one another under the Financing Documents shall be cancelled (being the Discharged Rights andObligations);

(b)	the Borrower and the New Bank shall assume obligations towards one another and/oracquire rights against one another which differ from the Discharged Rights and

Obligations only insofar as the Borrower and the New Bank have assumed and/or acquired the same in place of the Borrower and the Existing Bank;

(c)
the Agent, the Arranger, the New Bank and other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Bank been an original Bank with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Bank shall each be released from further obligations to each other under the Financing Documents; and the New Bank shall become a Party as a "Bank".

22.5	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

22.6	Assignments and transfers by Hedging Banks

22.6.1
Each Hedging Bank may transfer at its own cost any of its rights and obligations under any Financing Document and hereby undertakes to each Financing Party that it will not assign, novate, transfer or dispose of any of its rights or obligations under any Financing Document,other than by way of novation, transfer or disposal to a Bank of all or part of its rights and obligations under the Hedging Document to which it is a party where such Bank is a Hedging Bank or agrees to execute the necessary documentation to become a party to this Agreement as a Hedging Bank.

22.6.2
Each Party agrees that upon the execution of a transfer pursuant to Clause 22.6.1, the transferee Bank and each of the other Parties shall have the same rights and obligations amongst themselves as if that transferee Bank had been an original Party to this Agreement as a Hedging Bank. Each Party hereby irrevocably authorises the Agent to execute and deliver the required documentation on its behalf.

22.7	Disclosure of information

Any Bank or Hedging Bank may disclose to any of its Affiliates and any other person or entity:

(a)	to (or through) whom that Bank assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)
with (or through) whom that Bank enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to bemade by reference to, this Agreement or the Borrower; or

(c)
to whom, and to the extent that, information is required to be disclosed by any applicable Law or regulation, any information about the Borrower and the Financing Documents as that Bank shall consider appropriate.

22.8	Syndication

22.8.1	The Borrower shall, at the request of the Arranger (acting reasonably), provide reasonable assistance to the Arranger in effecting Syndication, by:

(a)
providing such information available to it as may be required by the Arranger (acting reasonably) in connection with Syndication including, without limitation, in connection with the preparation, revision and approval of the Information Package for potential lending institutions (which shall be in form and substance satisfactory to the Arranger and approved by the Borrower); and

(b)
making management and members of staff of the Borrower available at reasonable times and on reasonable notice for the purposes of making presentations to potential lending institutions, and otherwise assisting the Arranger, to the extent reasonably necessary to achieve Syndication.

22.8.2
The Borrower shall give the representation and warranty set out in Clause 10.1 (m) to each bank or financial institution which enters into a transfer or participation agreement in connection with Syndication at the date or dates of Syndication (each a Syndication Date):

23	Indemnities

23.1	Indemnities

The Borrower shall, within three Business Days of demand, indemnify each Financing Party against any cost, loss or liability incurred by that Financing Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by a Security Company to pay any amount due under a Financing Document on its due date, including any cost, loss or liability arising as a result of Clause 18;

(c)
funding, or making arrangements to fund, its participation in an Advance requested bythe Borrower in a Drawdown Notice but not made by reason of the operation of anyone or more of the provisions of this Agreement (other than by reason of default or negligence by that Financing Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

23.2	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	entering into or performing any foreign exchange contract for the purposes of Clause 19; or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

23.3	Currency indemnity

23.3.1
If any sum due from the Borrower under the Financing Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)	making or filing a claim or proof against the Borrower; or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall, as an independent obligation, within three Business Days of demand, indemnify each Financing Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person or entity at the time of its receipt of that
Sum.

23.3.2	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Financing Documents in a currency or currency unit other than that in which it is expressed to be payable.

23.4	Project indemnities

The Borrower shall, within 10 Business Days of demand, indemnify each Financing Party and each Hedging Bank on demand against any loss or expense sustained or incurred by it as a result of:

(a)
it incurring any liability under or pursuant to any Environmental Law or Environmental Authorisation which would not have been incurred by it if it was not party to the arrangements established under or pursuant to the Financing Documents; or

(b)	any failure on the part of the Borrower to comply with any Environmental Authorisation or Environmental Law; or

(c)
any acts or omissions of any Project Party arising out of or in connection with the obligations to be performed by or on behalf of that Project Party pursuant to the Transaction Documents, except, in each case, where any such liability is due to the gross misconduct or wilful negligence of any Financing Party.

24	Confidentiality

24.1	Borrower confidentiality

24.1.1	The Borrower undertakes not to disclose to any third party any of the material financial terms and conditions of this Agreement or any other Financing Document other than:

(a)	to its auditors or professional advisers;

(b)	to its Affiliates and potential Affiliates;

(c)
in any proceedings arising out of or in connection with the Financing Documents or if required by an order of any court of competent jurisdiction or in pursuance of any procedure for disclosure of documents in any proceedings before such court;

(d)
pursuant to any request or requirement of an agency or any state or if required under any applicable Law or directive as if required by any securities exchange on which the securities of any Security Company or any Affiliate of any Security Company are listed;

(e)	to the Insurers in fulfilment of any obligation arising under the Insurances; or

(f)	with the prior consent of the Agent (acting on the instructions of the Majority Banks).

24.1.2
Nothing in this Clause 24.1 shall apply to any information, reports or documents which shall have come into the public domain (otherwise than in consequence of a breach of Clause 24.1). Nor shall Clause 24.1 apply to any information, report or document received in good faith by the Borrower otherwise than from a Financing Party or a person or entity acting on a Financing Party's behalf.

24.2	Financing Party and Hedging Bank confidentiality

24.2.1
Subject to Clause 24.2.4, each Financing Party and each Hedging Bank shall, at all times during and after the continuance of this Agreement, hold confidential and not disclose to any third party and (except in the context of an accretion to its general experience, knowledge and expertise or with the consent of the Borrower) use only for the purposes of the Project, the Transaction Documents all confidential information, reports or documents relating to the Project received by it pursuant to, or in the course of the negotiations leading to, the Financing Documents (Confidential Information).

24.2.2	A Financing Party and a Hedging Bank shall be permitted to disclose Confidential Information:

(a)	to its auditors or professional advisers;

(b)	to any of the Banks' Advisers (subject to Clause 24.2.4);

(c)	to any actual or potential assignee, novatee or sub-participant (in each case subject to Clause 24.2.4);

(d)
in any proceedings arising out of or in connection with the Transaction Documents or if required by an order by any court of competent jurisdiction or in pursuance of any procedure for disclosure of documents in any proceedings before such court;

(e)	pursuant to any request or requirement of an agency or any state or if required under any applicable Law or directive;

(f)	to the Insurers in fulfilment of any obligation arising under the Insurances; or

(g)	at any time after any Security created under or pursuant to the Security Documents has become exercisable, in connection with the enforcement of that Security.

24.2.3
Nothing in this Clause 24.2 shall apply to any information, reports or documents which shall have come into the public domain (otherwise than in consequence of a breach of Clause 24.2). Nor shall Clause 24.2 apply to any information, report or document received in good faith by a Financing Party or a Hedging Bank otherwise than from the Borrower or a person or entity acting on the Borrower's behalf.

24.2.4
A disclosure of Confidential Information may only be made under Clause 24.2.2(b) and Clause 24.2.2(c) subject to the relevant Financing Party or Hedging Bank obtaining from the recipient of such Confidential Information an undertaking substantially in the terms of Clause 24.2.

25	Law and jurisdiction

25.1	Law

This Agreement is governed by English Law.

25.2	Jurisdiction

25.2.1
The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

25.2.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

This Clause 25.2 is for the benefit of the Financing Parties only. As a result, no Financing Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Financing Parties may take concurrent proceedings in any number of jurisdictions.

25.3 Service of process

Without prejudice to any other mode of service allowed under any relevant Law, each of the Borrower and the Guarantor:

(a)
irrevocably appoints Law Debenture Corporate Services of Fifth Floor, 100 Wood Street, London, EC2V 7EX as its agent for service of process in relation to any proceedings before the English courts in connection with any Financing Document; and

(b)	agrees that failure by a process agent to notify the Borrower or the Guarantor (as applicable) of the process will not invalidate the proceedings concerned.

In witness whereof the Parties have caused this Agreement to be duly executed on the date set out above.

Schedule 1 - The Banks

Part A: Term Facility Banks

Bank and Facility Office	Address for Notices	Commitment

Investec Bank (UK) Limited (London)	2 Gresham Street London EC2V 7QP United Kingdom	US$105,000,000

Part B: Hedging Banks

Bank and Office	Address for Notices

Investec Bank (UK) Limited (London)	2 Gresham Street London EC2V 7QP United Kingdom

Schedule 2 - Part 1 - Conditions Precedent

The Agent shall have received the items listed in the paragraphs 1 to 7 below in form and substance satisfactory to it or is satisfied that any conditions set out therein have been met.

1.	Delivery of Corporate Documents

(a)	A Certified Copy of the certificate of incorporation (and any relevant certificate of incorporation on change of name) and constitutional documents and by-laws of each Security Company.

(b)
A Certified Copy of each shareholder resolution and board minutes, as applicable, of each Security Company approving and authorising the execution, delivery and performance of each Financing Document to which it is a party on the terms and conditions of those documents and authorising a person or persons to sign or otherwise attest the due execution of those documents and any other documents to be executed or delivered by it pursuant to those documents (including approval by the Guarantor's and the Borrower's boards of directors of the Initial Development Plan).

(c)
A Certified Copy of each of the consents, licences, approvals or authorisations of any governmental or other authority, bureau or agency required by each Security Company party to the Financing Documents in connection with the execution, delivery, performance, validity or enforceability of the Financing Documents or any document to be delivered under the Financing Documents.

(d)	A solvency certificate of each Security Company.

(e)	A certificate from the Borrower stating that there has been no material adverse change in the condition of the Borrower or the Borrower's Assets since 31 December 2006.

(f)	A secretary's certificate of the Guarantor relating to the corporate structure of the Security Companies.

(g)	A secretary's certificate for each Security Company certifying the corporate documentation delivered under this paragraph 1, together with an incumbency certificate for each Security Company.

2.	Delivery of original documentation

(a)	An original of each Financing Document.

(b)
Evidence that the agreed Approved Hedging Programme has been entered into, any amounts due and payable to the Hedging Banks thereunder have been paid and any Derivative Transactions required to be entered into on or before the first Advance to comply with the terms thereof shall have been entered into. For the purposes of entering into the Approved Hedging Programme, the Borrower shall be required to satisfy all other conditions precedent listed in this Schedule.

(c)	A Certified Copy of the Subordinated Loan Agreement.

3. Financial conditions precedent

(a)	Confirmation that the Facility Accounts have been opened with the Account Bank.

(b)	Evidence that an amount equal to the Committed Equity less the Sunk Equity has been deposited into the Proceeds Account.

(c)	Evidence that US$7,500,000 has been deposited into the Cost Overrun Account.

(d)
Confirmation that all requirements under the Fees Letters have been met on or before the date of the first Advance, including irrevocable instructions issued by the Borrower to the Agent to pay all amounts due and payable under the Fees Letters out of the proceeds of the first Advance.

(e)	An agreed Base Case Model to be held with the Agent on behalf of the Banks and the Hedging Banks.

(f)
The Initial Development Plan covering normal physical mining parameters, mineral production and the Agent being satisfied that the cashflow is substantially the same as or higher than as that set out in the Feasibility Study. The Initial Development Plan shall include:

(i)	the Base Case Model (which shall be consistent with of the Initial Development Plan) showing (each as defined in the Base Case Model):

(aa)	the Project Life Cover Ratio is greater than 2:0;

(bb)	the Loan Life Cover Ratio is greater than 1.7:0;

(cc)	the forward looking Debt Service Cover Ratio is greater than 1.5:0;

(dd)	the Reserve Tail is greater than 30 per cent; and

(ii)	a draft Operating Budget.

For the purposes of calculating the ratios set out in paragraph (i) above, it shall be assumed that the Facility is fully drawn during the Availability Period and that the first calculation date in respect of which calculation is made is the Target Completion Date or the Interest Date following such date.

(g)
All reasonable out-of-pocket expenses due and owing to the Agent in respect of the third party costs, including the reasonable fees and other charges of Denton Wilde Sapte LLP as counsel for the Agent, shall have been paid, or the Agent is satisfied shall be paid, in full to the extent invoiced to the Borrower on or before the first Advance.

4.	Project documentation and authorisations

(a)
Certified Copies of each Material Contract (other than those Material Contracts referred to in paragraph (f) of the definition of Material Contracts) duly executed and delivered by each party thereto on terms and with parties in each case acceptable to the Agent acting reasonably and confirmation that each has become effective.

(b)
Evidence that all conditions precedent in the Material Contracts (other than those Material Contracts referred to in paragraph (f) of the definition of Material Contracts) and the Mining Claims listed in Schedule 2, Part 2 have been met in full or waived or a certificate of the Borrower that there are no such conditions precedent.

(c)
Evidence or a certificate that none of the Material Contracts (other than those Material Contracts referred to in paragraph (f) of the definition of Material Contracts) and/or the Mining Claims are subject to any condition which would or might prevent it (or the rights or obligations of any party under it) from coming into effect.

(d)	Certified Copies of all necessary Mining Claims set out in Schedule 2, Part 2.

(e)	Certified Copies of the Permits listed in Schedule 10, Part A, together with Certified Copies of the Bonding/Reclamation Plans listed in Schedule 10, Part B, paragraph 1.

(f)	Insurances:

(i)	the Agreed Insurance Programme in the agreed form;

(ii)
evidence satisfactory to the Agent that the Insurances required to be in full force and effect on or prior to the Effective Date pursuant to the Agreed Insurance Programme are in full force and effect and in accordance with the terms thereof, including evidence that the Financing Parties and Hedging Banks are included as insured parties on the relevant insurance policies;

(iii)	a letter from the Borrower's brokers in form and substance satisfactory to the Agent;

(iv)	evidence satisfactory to the Banks' Insurance Adviser that adequate disclosure has been made to all the Insurers in respect of the Insurances;

(v)	a report from the Banks' Insurance Adviser confirming that the Insurance meets the Banks' and Hedging Banks' requirements hereunder; and

(vi)
to the extent that delay in start up insurance cover is not part of the Agreed Insurance Programme, confirmation from the Borrower that there are no material delays to the equipment delivery schedule for the Project (such schedule in the form as at the date of this Agreement).

5.	Miscellaneous

(a)	The Information Package (to extent not already provided elsewhere under this Schedule).

(b)	Evidence of identification of certain authorised officers of the Borrower including certified copies of respective passports and other documentation evidencing their permanent residential addresses.

(c)
Written waivers from the relevant counterparties in respect of all or any negative pledges and/or covenants binding on the Guarantor other than under the Financing Documents or a certificate from the Borrower that none are required.

(d)
Evidence that the Project Team for the design and construction phase have been appointed and evidence of the delivery of the Borrower's plan for the Project Team for the operating phase, in each case satisfactory to the Agent (acting reasonably).

(e)
Evidence that each of the Security Companies has appointed an agent for the service of process in the jurisdiction of England and Wales under each Financing Document expressed to be governed by English law.

(f)	Reports from the Model Auditor, the Independent Technical Consultant and the Banks' Insurance Adviser.

(g)	Copies of all documents and information required by Law for the Banks to satisfy their "know-your-customer" requirements.

(h)	Certified Copies of the Reclamation Bonds.

(i)
The issue of legal opinions in satisfactory form relating to, amongst other things, each Security Company party to the Security Documents and their obligations under the Financing Documents to which they are a party and perfection of security interests granted thereunder issued by:

(i)	Denton Wilde Sapte LLP as to English law;

(ii)	DLA Piper Rudnick Gray Carey US LLP as to the laws of California; (iii) Givens Pursley LLP as to the laws of Idaho; and (iv) Lionel Sawyer & Collins as to the laws of Nevada.

6.	Delivery of Security Documents

(a)	All notices of charge, if any, to be delivered pursuant to the Security Documents, together with acknowledgements thereof have been delivered and acknowledgements received.

(b)
Delivery of original share certificates, together with duly executed indorsement certificates in the form of Exhibit A to the Pledge Agreement (or other instrument of transfer or assignment in blank, in form and substance satisfactory to Security Trustee) to the Security Trustee in respect of those shares to be pledged to the Security Trustee pursuant to the Pledge Agreement. A certified copy of an extract from the share register in respect of the Borrower for the whole of the issued share capital of the Borrower.

(c)
All filings, registrations and recordings required for the validity, enforceability or priority of the Financing Documents have been made or the Agent is satisfied will be made, within the required time limit (if any).

(d)	Acknowledgements to the Agent of notice of security over the Facility Accounts from the Account Bank as appropriate in the required form (except insofar as contained in the Account Control Agreement).

7.	Completion

The Completion Test in the agreed form.

Schedule 2 - Part 2 - Mining Claims

Unpatented Mining and Millsite Claims Owned by Western Mesquite Mines, Inc.

The following-described mining and millsite claims located within Section 12, Township 13 South, Range 18 East, and Sections 2-11 and 15, Township 13 South, Range 19 East, SBB&M, Imperial County, California:

		Notice of Location and Last Amended Notice of Location Recorded in Official Records of Imperial County, California
		Original		Amended
Name of Claim	BLM Serial No. (CAMC)	Book	Pages	Book	Pages
MESQ 7	94380	1473	177	1590	628-29
MESQ 8	94381	1473	178	1506	572-74
MESQ 9	94382	1473	179	1590	630-31
MESQ 31	108987	1483	1092	1506	578-79
MESQ 42	108998	1483	1094
MESQ 43	108999	1483	1095
MESQ 44	109000	1483	1096
MESQ 46	115872	1491	197	1495	1311-13
MESQ 50	121208	1495	32	1506	607-08
MESQ 51	121209	1495	33	1506	609-10
MESQ 52	121210	1495	34	1506	611-12
MESQ 53	121211	1495	35	1506	613-14
SEA 9	121212	1495	36	1506	629-30
SEA 18	105163	1479	1260	1506	637-38
SEA 19	105164	1479	1261	1506	639-40
SEA 20	105165	1479	1262	1506	641-42
SEA 29	105166	1479	1263	1506	643-44
SEA 30	105167	479	1264	1506	645-46
SEA 31	105168	1479	1265	1506	647-48
SEA 32	105169	1479	1266	1506	649-50
SEA 33	105170	1479	1267	1506	651-52
SEA 34	105171	1479	1268	1506	653-54
SEA 35	105172	1479	1269	1506	655-56
SEA 36	105173	1479	1270	1506	657-58
SEA 37	105174	1479	1271	1506	659-60
SEA 38	105175	1479	1272	1506	661-62
SEA 40	105177	1479	1274	1506	663-64
SEA 43	105180	1479	1277	1506	665-66
SEA 44	105181	1479	1278	1506	667-68
SEA 45	105182	1479	1279	1506	669-70
SEA 46	105183	1479	1280	1506	671-72
SEA 47	105184	1479	1281	1506	673-74
SEA 48	105185	1479	1282	1506	675-76
SEA 49	105186	1479	1283	1506	677-78
SEA 56	105187	1479	1284	1506	679-80

		Notice of Location and Last Amended Notice of Location Recorded in Official Records of Imperial County, California
		Original		Amended
Name of Claim	BLM Serial No. (CAMC)	Book	Pages	Book	Pages
SEA 58	105189	1479	1286	1506	681-82
SEA 60	105191	1479	1288	1506	683-84
SEA 61	105192	1479	1289	1506	685-86
SEA 89	105220	1479	1317
SEA 98	105229	1479	1326
SEA 107	105238	1479	1335
SEA 121	105247	1479	1344
SEA 123	105249	1479	1346
SEA 125	105251	1479	1348
SEA 127	105253	1479	1350
SEA 129		105255	1479	1352
SEA 131	105257	1479	1354
SEA 133	105259	1479	1356
SEA 135	105261	1479	1358
SEA 137	105263	1479	1360
SEA 139	105265	1479	1362
SEA 141	105267	1479	1364
SEA 327	109895	1482	1160	1506	703-04
SEA 328	109896	1482	1161	1506	705-06
SEA 330	109898	1482	1163	1506	707-08
SEA 332	109900	1482	1165	1506	709-10
SEA 336	109904	1482	1169	1506	711-12
SEA 339	109907	1482	1172	1506	715-16
SEA 340	109908	1482	1173	1506	717-18
SEA 746	121213	1495	37	1506	721-22
SEA 747	121214	1495	38	1506	723-24
SEA 748	121215	1495	39	1506	725-26
SEA 759	121217	1495	41	1506	727-28
SEA 760	121218	1495	42	1506	729-30
SEA 761	121219	1495	43	1506	731-32
SEA 762	121220	1495	44	1506	733-34
SEA 763	121221	1495	45	1506	735-36
SEA 764	121222	1495	46	1506	737-38
SEA 765	121223	1495	47	1506	739-40
SEA 766	121224	1495	48	1506	741-42
SEA 767	121225	1495	49	1506	743-44
SEA 768	121226	1495	50	1506	745-46
SEA 769	121227	1495	51	1506	747-48
SEA 770	121228	1495	52	1506	1467-68
SEA 773	121229	1495	53	1506	749-50
SEA 774	121230	1495	54	1506	751-52
DTL 1	238260	1655	797
LUCKY STRIKE 1	94401	1473	198	1492	1294-95
LUCKY STRIKE 2	109012	1483	1079	1492	1296-97
BIG BROTHER 2	24626	1178	546	1590	624-25

		Notice of Location and Last Amended Notice of Location Recorded in Official Records of Imperial County, California
		Original		Amended
Name of Claim	BLM Serial No. (CAMC)	Book	Pages	Book	Pages
BUDDY 5	24633	1278	788	1492	1265-66
BUDDY 6	24634	1373	739	1492	1267-68
BUDDY 7	24635	1373	740	1492	1269-71
BUDDY 11	24639	1373	744	1492	1279-81
GOLD BUG 1	32398	1100	22	1492	1474-75
GOLD BUG 2	32399	1100	24	1492	1476-77
GOLD BUG 3	32400	1100	321	1492	1478-79
GOLD BUG 6	32403	1195	384	1492	1486-88
GOLD BUG 8	32405	1101	296	1492	1489-91
GOLD BUG 9	32406	1100	321	1492	1492-93
GOLD BUG 10	32407	1208	768	1492	1494-95
GOLD BUG 11	32408	1208	768	1492	1496-98
GOLD BUG 12	32409	1101	296	1493	352-53
GOLD BUG 13	32410	1101	296	1493	350-51
GOLD BUG 14	32411	1208	768	1492	1499-1500
GOLD BUG 15	32412	1208	768	1492	1501-03
GOLD BUG 16	32413	1215	211	1492	1504-05
GOLD BUG 17	32414	1219	416	1493	348-49
GOLD BUG 18	32415	1208	769	1492	1506-07
GOLD BUG 19	32416	1215	211	1492	1508-10
GOLD BUG 20	32417	1219	803	1492	1511-12
GOLD BUG 21	32418	1221	69	1492	1513-15
GOLD BUG 22	32419	1221	69	1492	1516-18
GOLD BUG 23	32420	1257	327	1492	1519-21
GOLD BUG 25	32422	1368	1736	1493	404-05
GOLD BUG 26	32423	1368	1737	1492	1524-26
GOLD BUG 27	109176	1483	1445	1492	1527-29
GOLD BUG 28	109005	1483	1085	1492	1530-32
KEYSTONE 1	28623	1265	741	1492	1468-71
KEYSTONE 2	109009	1483	1088	1492	1472-73
GCB	17811	1423	1311	1590	620-21
GCC	17812	1423	1312	1492	1228-30
BEARCAT	42165	1216	926	1495	89-91
BU BU 1	42164	1101	550	1492	1400-01
BU BU 3	109003	1483	1083	1492	1411-13
BLACK IRON 1	32876	1273	827	1493	1103-05
ZACKERY 2	32887	1344	261	1506	555-56
CINDY LYNN	52728	1364	278	1506	793-94
		1446	260
RIBBIT	111065	1484	871	1506	791-92
BLACK CAT 1	63547	1364	285	1506	763-64
		1446	256
BLACK CAT 2	63548	1364	286	1506	765-66
		1446	258

		Notice of Location and Last Amended Notice of Location Recorded in Official Records of Imperial County, California
		Original		Amended
Name of Claim	BLM Serial No. (CAMC)	Book	Pages	Book	Pages
BLACK CAT 3	64791	1364	287	1506	767-68
		1448	180
BLACK CAT 4	64792	1364	288	1506	769-70
		1448	181
BLACK CAT 5	64793	1364	289	1506	771-72
		1448	182
LITTLE JOHN 1	52720	1364	279	1506	773-74
LITTLE JOHN 2	111060	1484	881	1506	775-76
LITTLE JOHN 3	111061	1484	879	1506	777-78
LITTLE JOHN 4	52724	1364	712	1506	779-80
LITTLE JOHN 5	111062	1484	877	1506	781-82
LITTLE JOHN 6	64794	1448	913	1506	783-84
LITTLE JOHN 7	64795	1448	914	1506	785-86
LITTLE JOHN 8	64796	1448	915	1506	787-88
LITTLE JOHN 9	111063	1484	875	1506	789-90
LITTLE JOHN 10	135917	1510	1128
HIDDEN GOLD 1	65546	1448	1344	1506	843-45
HIDDEN GOLD 2	65547	1448	1345	1506	846-48
LADY BE GOOD	43085	522	399	1577	1791-92
AUTOMATIC	52736	1362	1096	1506	833-34
PI	108134	1481	88	1521	332-33
DONNIES HOPE 2	92559	1471	1719	1506	755-58
CHEROKEE 2	26094	1325	390	1492	1418-19
CHEROKEE 3	29102	1436	388	1492	1420-21
CHEROKEE 4	45364	1438	1207	1492	1422-24
CHEROKEE 5	58590	1442	1106	1492	1425-27
PAY DIRT 11	15536	1419	21	1492	1431-34
PAY DIRT 13	15538	1419	23	1492	1435-37
PAY DIRT 15	15540	1419	25	1492	1438-40
PAY DIRT 16	15541	1419	26	1492	1441-43
PAY DIRT 17	109013	1483	1081	1492	1444-46
THELMA L. 1	37971	1438	1208	1492	1447-48
THELMA L. 4	37974	1438	1211	1492	1453-55
THELMA L. 5	37975	1438	1212	1492	1456-57
STREAK OF SILVER 1	59548	1442	1350	1492	1581-83
STREAK OF SILVER 2	59549	1442	1349	1492	1584-86
STREAK OF SILVER 3	59550	1442	1348	1492	1587-89
PRINCE 1	29836	624	495	1590	615-16
GOLDEN DREAM 8	29861	1368	1650	1492	1607-08
GOLDEN DREAM 9	29862	1368	1651	1492	1609-11
GOLDEN DREAM 10	29863	1368	1652	1492	1612-13
GOLDEN DREAM 11	29864	1368	1653	1492	1614-15
GOLDEN DREAM 12	29865	1368	1654	1492	1616-17
GOLDEN DREAM 13	29866	1368	1655	1492	1618-20
GOLDEN DREAM 14	29867	1368	1656	1492	1621-22

		Notice of Location and Last Amended Notice of Location Recorded in Official Records of Imperial County, California
		Original		Amended
Name of Claim	BLM Serial No. (CAMC)	Book	Pages	Book	Pages
GOLDEN DREAM 15	29868	1368	1657	1492	1623-24
GOLDEN DREAM 16	29869	1368	1658	1492	1625-26
GOLDEN ANNEX 1	29842	1207	751	1590	626-27
GOLDEN ANNEX C	107693	1482	1585	1492	1344-46
GOLDEN ANNEX F	107696	1482	1588	1590	617-19
THEDFORD	53972	1253	56	1590	613-14
JILDA 1	1787	1258	86	1590	622-23
PROVIDENCE 1	62094	1446	789	1492	1386-87
PROVIDENCE 2	62095	1446	790	1492	1388-89
PROVIDENCE 3	62096	1446	791	1492	1390-92
PROVIDENCE 4	62097	1446	792	1492	1393-94
PROVIDENCE 6	62099	1446	794	1492	1395-96
JACMAC 1	23747	1431	987	1492	1362-64
JACMAC 2	23748	1431	989	1492	1365-66
JACMAC 4	23750	1431	993	1492	1367-68
JACMAC 5	23751	1431	995	1492	1369-70
JACMAC 6	23752	1431	997	1492	1371-72
JACMAC 7	23753	1431	999	1492	1373-74
JACMAC 8	23754	1431	1001	1492	1375-76
JACMAC 9	23755	1431	1003	1492	1377-78
JACMAC 10	23756	1431	1005	1492	1379-81
JACMAC 11	23757	1431	1007	1492	1382-83
JACMAC 12	109008	1483	1084	1492	1384-85
NEW GOLD 1	16221	1298	592	1492	1234-36
NEW GOLD 2	16222	1298	593	1492	1237-39
NEW GOLD 3	16223	1298	594	1492	1240-41
NEW GOLD 4	16224	1298	595	1492	1242-44
GOLD HILL 2	30202	317	195	1497	320-21
LOLA 4	52404	1172	140	1506	884-85
LOLA 9	52409	1172	145	1578	7
MILS 104	171114	1549	963
MILS 171	171176	1549	1025
MILS 172	171177	1549	1026
MILS 174	171179	1549	1028
MILS 176	171181	1549	1030
MILS 178	171183	1549	1032
MILS 180	171185	1549	1034
MILS 182	171187	1549	1036
MILS 183	171188	1549	1037
MILS 184	171189	1549	1038
MILS 185	171190	1549	1039
MILS 186	171191	1549	1040
MILS 187	171192	1549	1041
MILS 188	171193	1549	1042
MILS 189	171194	1549	1043

		Notice of Location and Last Amended Notice of Location Recorded in Official Records of Imperial County, California
		Original		Amended
Name of Claim	BLM Serial No. (CAMC)	Book	Pages	Book	Pages
MILS 190	171195	1549	1044
MILS 191	171196	1549	1045
MILS 192	171197	1549	1046
MILS 196	171201	1549	1050
MILS 197	171202	1549	1051
MILS 198	171203	1549	1052
MILS 199	171204	1549	1053
MILS 204	171208	1549	1057
MILS 205	171209	1549	1058
MILS 206	171210	1549	1059
MILS 207	171211	1549	1060
MILS 208	171212	1549	1061
MILS 209	171213	1549	1062
MILS 210	171214	1549	1063
MILS 211	171215	1549	1064
MILS 212	171216	1549	1065
MILS 213	171217	1549	1066
MILS 214	171218	1549	1067
MILS 215	171219	1549	1068
MILS 216	171220	1549	1069
MILS 217	171221	1549	1070
MILS 218	171222	1549	1071
MILS 219	171223	1549	1072
MILS 220	171224	1549	1073
MILS 221	171225	1549	1074
MILS 222	171226	1549	1075
MILS 223	171227	1549	1076
MILS 224	171228	1549	1077
MILS 225	171229	1549	1078
MILS 226	171230	1549	1079
MILS 227	171231	1549	1080
MILS 228	171232	1549	1081
MILS 229	171233	1549	1082
MILS 230	171234	1549	1083
MILS 231	171235	1549	1084
MILS 232	171236	1549	1085
MILS 234	171238	1549	1087
MILS 236	171240	1549	1089
MILS 237	171241	1549	1090
MILS 250	171254	1549	1103
MILS 253	171257	1549	1106
MILS 254	171258	1549	1107
MILS 255	171259	1549	1108
MILS 256	171260	1549	1109

		Notice of Location and Last Amended Notice of Location Recorded in Official Records of Imperial County, California
		Original		Amended
Name of Claim	BLM Serial No. (CAMC)	Book	Pages	Book	Pages
MILS 257	171261	1549	1110
MILS 258	171262	1549	1111
MILS 259	171263	1549	1112
MILS 260	171264	1549	1113
MILS 263	171267	1549	1116
MILS 264	171268	1549	1117
MILS 266	171270	1549	1119
MILS 268	171272	1549	1121
MILS 270	171274	1549	1123
MILS 272	171275	1549	1124
MILS 273	171276	1549	1125
MILS 274	171277	1549	1126

Patented (Fee) Tracts Owned by Western Mesquite Mines, Inc.

1. (Patent No. 04-88-0044 dated July 18, 1988, Survey No. 6921) The following patented millsite claims located within Section 33, Township 13 South, Range 19 East, and Section 4, Township 14 South, Range 19 East, SBB&M, Imperial County, California:

MILS 261
MILS 262
MILS 265
MILS 267
MILS 269

2. (Patent No. 04-90-0066 dated August 17, 1990, Survey Nos. 6923 and 6924) The following patented millsite claims located within Section 8, Township 13 South, Range 19 East, SBB&M, Imperial County, California:

MILS 2
MILS 3
MILS 4
MILS 5
MILS 6
MILS 7
MILS 8
MILS 9
MILS 10
MILS 11
MILS 12
MILS 13
MILS 14
MILS 51
MILS 52
MILS 54
MILS 105
MILS 106
MILS 107
MILS 108

3. (Patent No. 04-88-0045 dated August 5,1988, Survey No. 6901) The following patented mining claims located within Sections 5-8, Township 13 South, Range 19 East, SBB&M, Imperial County, California:

Big Brother 1
Buddy 8
Buddy 9
Buddy 10
Little Sister 1
Little Sister 2

4. (Patent No. 04-89-0035 dated March 8, 1989, Survey No. 6930) The following patented mining claims located within Sections 3 and 4, Township 13 South, Range 19 East, SBB&M, Imperial County, California:

Cherokee 1
Cherokee 6
Bu Bu 2
Biscuit Shooter 1
Biscuit Shooter 2
Biscuit Shooter 3

5. (Patent No. 04-95-0019 dated March 29, 1995, Survey No. 6933) The following patented mining claim located within Sections 5 and 8, Township 13 South, Range 19 East, SBB&M, Imperial County, California:

Gold Hill 1

6. (Patent No. 04-95-0020 dated March 29,1995, Survey No. 6937) The following patented mining claims located within Sections 4 and 9, Township 13 South, Range 19 East, SBB&M, Imperial County, California:

Don Juan 1
Don Juan 2
Lady June ½
Lady June 1
Lady June 2
Highway Fraction 1
Highway Fraction 2
SEA 775

7. (Patent No. 04-95-0021 dated March 29,  1995, Survey No. 6935) The following patented mining claims located within Section 3, Township 13 South, Range 19 East, SBB&M,  perial County, California:

Rainbow
Panorama
Copenhagen 1
Copenhagen 2
SEA 342

8. (Patent No. 04-2002-0004 dated November 1, 2001, Survey No. 6938) The following patented mining claims located within Section 5, Township 13 South, Range 19 East, SBB&M, Imperial County, California:

MESQ 29
MESQ 30
Lena 1
Lena 2
Lena 3
Lena 4

9. (Patent No. 04-91-0026 dated March 28, 1991, Survey No. 6932) The following patented millsite claims located within Sections 5, 8 and 9, Township 13 South, Range 19 East,  SBB&M, Imperial County, California:

MILS 125
MILS 126

MILS 127
MILS 128
MILS 129
MILS 130
MILS 131 MILS 132

10. (Patent No. 04-90-0022 dated February 2, 1990, Survey No. 6900) The following patented mining claims located within Sections 5 and 8, Township 13 South, Range 19 East, SBB&M, Imperial County, California:

Big Chief 1
Big Chief 2
Big Chief 3
Big Chief 4
Calcite 3
Cholla
Desert View 1
Desert View 2
Golden Annex A
Golden Annex D
Golden Annex E
Golden Annex 4
Golden Annex 5
Golden Annex 6

11. (Patent No. 04-95-0018 dated March 29, 1995, Survey No. 6922) The following patented mining claims located within Sections 3, 4, 9 and 10, Township 13 South, Range 19 East, SBB&M, Imperial County, California:

Lola1
Lola 2
Lola 3
Lola 5
Lola 6
Lola 10
Lola Extension

Unpatented Mining and Millsite Claims Owned by County Sanitation District No. 2 of Los Angeles County, and Leased by Western Mesquite Mines, Inc.

Western Mesquite Mines, Inc. leases the following-described mining and millsite claims located within Sections 6-10 and 15, Township 13 South, Range 19 East, SBB&M, Imperial County, California, from County Sanitation District No. 2 of Los Angeles pursuant to a Mineral Lease and Landfill Facilities Lease Agreement dated June 25, 1993, as amended:
		Notice of Location and Last Amended Notice of Location Recorded in Official Records of Imperial County, California
		Original		Amended
Name of Claim	BLM Serial No. (CAMC)	Book	Pages	Book	Pages

SEA 1	105150	1479	1247	1506	615-16
SEA 2	105151	1479	1248	1506	617-18
SEA 3	105152	1479	1249	1506	619-20
SEA 4	105153	1479	1250	1506	621-22
SEA 5	105154	1479	1251	1506	623-24
SEA 6	105155	1479	1252	1506	625-26
SEA 7	105156	1479	1253	1506	627-28
SEA 15	105160	1479	1257	1506	631-32
SEA 16	105161	1479	1258	1506	633-34
SEA 17	105162	1479	1259	1506	635-36
SEA 80	105211	1479	1308	1851	478-79
LOLA 7	52407	1172	143	1578	6
LOLA 8	52408	1172	144	1506	892-93
GOLDEN ANNEX 8	29849	1215	336	1492	1330-31
MILS 101	171111	1549	960
MILS 102	171112	1549	961
MILS 103	171113	1549	962
MILS 133	171139	1549	988
MILS 134	171140	1549	989
MILS 135	171141	1549	990
MILS 136	171142	1549	991
MILS 160	173035	1551	397
MILS 162	173037	1551	399
MILS 164	173039	1551	401
MILS 166	171171	1549	1020
MILS 167	171172	1549	1021
MILS 168	171173	1549	1022
MILS 169	171174	1549	1023
MILS 170	171175	1549	1024
MILS 173	173040	1551	402
MILS 175	171180	1549	1029
MILS 177	171182	1549	1031
MILS 179	171184	1549	1033
MILS 181	171186	1549	1035
MILS 193	171198	1549	1047
MILS 194	171199	1549	1048
MILS 195	171200	1549	1049

		Notice of Location and Last Amended Notice of Location Recorded in Official Records of Imperial County, California
		Original		Amended
Name of Claim	BLM Serial No. (CAMC)	Book	Pages	Book	Pages

MILS 200	171205	1549	1054
MILS 202	171206	1549	1055
MILS 203	171207	1549	1056

Patented (Fee) Tracts Owned by County Sanitation District No. 2 of Los Angeles County, and Leased by Western Mesquite Mines, Inc.

Western Mesquite Mines, Inc. leases the following-described patented (fee) properties from County Sanitation District No. 2 of Los Angeles pursuant to a Mineral Lease and Landfill Facilities Lease Agreement dated June 25, 1993, as amended:

1. (Patent No. 04-90-0066 dated August 17, 1990, Survey Nos. 6923 and 6924) The following patented millsite claims located within Sections 7-9 and 17, Township 13 South, Range 19 East, SBB&M, Imperial County, California:

MILS1
MILS 15
MILS 16
MILS 17
MILS 18
MILS 19
MILS 20
MILS 21
MILS 22
MILS 23
MILS 24
MILS 25
MILS 26
MILS 27
MILS 28
MILS 29
MILS 53
MILS 55
MILS 62
MILS 64
MILS 65
MILS 66
MILS 67
MILS 68
MILS 69
MILS 70
MILS 71
MILS 72
MILS 73
MILS 74
MILS 75
MILS 76
MILS 77
MILS 78
MILS 79
MILS 80
MILS 138
MILS 139
MILS 140
MILS 141

        MILS 142
MILS 143
MILS 144
MILS 145
MILS 146
MILS 147
MILS 148
MILS 149
MILS 150
MILS 151
MILS 152
MILS 153
MILS 154
MILS 155
MILS 156
MILS 157
MILS 158
MILS 159
MILS 161
MILS 162
MILS 163
MILS 164
MILS 165
MILS 166
MILS 299

2. (Patent No. 04-90-0012 dated January 9, 1990) The following patented millsite claims located within the E½SW¼SW¼NE¼, SE¼SW¼NE¼, S½SE¼NE¼, NE¼SE¼, E½NW¼SE¼,
E½W½NW¼SE¼, NE¼SW¼SE¼, E½NW¼SW¼SE¼, NE¼SW¼SW¼SE¼, N½SE¼SW¼SE¼, NW¼NE¼SE¼SE¼ and NW¼SE¼SE¼ of Section 17, Township 13 South, Range 19 East, SBB&M, Imperial County, California:

AP1
AP2
AP3
AP4
AP5
AP6
AP7
AP8
AP9
AP10
AP11
AP12
AP13
AP14
AP15
AP16
AP17
AP18
AP19
AP20

AP21
AP22
AP26
AP27
AP28
AP29
AP30
AP31
AP32

3. (Patent No. 04-87-0023 dated January 30,1987) Certain portions of the following tracts located in Township 13 South, Range 19 East, SBB&M, Imperial County, California:

Section 7: N½SE¼ (220 Dump)
Section 8: NW¼SW¼ (220 Extension Dump)
Section 17: W½ (leach pad)
Section 18: S½SE¼ (solution ponds)
Section 19: N½NE¼ (solution ponds)

4. (Patent No. 04-97-0039 dated January 30, 1997) The following tracts located in Township 13 South, Range 19 East, SBB&M, Imperial County, California:

Section 8:     Lots 8 and 9
Section 17:   Lots 1, 2 and 3, SE¼SW¼SW¼SE¼, S½SE¼SW¼SE¼, E½NE¼SE¼SE¼,

SW¼NE¼SE¼SE¼, S½SE¼SE¼

5. The following tract located in Township 13 South, Range 19 East, SBB&M, Imperial County, California:

Section 16:   All (but excluding reserved mineral rights within the N½NE¼NW¼)

Unpatented Mining Claims Owned by Bonnie Kovac, James Harbison and Stephen Galambos Jr., and Leased by Western Mesquite Mines, Inc.

Western Mesquite Mines, Inc. leases the following-described mining claims located within Section 6, Township 13 South, Range 19 East, SBB&M, Imperial County, California, from Bonnie Kovac, James Harbison and Stephen Galambos Jr. pursuant to a Mineral Lease and Purchase Option Agreement dated October 20, 1982, as amended:

		Notice of Location and Last Amended Notice of Location Recorded in Official Records of Imperial County, California
		Original		Amended
Name of Claim	BLM Serial No. (CAMC)	Book	Pages	Book	Pages
SINGER 1	86399	1465	1638	1492	1544-46
SINGER 2	86400	1465	1639	1492	1547-48
SINGER 3	86401	1465	1640	1492	1549-50
SINGER 4	86402	1465	1641	1492	1551-52
MESQ 45	109001	1483	1097

Patented (Fee) Tracts Owned by California State Lands Commission, and Leased by Western Mesquite Mines, Inc.

Western Mesquite Mines, Inc. leases the following-described tracts located within Township 13 South, Range 19 East, SBB&M, Imperial County, California, from the California State Lands Commission pursuant to a Mineral Extraction Lease (No. PRC 8039.2) issued October 1, 2002:

Section 5:	Lots 1-10
Section 6:	Lots 1-10

Easements and Rights-of-Way Held by Western Mesquite Mines, Inc.

Western Mesquite Mines, Inc. holds the following easements and rights-of-way:

1. Right-of-Way No. CACA-019129 issued by the United States of America on September 12, 1986 for a water pipeline and related power line and access road to access, transport and use water from three water wells. The right-of-way crosses over the following-described federal land in Township 13 South, Range 19 East, SBB&M, Imperial County, California:

Section 17:	S½SE1/4
Section 20:	NE¼
Section 21:	Lots 5 and 7,E1/2SW¼
Section 28:	W1/2
Section 33:	Lots 2 and 6,E1/2NW¼

Water Rights Held by Western Mesquite Mines, Inc.

Western Mesquite Mines, Inc. holds the following water rights:

1. Groundwater Rights. Under California law, ordinary groundwater usage is not regulated by the State Water Resources Control Board the way surface water rights are. Rather, percolating groundwater is unregulated by the state and is available to any overlying land user who can recover it. Landowners overlying percolating groundwater may use it on an equal and correlative basis. All property owners above a common aquifer possess a shared right to reasonable use of the groundwater aquifer. Western Mesquite Mines, Inc. (WMMI) has constructed three groundwater wells (two of which are currently in operation) located on the following millsite claims which are owned by WMMI:

Patented Millsite Claims

(Patent No. 04-88-0044 dated July 18, 1988, Survey No. 6921) The following patented millsite claims located within Section 33, Township 13 South, Range 19 East, and Section 4, Township 14 South, Range 19 East, SBB&M, Imperial County, California:

MILS 261
MILS 262
MILS 265
MILS 267
MILS 269

Unpatented Millsite Claims

The following unpatented millsite claims located within Section 33, Township 13 South, Range 19 East, and Section 4, Township 14 South, Range 19 East, SBB&M, Imperial County, California:

		Notice of Location and Last Amended Notice of Location Recorded in Official Records of Imperial County, California
		Original		Amended
Name of Claim	BLM Serial No. (CAMC) Pages	Book	Pages	Book
MILS 260	171264	1549	1113
MILS 263	171267	1549	1116
MILS 264	171268	1549	1117
MILS 266	171270	1549	1119
MILS 268	171272	1549	1121
MILS 270	171274	1549	1123

These wells (known as the Vista Wellfield) provide the water used for WMMI's mining and mineral processing operations. Drinking water for mine personnel is brought to the site by a commercial vendor. A water transmission pipeline and a related power line and access road which cross over federal land from the Vista Wellfield approximately 3 miles north to the mine property are authorized under the federal right-of-way (CACA-019129) listed above. WMMI has obtained authorization from Imperial County to operate the subject water wells pursuant to a Conditional Use Permit (No. 98-0022(B)) dated December 5, 2003 (CUP). The CUP is recorded in Imperial County as Entry No. 2003-039727. The CUP authorizes the use of one or more water wells for a period of 20 years to provide water for operation of the mine property and for operation of the adjacent sanitary landfill.

Condition S-81 of the CUP limits the total aggregate extraction and consumption of water from the wells for operation of the mine and landfill to 4,033 acre-feet per year. WMMI must file with Imperial County an annual report to identify the amount of water used from the wells. The most recent such annual report shows the total amount of water use as 490 acre-feet, well below the allowable limit.

Schedule 3 - Drawdown Notice

To: Investec Bank (UK) Limited
From: Western Mesquite Mines, Inc.
* [date]

Dear Sirs,

Credit Agreement dated 30 March 2007 in relation to the Mesquite Gold Mine Project (the "Credit Agreement")

Terms defined in the Credit Agreement (including by reference) have the same meaning in this notice. We request a US$ ** Advance to be drawn down under the Facility as follows:

1.	Amount of Advance: [US$/[**]

2.	Drawdown Date:

3.	Payment instructions:
(if applicable)

4.	Interest Period:

We hereby represent and warrant that the entire proceeds of the Advance will be utilised as follows:

**

and we attach the relevant Costs Certificate, together with invoices for costs in excess of US$250,000 as evidence of our liability to pay the same.

We confirm that today and on the Drawdown Date:

(a)	the representations and warranties in Clause 10 to be repeated are and will be correct; and

(b)	no Default or Trigger has occurred and is continuing or will occur on the making of the Advance; and

(c)	each Advance previously drawn by us has been utilised [solely in accordance with the relative Drawdown Notice for the same] or [description of other application].

Signed

For and on behalf of
Western Mesquite Mines, Inc.

Schedule 4 - Costs Certificate

[ON LETTERHEAD OF WESTERN MESQUITE MINES, INC.]

[Date]

To:	Investec Bank (UK) Limited as Agent

Attention:	**

[To:	** as Account Bank

Attention:	** ]

Mesquite Gold Mine Project Costs Certificate

Terms used in this certificate shall have the same meaning given to them in the credit agreement dated 30 March 2007 between (among others) ourselves and yourselves.

We certify that in relation to the application for payment and the Drawdown Notice dated [** ] the sums specified as paid or due to be payable are part of [Permitted Capital Expenditure][Operating Costs] that has become payable in the amounts and to the parties set out below and there are no disputes of which we are aware in relation to such sums.

US$**     to **

The value of the works completed as at the date of this certificate is [**] .

We further confirm that no previous Costs Certificate has been issued by or on behalf of us in relation to the items certified for payment in this Costs Certificate.

Yours sincerely

For and on behalf of
Western Mesquite Mines, Inc.

Schedule 5 - Compliance Certificate

To:	the Agent

Date:

Dear Sirs

Mesquite Gold Mine Project

We refer to a credit agreement (the Credit Agreement) dated 30 March 2007 between (amongst others) ourselves as borrower, Investec Bank (UK) Limited as Arranger, Investec Bank (UK) Limited as Agent, and the Banks and the Hedging Banks (each as defined therein).

Terms used herein and not otherwise defined shall have the meaning given them in the Credit Agreement.

We certify that as at [specify last date being the last day of the financial year]:

(a)	the representations and warranties required to be repeated pursuant to the terms of Clause 10 were true and correct; and

(b)	no Default had occurred and was continuing as at such date.[1]

Signed

For and on behalf of
Western Mesquite Mines, Inc.

1 If a certificate in this form can not be given, details must be given of any representations or warranties which are not true or correct or (where a Default or Potential Default has occurred and is continuing) details of such Default or Potential Default.

Schedule 6 - Repayment Schedule
Repayment Date	Repayment Instalment
31 December 2008	7.00%
30 June 2009	7.00%
31 December 2009	6.50%
30 June 2010	8.00%
31 December 2010	10.00%
30 June 2011	6.25%
31 December 2011	6.50%
30 June 2012	6.00%
31 December 2012	6.50%
30 June 2013	6.50%
31 December 2013	6.00%
30 June 2014	7.50%
31 December 2014	16.25%

Schedule 7 - Form of Transfer Certificate

Transfer Certificate

**         [date] To the Agent

This transfer certificate (Transfer Certificate) relates to a credit agreement relating to a US$105,000,000 Term Loan Facility dated 30 March 2007 between Western Mesquite Mines, Inc. as Borrower, Western Goldfields, Inc. as Guarantor, the Banks and Hedging Banks, the Arranger, the Security Trustee and yourselves (the Credit Agreement, which term shall include any amendments or supplements to it).

Terms defined and references construed in the Credit Agreement shall have the same meaning and construction in this Transfer Certificate.

1	** [insert full name of Existing Bank] (the Existing Bank):

(a)
confirms that to the extent that details appear in the schedule to this Transfer Certificate under the headings "Existing Bank's Commitment" and "Existing Bank's Participation in the Loan", those details accurately summarise its Commitment and its Participation in the Loan all or part of which is to be transferred; and

(b)
requests ** [insertfull name of Bank Transferee] (the Bank Transferee) to accept and procure, in accordance with Clause 22 of the Credit Agreement, the substitution of the Existing Bank by the Bank Transferee in respect of the amount of its Commitment and its Participation in the Loan to be transferred as specified in the schedule to this Transfer Certificate and of a corresponding part of its rights and obligations under the Intercreditor Deed [and **] by signing this Transfer Certificate.

2
The Bank Transferee requests each of the other parties to the Credit Agreement and to the Intercreditor Deed [and **    ] to accept this executed Transfer Certificate as being delivered under and for the purposes of Clause 22 of the Credit Agreement and clause [18.3] of the Intercreditor Deed so as to take effect in accordance with such Clause 22 on **       [insert date of transfer].

3	The Bank Transferee:

(a)	confirms that it has received a copy of each of the Financing Documents together with such other documents and information as it has requested in connection with this transaction;

(b)
confirms that it has not relied and will not rely on the Existing Bank or any other Financing Party to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such documents or information; and

(c)
agrees that it has not relied and will not rely on the Existing Bank or any other Financing Party to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to the Financing Documents.

4
The Bank Transferee undertakes with the Existing Bank and each of the other parties to the Credit Agreement and to the Intercreditor Deed [and **    ] that it will perform, in accordance with its terms, all those obligations which, by the terms of the Credit Agreement and the Intercreditor Deed respectively, will be assumed by it upon delivery of the executed copy of this Transfer Certificate to the Agent.

5
On execution of this Transfer Certificate by the Agent on their behalf, the other parties to the Credit Agreement and to the Intercreditor Deed [and **     ] accept the Bank Transferee as a party to the Credit Agreement and to the Intercreditor Deed respectively in substitution for the Existing Bank with respect to all those rights and/or obligations which, by the terms of the Credit Agreement, will be assumed by the Bank Transferee after delivery of the executed copy of this Transfer Certificate to the Agent.

6	None of the Existing Bank or any other party to the Credit Agreement or the Intercreditor Deed [and ** ]:

(a)	makes any representation or warranty or assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any of the Relevant Documents; or

(b)
assumes any responsibility for the financial condition of the Borrower or any other party to any Relevant Document or any other document or for the performance and observance by the Borrower or any other party to any Relevant Document or any other document of its or their obligations and any and all conditions and warranties, whether express or implied by Law or otherwise, are excluded.

7	The Bank Transferee confirms that its Facility Office and address for notices for the purposes of the Financing Documents are as set out in the schedule to this Transfer Certificate.

8
The Existing Bank gives notice to the Bank Transferee (and the Bank Transferee acknowledges and agrees with the Existing Bank) that the Existing Bank is under no obligation to re-purchase (or in any other manner to assume, undertake or discharge any obligation or liability in relation to) the transferred Commitment and Participation at any time after this Transfer Certificate shall have taken effect.

9
Following the date upon which this Transfer Certificate shall have taken effect, without limiting the terms of this Transfer Certificate, each of the Bank Transferee and the Existing Bank acknowledges and confirms to the other that, in relation to the transferred Commitment and Participation, variations, amendments or alterations to any term of any Financing Document arising in connection with any renegotiation or rescheduling of the obligations under the Credit Agreement shall apply to and be binding on the Bank Transferee alone.

10	This Transfer Certificate is governed by and shall be construed in accordance with English law.

The Schedule

Existing Bank's Commitment	Amount of Commitment Transferred

Existing Bank's Participation in the Loan	Amount of Participation Transferred

**     [insert full name of Bank Transferee]

Facility Office	Address for notices
**	** [address]
Attention: **
Fax: **

** [Bank Transferee]

By:
(Duly authorised)

** [Existing Bank]

By:
(Duly authorised)

The Agent on behalf of itself and all other parties to the Credit Agreement and the Intercreditor Deed [and **      ]

By:
(Duly authorised)

Dated:

Schedule 8 - Not Used

Schedule 9 - Mandatory Cost formulae

1
The Mandatory Cost is an addition to the interest rate to compensate the Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2
On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the Additional Cost Rate) for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks' Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Loan) and will be expressed as a percentage rate per annum.

3
The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Agent. This percentage will be certified by that Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

Ex 0.01     per cent per annum
   300

Where:

A
is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B
is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Clause 5.4) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E
is designed to compensate the banks for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:

(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)
Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other Law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)
Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6
In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7
If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8
Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, each Bank shall supply the following information on or before the date on which it becomes a Bank:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9
The percentages of each Bank for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

Schedule 10 - Permits

Part A

1.	Conditional Use Permit #98-0022. Issued by: Imperial County Planning and Building Development Services March 27, 2002.

2.	Reclamation Plans. Issued by: State of California, Office of Mine Reclamation. The Mesquite Mine currently has three approved Reclamation Plans:

- Reclamation Plan 23-84 for the Mesquite Project (Mine I.D. #91-13-0019);

- Reclamation Plan 28-88 for the VCR Project (Mine I.D. #91-13-0020);

- Reclamation Plan 98-0004 for the Mesquite Expansion Project.

3.	Waste Discharge Order 95-016 - Cyanide management. Issued by: California Regional Water Quality Control Board - Colorado River Basin Region.

4.	Air Quality Permit No. 1920-C. Issued by: Imperial County Air Pollution Control District

5.	Storm Water General Permit No. CAS00001 - MINE ID #713I018532. Issued by: California Regional Water Quality Control Board - Colorado River Basin Region.

6.	Streambed Alteration Agreement 6-097-00 ("1603 Permit"). Issued by: California Department of Fish and Game.

7.	Incidental Take Permit 2081-2003-011-06. Issued by: California Department of Fish and Game.(with Mitigation, Monitoring and Reporting Plan (MMRP)).

8.	Spill Prevention Control and Countermeasure (SPCC) Plan. Issued by: California Regional Water Quality Control Board - Colorado River Basin Region

9.	Biological Opinion 1-6-92-F-22R3 Issued by: US Fish & Wildlife Service

10.	Bureau of Land Management Decision Document dated January 30,1985 approving Mesquite Project Issued by: Bureau of Land Management.

11.	Bureau of Land Management Decision Document dated November 4,1987 approving VCR Project. Issued by: Bureau of Land Management.

12.	Bureau of Land Management Decision Document dated July 16, 2002 approving Mesquite Expansion Project. Issued by: Bureau of Land Management.

13.	Hazardous Material Business Plans. Issued by: Imperial County CUPA Program

14.	State Mineral Extraction Lease. Issued by: State Lands Commission.

15.	Right-of Way Issued by: Bureau of Land Management. For the utility corridor between the Vista Well Field and the site.

Part B

1.	Bonding/ Reclamation Plans.

Updated bonding will be put in place prior to the commencement of mining.

2.	RE: Air Quality Permit No. 1920-C.

While this air quality permit approves all current construction and mining activities, modifications to this permit will be required when an emergency generator is installed.

3.	Explosives License. To be issued by the Bureau of Alcohol, Tobacco, and Firearms.

4.	Water System Permit. To be issued by the Imperial Co. Dept of Health. Currently, all drinking water is brought to the site by a vendor.

5.	Renewal/ Update of Waste Discharge Order 95-016 - Cyanide management - for purposes of the Pad 6 expansion.

6.	Renewal/Update of Waste Discharge Order 93-043 - Inert Landfill.

7.	Right-of Way. To be issued by Bureau of Land Management to replace the existing surface water line.

Schedule 11 - Reclamation Bonds

Agency	Reference	Bond Number	Current Bond Amount

1.Imperial County, OMR, BLM	Reclamation Plan No. 23-84 (Mesquite)	ESD7315361	$1,317,800

2.Imperial County, OMR, BLM	Reclamation Plan No. 2888 (VCR)	ESD7315360	$1,067,000

3.Imperial County, OMR, BLM	Plan No. 23-84 (Tension Cracks)	ESD7315362	$61,783

4.Bureau of Land Management	Surface Management	ESD7315358	$5,637,800

5.Calif. State Lands Commission	Mineral Extraction Lease PRC 8039.2	ESD7315359	$50,000

6.Calif. Regional Water Quality Control Board	Closure Performance Bond	ESD7315363	$550,000

TOTAL			$8,684,383

Schedule 12 - Form of Consent to Assignment

FORM OF CONSENT AND AGREEMENT

The undersigned hereby (a) acknowledges notice of, and consents in all respects to, the pledge and assignment from Western Mesquite Mines, Inc (the "Grantor") to Investec Bank (UK) Limited, as Security Trustee (the "Security Trustee"), of all of the Grantor's right, title and interest in, to and under the Assigned Agreement (as defined below), (b) acknowledges that the Grantor has provided it with notice of the right of the Security Trustee in the exercise of its rights and remedies to make all demands, give all notices, take all actions and exercise all rights of the Grantor under the Assigned Agreement as provided below, and (c) agrees with the Security Trustee that:

(1) A true copy of the agreement between the undersigned and the Grantor dated [•] (the "Assigned Agreement”), including, without limitation, all amendments, modifications, restatements and supplements is attached hereto as Schedule 1. The Assigned Agreement is in full force and effect, and the undersigned is not aware of any default under the Assigned Agreement or any event that would give any party the right to terminate or rescind the Assigned Agreement. No prepayments have been made of any amounts to become due under the Assigned Agreement.

(2) The undersigned agrees that upon receipt from the Security Trustee of notice that an "event of default" has occurred and is continuing, it will make all payments to be made by it under or in connection with the Assigned Agreement as directed by Security Trustee.

(3) The undersigned will not, without the prior written consent of the Security Trustee, amend, amend and restate, supplement or otherwise modify the Assigned Agreement, except, in each case, to the extent otherwise permitted under the credit agreement entered into between Grantor and the Security Trustee (the relevant portions of which will be provided to the undersigned by the Grantor in the event of any proposed amendment, amendment and restatement, supplement or other modification to be entered into by the undersigned and the Grantor).

(4) In the event of a default by the Grantor in the performance of any of its obligations under the Assigned Agreement, or upon the occurrence or non-occurrence of any event or condition under the Assigned Agreement which would immediately or with the passage of any applicable grace period or the giving of notice, or both, enable the undersigned to terminate or suspend its obligations under the Assigned Agreement, the undersigned shall not terminate the Assigned Agreement until it first gives the Security Trustee written notice of the default and permits the Security Trustee to cure the default within a period of 30 days after the later of (i) notice of default having been given to the Security Trustee by the undersigned and (ii) the expiration of the applicable cure period provided in the Assigned Agreement for the Grantor to cure the default.

(5) Except as specifically provided in this Consent and Agreement, the Security Trustee shall have no liability or obligation under the Assigned Agreement as a result of this Consent and Agreement.

This Consent and Agreement shall be binding upon the undersigned and its successors and assigns, and shall inure to the benefit of the Security Trustee and it successors, transferees and assigns. This Consent and Agreement shall be governed by and construed in accordance with the laws of the State of [ ].IN WITNESS WHEREOF, the undersigned has duly executed this Consent and Agreement as of the date set opposite its name below.

Dated: [•] [NAME OF OBLIGOR]

By:
Name:
Title:

Schedule 13 - Contract Packages

Contract Number	Contract Description
1	Mesquite direct construction
2	Fencing
3	Instrumentation
4	Communications
5	Demolition
6	Dismantle and re-erect
7	Modular buildings
8	Pad expansion liner
9	Concrete
10	Architectural truckshop
11	Carbon columns circuit
12	Lime silos
13	High Voltage Electrical
14	Air consultant
15	Biologist
16	Soils testing
17	Vista rinse testing
18	EPCM pads
19	EPCM plant & infrastructure
20	Commissioning
21	Freight
22	Spares
23	Vendor representatives
24	Environmental
25	Contingency
26	Emergency power
27	Mob demob Plant & Infrastructure

2 Information provided by the Borrower to the Agent on 27 February 2007 in a document entitled "Mesquite Contract Packages".

The Borrower
Signed by Brian Penny and Raymond W.	)	/s/ Brian Penny
Threlkeld for and on behalf of	)
Western Mesquite Mines, Inc.	)	/s/ Raymond W. Threlkeld

The Guarantor
Signed by Brian Penny and Raymond W.	)	/s/ Brian Penny
Threlkeld for and on behalf of	)
Western Goldfields, Inc.	)	/s/ Raymond W. Threlkeld

The Agent

Signed by Michael Jones and Graham McGirr	)	/s/ Michael Jones
as duly authorised attorney	)
for and on behalf of	)
Investec Bank (UK) Limited	)	/s/ Graham McGirr

The Arranger

Signed by Michael Jones and Graham McGirr	)	/s/ Michael Jones
as duly authorised attorney	)
for and on behalf of	)
Investec Bank (UK) Limited	)	/s/ Graham McGirr

The Security Trustee

Signed by Michael Jones and Graham McGirr	)	/s/ Michael Jones
as duly authorised attorney	)
for and on behalf of	)
Investec Bank (UK) Limited	)	/s/ Graham McGirr

The Banks
Signed by Michael Jones and Graham McGirr	)	/s/ Michael Jones
as duly authorised attorney	)
for and on behalf of	)
Investec Bank (UK) Limited	)	/s/ Graham McGirr

The Hedging Banks
Signed by Michael Jones and Graham McGirr	)	/s/ Michael Jones
as duly authorised attorney	)
for and on behalf of	)
Investec Bank (UK) Limited	)	/s/ Graham McGirr